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EnPro Industries, Inc.

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EnPro Industries, Inc. 2017 Annual Meeting

Engineered for Performance

Proxy Statement and

Notice of 2017 Annual Meeting

of Shareholders

Annual Meeting of Shareholders

The 2017 Annual Meeting of Shareholders of

EnPro Industries, Inc. will be held at:

The Sanctuary at Kiawah Island

One Sanctuary Beach Drive

Kiawah Island, South Carolina 29455

Wednesday, April 26, 2017 at 11:30 a.m.

Proxy voting options

Your vote is important!

Whether or not you expect to attend our shareholder’s meeting, we urge you to vote your shares. You may vote by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card or voting instruction form at your earliest convenience. Your prompt vote will ensure the presence of a quorum at the meeting and will save us the expense and extra work of additional solicitation. If you vote now and later decide to change your vote or to vote your shares at the meeting, you may do so by following instructions found elsewhere in this proxy statement. Your vote by proxy is revocable at your option any time prior to the meeting.

The fastest and most convenient way to vote your shares is by the Internet or telephone, using the instructions on this page. Internet and telephone votes are immediately confirmed and tabulated, and reduce postage and proxy tabulation costs.

If you prefer to vote by mail, please return the enclosed proxy card or voting instruction form in the addressed, prepaid envelope we have provided. Do not return the paper ballot if you vote via the Internet or by telephone.

Vote by Internet

www.proxyvote.com

Internet voting is available 24 hours a day, 7 days a week.

Instructions:

1.	Read our Proxy Statement.

2.	Go to the following website: www.proxyvote.com

3.	Have your proxy card or voting instruction form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. Our annual report, Proxy Statement, and other correspondence will be delivered to you via e-mail if you elect this option.

Vote by telephone

1-800-690-6903 via touch tone phone

Telephonic voting is available toll-free 24 hours a day, 7 days a week.

Instructions:

1.	Read our Proxy Statement.

2.	Call toll-free 1-800-690-6903.

3.	Have your proxy card or voting instruction form in hand and follow the instructions.

i

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Letter from our President and Chief Executive Officer

Dear Shareholder:

On behalf of the board of directors and management of EnPro Industries, Inc., I invite you to our annual meeting of shareholders. It will be held at The Sanctuary at Kiawah Island, One Sanctuary Beach Drive, Kiawah Island, South Carolina 29455, on Wednesday, April 26, 2017 at 11:30 a.m.

This year, our shareholders will be asked to:

•	Elect as directors the eight nominees whose qualifications and experience are described in our proxy statement.

•	Approve on an advisory basis the compensation paid to our named executive officers as disclosed in our proxy statement.

•	Select on an advisory basis the frequency of future shareholder advisory votes to approve the compensation of our named executive officers.

•	Approve our amended and restated Senior Executive Annual Performance Plan as described in our proxy statement.

•	Approve our amended and restated Long-Term Incentive Plan as described in our proxy statement.

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

•	Consider any other business that properly comes before the meeting or any adjournment of the meeting.

The business of the meeting, including each of the six proposals you are being asked to vote on, is described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement which follows.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Please vote promptly. You may submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

Stephen E. Macadam

President and Chief Executive Officer

March 23, 2017

5605 Carnegie Boulevard, Suite 500

Charlotte, North Carolina 28209

Notice of 2017 Annual Meeting of Shareholders

Date:	April 26, 2017

Time:	11:30 a.m. Eastern Time

Place:	The Sanctuary at Kiawah Island

One Sanctuary Beach Drive

Kiawah Island, South Carolina 29455

Record date:	March 9, 2017. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting:	Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expenses and extra work of additional proxy solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting. Your proxy is revocable at your option.

Items of business:	•	To elect eight directors from the nominees described in the accompanying proxy statement

•	To adopt a resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in the accompanying proxy statement

•	To select, on an advisory basis, the frequency of future shareholder advisory votes to approve the compensation of our named executive officers

•	To approve our amended and restated Senior Executive Annual Performance Plan as described in the accompanying proxy statement

•	To approve our amended and restated Long-Term Incentive Plan as described in the accompanying proxy statement

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017

•	To transact other business that may properly come before the annual meeting or any adjournment of the meeting

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2017: The proxy statement and 2016 annual report to shareholders are available at: http://www.enproindustries.com/shareholder-meeting.

By Order of the Board of Directors,

Robert S. McLean

Secretary

March 23, 2017

EnPro Industries, Inc. 2017 Proxy Statement

Proxy statement summary

This summary highlights information contained elsewhere in our proxy statement. Because the summary does not contain all of the information you should consider, you should read the entire proxy statement carefully before voting.

Annual meeting of shareholders

Time, Place and Voting Matters

Date:	April 26, 2017

Time:	11:30 a.m. Eastern Time

Place:	The Sanctuary at Kiawah Island One Sanctuary Beach Drive Kiawah Island, South Carolina 29455

Record date:	March 9, 2017

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting agenda

•	Election of eight directors

•	Advisory vote to approve executive compensation

•	Advisory vote to select the frequency of future shareholder advisory votes to approve executive compensation

•	Approval of our amended and restated Senior Executive Annual Performance Plan as described in this proxy statement

•	Approval of our amended and restated Long-Term Incentive Plan as described in this proxy statement

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017

•	Transact other business that may properly come before the meeting

Voting recommendations

Proposal	Board vote recommendation

Election of directors (see page 13)	“For” each director nominee

Advisory vote to approve executive compensation (see page 54)	“For”

Advisory vote to select the frequency of future shareholder advisory votes to approve executive (see page 56)	For every “1 Year”

Approval our amended and restated Senior Executive Annual Performance Plan as described in this proxy statement (see page 57)	“For”

Approval of our amended and restated Long-Term Incentive Plan as described in this proxy statement (see page 61)	“For”

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 (see page 66)	“For”

Our director nominees

See “Proposal 1 — Election of directors” (page 13) and “Corporate governance policies and practices” (page 19) for more information.

The board of directors recommends that you vote “For” each nominee listed in the table below, which provides summary information about each nominee. A full description of each nominee’s skills and qualifications begins on page 14. Each director is elected annually.

Current director, Gordon D. Harnett, who serves as Chairman of the Board of Directors and chairs the Nominating Committee, will be retiring from the board of directors at the annual meeting, at which time the size of the board of directors will be reduced from nine to eight.

Name	Age	Director since	Occupation	Inde- pendent	Other public boards	Committee memberships
						AC	CC	NC	EC

Stephen E. Macadam	56	2008	President and CEO, EnPro	No	1				C

Thomas M. Botts	62	2012	Retired Executive VP, Global Manufacturing, Shell Downstream Inc.	Yes	1	M	C	M	M

Felix M. Brueck	61	2014	Director Emeritus, McKinsey & Company, Inc.	Yes	—	M	M	M

B. Bernard Burns, Jr.	68	2011	Managing Director, McGuire Woods Capital Group	Yes	—	M	M	M

Diane C. Creel	68	2009	Retired Chairman, CEO and President, Ecovation, Inc.	Yes	2	M	M	M

David L. Hauser	65	2007	Former Chairman and CEO, FairPoint Communications	Yes	1	C	M	M	M

John Humphrey	51	2015	Executive Vice President and Chief Financial Officer of Roper Technologies, Inc.	Yes	—	M,F	M	M

Kees van der Graaf	66	2012	Former member of the board and executive committee, Unilever NV and Unilever PLC	Yes	2	M	M	M

AC —   Audit and Risk Management Committee

CC —   Compensation and Human Resources Committee

NC —   Nominating and Corporate Governance Committee

EC —   Executive Committee

C —  Chair

M —  Member

F —  Financial expert

Our nominees’ experience and qualifications

Our board of directors and its Nominating and Corporate Governance Committee believe broad and diverse experience and varying lengths of tenure are critical elements of a highly functioning board. The board’s experience enables it to make sound decisions that support shareholder value, while the varying tenures of its members provide a balance of institutional knowledge and fresh perspectives. The following charts reflect the tenure, experience and qualifications of the nominees for election as directors.

Tenure of Director Nominees

Director Nominee Experience and Qualifications

Experience/Qualifications	Botts	Brueck	Burns	Creel	Hauser	Humphrey	Macadam	van der Graaf

Finance/Accounting			✓	✓	✓	✓	✓

Government/Regulatory	✓		✓		✓

Legal/Corporate Governance			✓	✓		✓	✓

Human Resources/Compensation	✓	✓	✓	✓			✓	✓

International Experience	✓	✓	✓	✓	✓	✓	✓	✓

M&A/Business Development		✓	✓	✓	✓	✓	✓	✓

Manufacturing/Operations	✓	✓	✓			✓	✓	✓

Sales/Marketing		✓		✓				✓

Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓

Technical Innovation/Product Development		✓		✓				✓

Corporate governance matters

Our board of directors and management firmly embrace good and accountable corporate governance. We believe an attentive board, held to the highest standards of corporate governance, is a tangible advantage for our shareholders and for our businesses. Our board makes substantial efforts to meet such standards.

We elect all directors annually to one-year terms. Annual elections allow shareholders to review each director’s skills and experience and approve his or her nomination at each annual meeting.

Our directors must be elected by majority vote. Any nominee in an uncontested election who receives more “withhold” votes than votes “for” must promptly offer his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and recommend either accepting it or rejecting it to the board, which will act within 90 days after the shareholders’ meeting. The resigning director will not participate in these discussions.

The chairman of our board of directors is independent. The position of Chairman of the Board of Directors at EnPro Industries is a non-executive position. An independent director has held this position since the inception of our company in 2002.

Our CEO is the only EnPro employee on our board. Our Chief Executive Officer is normally the only employee who serves as a director. No employee except the Chief Executive Officer has ever been a member of our board.

Our independent directors meet regularly in executive session. Our non-management directors meet regularly without members of management present. These sessions are presided over by the Chairman of the Board of Directors.

Our directors are required to own our company’s stock. Our directors are required to own shares in our company equal in value to five times the annual cash retainer they receive. New directors have five years from the time they join the board to accumulate these shares. All current directors who have served on the board for at least five years meet this requirement.

Board refreshment balances experience with fresh insights. We seek to balance directors who know and understand our company with those who bring fresh perspectives to governance and management. The average tenure of our independent directors is 4.6 years.

The board and each committee perform comprehensive annual evaluations. Evaluations allow our directors to assess their effectiveness at both the committee and the board level and include an individual director assessment component to permit each director to evaluate the contributions of each of the other directors.

Executive compensation

For more information, see “Compensation discussion and analysis,” (page 26) “Executive compensation” (page 41) and “Proposal 2 — Advisory vote approving executive compensation” (page 54).

Our board of directors recommends that you vote “For” our advisory proposal on executive compensation. The non-binding, advisory vote gives our shareholders the opportunity to approve the compensation paid to individuals identified as named executive officers in this proxy statement.

Our compensation practices

Our programs are designed to reward success

Our compensation programs enable us to align the interests of our executive officers with the interests of our shareholders and to reward our executives for superior performance. This practice allows us to attract and retain talented and highly motivated executive officers who are capable of driving our success and building value for our shareholders.

Our executive officers’ compensation:

•	Is tied to business performance. As an executive officer’s level of responsibility increases, a higher percentage of the officer’s total compensation opportunity is based on our financial performance;

•	Is significantly stock-based. Stock-based compensation ensures our executives and our shareholders have common interests;

•	Vests over several years. Vesting a meaningful portion of our executives’ total compensation over a period of years aligns their interests with the long-term interests of our shareholders and is a useful tool in retaining talented employees;

•	Is linked to execution of our corporate strategies. Linking a significant portion of our executives’ total pay to the successful execution of our strategies provides an incentive to achieve our objectives for increasing shareholder value;

•	Allows our executives the opportunity to earn competitive total pay; and

•	Encourages sound decisions that lead to long-term success and avoid unnecessary or excessive risk.

In structuring annual and long-term incentive compensation opportunities, we select performance measures that we believe significantly drive the value of our company. For awards made in 2016, we selected a combination of incentive performance measures that focus on driving operating earnings and rewarding the appropriate use of capital, and include a relative shareholder return measure to evaluate our performance relative to a peer group. We set goals against these measures and make little or no payment for poor performance against our goals, though our executives can earn significant payment relative to their salary levels for superior performance against them. We make annual awards of restricted stock units which vest after three years, both to encourage retention and to provide an incentive for performance to increase the value of our shares.

While we generally set measures based on company-wide performance (and for this purpose we include our de-consolidated Garlock Sealing Technologies LLC (“GST”) subsidiary in our results as if it were reconsolidated), for annual incentive awards to divisional personnel, 75% of the award is based on the respective division’s performance with the remaining 25% is based on company-wide performance. We believe that this weighting toward divisional performance not only improves the line-of-sight for the incentives to employees in our divisions, but appropriately recognizes and rewards collaboration of divisional personnel across the company.

We believe our compensation structure aligns with the interests of our shareholders and results in payment based on our performance.

We routinely engage with our shareholders and have addressed their concerns about our compensation programs

Through the course of each year, we have dialogues with numerous shareholders, including regular conversations with many of our largest shareholders. We cover a wide range of topics in these discussions, including executive compensation. In these conversations, our shareholders generally support our pay practices and strategic direction. We take their views into account as we seek to align our policies and practices with their interests.

We employ best practices in executive compensation

•	We balance short-term and long-term compensation to discourage short-term risk-taking at the expense of long-term results.

•	We align the interests of our executive officers with the interests of our shareholders. We require our officers to own and retain meaningful amounts of stock and to increase their ownership as their levels of responsibility increase.

•	Our Compensation and Human Resources Committee relies on an independent executive compensation consultant to evaluate our compensation plans. The consultant reports directly to the committee and provides no other services to our company.

•	No employee receives special perquisites.

•	Our policies prohibit executives from hedging ownership of EnPro stock and limit executives in pledging EnPro stock.

•	Our clawback policy entitles us to recover performance-based compensation from any executive officer whose fraud or willful misconduct requires a material restatement of our financial results.

Changes in 2016

We made the following changes to our compensation program in 2016:

•	Redesigned our long-term incentive compensation awards, with payments under 2016 awards payable in cash based on our adjusted return on invested capital over the three-year (2016-2018) performance period and the number of shares to be issued under the awards payable in stock being based on our total shareholder return (or TSR) over the same three-year period relative to TSR of the S&P SmallCap 600 Capital Goods (Industry Group) Index over that period;

•	Reduced the maximum payout on long-term incentive compensation awards from 300% to 200%;

•	Reduced the portion of long-term compensation awarded as restricted stock units from 40% to 33 1/3%;

•	Provided for “double triggers” for change-in-control vesting for new long-term incentive and equity awards; and

•	Increased the weighting of divisional performance for annual incentive awards to divisional personnel.

Compensation analysis

Our compensation program ties incentive compensation pay to the achievement of both annual and long-term goals for the performance of our company. We set these goals each year and tie both annual and three-year incentive awards to achieving them. We make little or no incentive compensation payment for poor performance against our goals, but our executives can earn significant payment relative to their salary levels for superior performance against them.

When 2016 annual operating performance goals were set, we anticipated a continuation of economic trends that had adversely affected a number of the markets we serve, particularly oil and gas, trucking and metals and mining. The Committee established target corporate performance levels for 2016 that it considered aggressive in light of the circumstances. The extent of the adverse trends during 2016 was greater than we had expected. Nearly all of the markets that we serve saw negative year-over-year trends, and our sales have closely tracked those trends. As a result, the year did not progress as we had expected and payouts for corporate-level annual performance awards were only 80.8% of the target amount.

For the long-term incentive compensation awards for the 2014-2016 performance cycle, we established absolute goals for growth of equity value above targeted returns and calculated equity value based on a multiple of adjusted EBITDA. Our ability to grow adjusted EBITDA is dependent in part on economic conditions in the markets we serve, which, with limited exceptions, have been sluggish during the three-year measurement period for these awards. Principally as a result of these economic conditions, we were unable to achieve growth in adjusted EBITDA at a rate sufficient to trigger any payout for these awards.

As a result, the incentive award payouts to our CEO were 74% lower for 2016 than for 2015, and his total compensation, as reported in the Summary Compensation Table included on page 41, was 21% lower for 2016 compared to 2015.

Frequency of shareholder votes to approve executive compensation

See “Proposal 3 — Advisory vote on the frequency of future shareholder advisory votes to approve the compensation of our named executive officers” (page 56) for more information.

Under the Dodd-Frank Act, we are required to provide shareholders with the opportunity, at least every six years, to cast a non-binding, advisory vote on whether future advisory votes on executive compensation should be held every one year, every two years or every three years. Shareholders last voted on such a proposal at the 2011 annual meeting, and more votes were cast at that meeting in favor of having advisory shareholder votes to approve executive compensation every one year than were cast in favor of any of the other alternatives. Since 2011, we have provided our shareholders an opportunity at each annual meeting to cast votes on an advisory resolution to approve the compensation paid to our named executive officers as disclosed in our proxy statement for that meeting. Our board of directors continues to believe that the frequency of every “1 Year” for the advisory vote on executive compensation is the optimal interval for conducting and responding to such advisory votes and recommends that you vote for the option of every “1 Year” for the frequency of future advisory votes on executive compensation.

Approval of annual and long-term incentive compensation plans

See “Proposal 4 — Approval of our amended and restated Senior Executive Annual Performance Plan” (page 57) and Proposal 5 — Approval of our amended and restated Long-Term Incentive Plan” (page 61) for more information.

At the annual meeting, shareholders will be asked to consider and approve in separate votes our amended and restated Senior Executive Annual Performance Plan (the “Annual Plan”) and our amended and restated Long-Term Incentive Plan (the “LTIP”) which have been established by the Board of Directors for certain executive officers. Under Section 162(m) of the Internal

Revenue Code, as amended (the “Code”), periodic shareholder approval of the Annual Plan and of the LTIP is required to enable us to obtain a tax deduction for awards paid under the respective plan to certain of our executive officers whose compensation for the taxable year is in excess of $1 million. Our shareholders last approved a version of the Annual Plan and the LTIP in

2012. The provisions of Section 162(m) of the Code require that the Annual Plan and the LTIP be reapproved by shareholders at least every five years in order for us to continue excluding the amounts paid under the Annual

Plan and the LTIP from the $1 million deductibility limit. Therefore, shareholders are being requested to again approve the Annual Plan and the LTIP.

Auditors

See “Proposal 6 — Ratification of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for 2017” and “Independent registered public accounting firm” (page 66) for more information.

We ask our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017. The information below summarizes PricewaterhouseCoopers’ fees for services provided for calendar years 2016 and 2015.

Year ended December 31	2016	2015
Audit fees	$2,204,500	$1,901,600
Audit-related fees	10,600	10,600
Tax fees	—	18,375
All other fees	2,000	2,000

Total	$2,217,100	$1,932,575

General information

The enclosed proxy is solicited on behalf of the board of directors of EnPro Industries, Inc., in connection with our 2017 annual meeting of shareholders. The meeting will be held on Wednesday, April 26, 2017, at 11:30 a.m. at The Sanctuary at Kiawah Island, One Sanctuary Beach Drive, Kiawah Island, South Carolina 29455. You may use the enclosed proxy card to vote your shares whether or not you attend the meeting. Please vote by following the instructions on the card.

Because your vote is very important, we encourage you to cast it promptly by telephone or over the Internet, or by dating, signing and returning your proxy card in the enclosed envelope. Submitting your proxy in any of these manners means your shares of our common stock will be voted as you specify by the individuals named on the proxy card.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We are mailing our 2016 annual report, including financial statements, with this proxy statement to all shareholders who hold shares directly in their own names. We will begin mailing materials to these registered shareholders on or around March 23, 2017. If you are a beneficial owner whose shares are held in street name in an account at a bank, securities broker or other nominee, you should receive the annual report, proxy statement and a proxy card directly from the nominee.

Any shareholder may request additional copies of these materials from our shareholder relations department, which can be reached via email at investor@enproindustries.com or by calling 704-731-1522.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the following proposals:

•	Election of eight directors;

•	Adoption of an advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement;

•	Selection, on an advisory basis, of the frequency of future shareholder advisory votes to approve executive compensation;

•	Approval of our Annual Plan as described in this proxy statement;

•	Approval of our LTIP as described in this proxy statement; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

Our board of directors has submitted these proposals. We are not aware of any other business to be addressed at the meeting; however, other business may be addressed if it properly comes before the meeting.

Who is entitled to vote at the meeting?

You may vote if you owned EnPro common stock as of the close of business on the record date, March 9, 2017. Each share of common stock is entitled to one vote on each matter considered at the meeting. At the close of business on the record date, 21,414,881 shares of EnPro common stock were outstanding and eligible to vote. The amount does not include 193,699 shares held by an EnPro subsidiary.

Who can attend the meeting?

Anyone who owns shares as of the record date may attend. This includes all registered shareholders (or their duly appointed representatives) and beneficial owners presenting satisfactory evidence of ownership as of the record date. Our invited guests may also attend the meeting.

Are there any special instructions for attending the meeting?

At the security gate at the entrance of the Kiawah Island property you will be required to inform the security personnel that you plan to attend the EnPro Industries annual meeting of shareholders to be held at The Sanctuary. You will be given a vehicle pass to gain access to the Kiawah Island property that will permit you to park in the parking lots located adjacent to The Sanctuary facility. Signage at The Sanctuary will direct you to the room in which the meeting will be held.

How do I vote?

Registered shares: Registered shareholders have four voting options:

•	over the Internet at the internet address shown on the enclosed proxy card;

•	by telephone through the number shown on the enclosed proxy card;

•	by completing, signing, dating and returning the enclosed proxy card by mail; or

•	in person at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by submitting your proxy. If you choose to vote your shares at the meeting, please bring proof of stock ownership and proof of your identity for entrance to the meeting.

Beneficial shares: If you hold your EnPro shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote at the meeting, you must request a legal proxy from your bank, broker or other nominee and present that proxy, together with proof of your identity, for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

How do I vote my 401(k) shares?

If you hold EnPro shares in the company’s 401(k) plan, the plan’s trustee will vote your shares according to the instructions you provide when you complete and submit the proxy instructions you receive from the plan manager.

If you hold EnPro shares in both an EnPro 401(k) plan and in a registered account outside the plan, and if your plan information matches the information we have on your registered account, you will receive one proxy card representing all shares you own.

If you hold EnPro shares outside the plan in street name, or if your registered account information is different from your plan account information, you will receive separate proxies, one for shares you hold in the plan and one for shares you hold outside the plan.

What can I do if I change my mind after I vote my shares?

Even if you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting.

Registered shareholders: Registered holders may change their votes in one of two ways:

•	by voting on a later date by telephone or over the Internet (only your last dated proxy card or telephone or Internet vote is counted); or

•	by delivering a later dated proxy card to our Secretary, either prior to or at the meeting; or by voting your shares in person at the meeting. In order to vote your shares at the meeting, you must specifically revoke a previously submitted proxy.

Beneficial shareholders: If you hold your shares in street name, you should contact your bank, broker or other nominee to find out how to revoke your proxy.

Is there a minimum quorum necessary to hold the meeting?

A quorum is established when the majority of EnPro shares entitled to vote are present at the meeting in person or by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of establishing a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum.

How will my vote be counted?

If you return your proxy card with specific voting instructions or submit your proxy by telephone or the Internet, your EnPro shares will be voted as you have instructed.

If you are a registered shareholder and submit a proxy by mail, telephone or the Internet without specific voting instructions, your shares will be voted according to our board of directors’ recommendations. If you do not submit valid proxy instructions or vote in person at the meeting, your shares will not be voted.

If you are a beneficial shareholder and do not give your bank, broker or other nominee instructions for voting your shares, your shares will be considered to be “uninstructed.” Your nominee generally has the authority to vote “uninstructed” shares at its discretion only on matters that are “routine” under the rules of the New York Stock Exchange (NYSE). For our 2017 meeting, only the ratification of our independent accounting firm (Proposal 6) is considered routine by the NYSE. The election of directors and matters related to executive compensation are not considered routine. Without your instruction, your shares will not be voted in these matters (Proposals 1 through 5).

What vote is required to approve each item?

Proposal 1: Election of directors. Directors are elected by a plurality of the votes cast in person or by proxy at the meeting. “Plurality” means that the director nominees who receive the largest number of votes cast are elected, up to the eight directors to be elected at the meeting. Un-voted shares will have no impact on the election of directors. Unless a proxy includes proper instructions to “Withhold” a vote for any or all nominees, the proxy will be voted “For” each of the nominees.

In an uncontested election, any nominee who receives more “Withhold” votes than votes “For” must promptly offer his or her resignation. The Nominating and Corporate Governance Committee will review the resignation and recommend a course of action to the board. The full board, excluding the resigning director, will act within 90 days after the shareholders meeting to accept or reject the resignation. The board’s decision and an explanation of the process used to reach it will be disclosed publicly on Form 8-K.

Proposal 2: Advisory vote to approve executive compensation. The advisory resolution to approve the compensation paid to our named executive officers will be approved if more votes are cast “For” the resolution than are cast “Against” it. Although this advisory vote is not binding under applicable law, our board will review the results and take them, and the views expressed by our shareholders, into account in determining our executive compensation practices.

Proposal 3. Selection of frequency of future shareholder advisory votes to approve executive compensation. The frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one year, every two years or every three years) will be considered the preference selected by the shareholders. Although this advisory vote is non-binding, as provided by law, our board will review the results of the vote and, consistent with our record of shareholder engagement, will take it into account in making determinations concerning the frequency of future advisory votes on executive compensation.

Proposal 4: Approval of the Annual Plan. The Annual Plan will be approved if more votes are cast “For” the proposal than are cast “Against” it.

Proposal 5: Approval of the LTIP. The LTIP will be approved if more votes are cast “For” the proposal than are cast “Against” it.

Proposal 6: Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017. The ratification of the appointment of our independent accounting firm will be approved if more votes are cast “For” the proposal than are cast “Against” it.

Other business. Any other business that properly comes before the meeting, or any adjournment of the meeting, will be approved if more votes are cast “For” the proposal than “Against” the proposal.

How do broker non-votes and abstentions count for voting purposes?

“Broker non-votes” arise when beneficial shareholders do not give their banks, brokers or other nominees instructions for voting their shares and the banks, brokers or other nominees do not have authority to vote the shares on a matter because the matter is not routine. Abstentions and broker non-votes will count for determining whether a quorum is present for the meeting. Because directors are elected by a plurality of the votes cast, broker non-votes and abstentions will not count in determining the outcome of the election of directors. For all other proposals on the agenda for the annual meeting and with respect to any other business as may properly come before the meeting or any adjournment of the meeting, only votes “For” or “Against” the proposal count—accordingly, broker non-votes, if any, and abstentions will not be counted in determining the outcome of the votes on those proposals.

Is there a list of shareholders entitled to vote at the annual meeting?

You may examine a list of the shareholders entitled to vote at the meeting. The list will be available at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, from March 23, 2017 through the end of the meeting.

What are the board’s recommendations?

Your board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” the advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement;

•	For every “1 YEAR” in the advisory vote on the frequency of future shareholder advisory votes to approve executive compensation;

•	“FOR” the approval of the Annual Plan as described in this proxy statement;

•	“FOR” the approval of the LTIP as described in this proxy statement; and

•	“FOR” ratifying PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

If you return a valid proxy card or respond to our proxy by telephone or Internet and do not include instructions on how you want to vote, your shares will be voted in accordance with the board’s recommendations.

How can I find out the results of the vote?

We will publish final voting results in a report on Form 8-K to be filed with the Securities and Exchange Commission (SEC) within four business days after the meeting. We will also post the voting results on our website, www.enproindustries.com.

What is “householding” and how does it affect me?

When two or more shareholders are in the same household and receive mail at the same address, SEC rules allow us to deliver only one proxy statement and annual report to that address, reducing our cost for preparing and delivering proxy materials. If you fall into this category and would like separate mailings of our proxy statement and annual report, you may request them at no cost to you by contacting us at investor@enproindustries.com or by calling 704-731-1522. Registered shareholders who would like separate mailings in the future (or who would like to consolidate future mailings) may request them using the contact information above. Investors whose shares are held in street name by a bank, broker or other nominee should request separate mailings (or consolidation of mailings) from the nominee.

Can I access these proxy materials on the Internet?

This proxy statement and our 2016 annual report to shareholders, which includes our 2016 annual report on Form 10-K, are available at http://www.enproindustries.com/shareholder-meeting.

Registered shareholders can choose to receive these documents over the Internet in the future by accessing www.proxyvote.com and following the instructions provided on that website. Choosing to receive your materials over the Internet gives you full access to all materials and saves us printing and mailing expenses. If you make this choice, you will receive an e-mail prior to next year’s meeting notifying you that our proxy materials and annual report are available for online review. The e-mail will also include instructions for electronic voting. Should you desire to end electronic delivery and again receive paper copies of the materials, please notify us by letter to 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Shareholder Relations.

Beneficial owners should request instructions for receiving future proxy statements and annual reports over the Internet from their bank, broker or other nominee.

Who will solicit votes and pay for the costs of this proxy solicitation?

We will pay the costs of the solicitation. Although our officers, directors and employees may personally solicit proxies, they will not receive any additional compensation for doing so. We may also solicit proxies by issuing press releases, posting information on our website, www.enproindustries.com, and placing advertisements in periodicals or on websites. D.F. King & Co. is assisting us in the solicitation of proxies and provides us with advice and support related to solicitation. We do not expect the total costs to us for D.F. King’s services to exceed $20,000.

In addition, if banks, brokers and other nominees representing beneficial owners of shares make the request, we will reimburse them for their expenses in forwarding voting materials and obtaining voting instructions from beneficial owners of our shares.

Who will count the votes?

Broadridge Financial Solutions will act as the master tabulator and count the votes.

Beneficial ownership of our common stock; transactions

Beneficial owners of 5% or more of our common stock

The following table sets forth information about the individuals and entities who held more than five percent of our common stock as of March 1, 2017. This information is based solely on SEC filings made by the individuals and entities by that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc. et al.(2)	2,414,831	11.3%
55 East 52nd Street
New York, New York 10055

The Vanguard Group, Inc.(3)	1,817,255	8.5%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Silver Point Capital, L.P. et al.(4)	1,750,000	8.2%
Two Greenwich Plaza
Greenwich, Connecticut 06830

Hotchkis and Wiley Capital Management, LLC(5)	1,433,740	6.7%
725 S. Figueroa Street, 39th Floor
Los Angeles, California 90017

(1)	Applicable percentage ownership is based on 21,425,381 shares of our common stock outstanding at March 1, 2017, other than shares held by our subsidiaries.

(2)	This information is based on a Schedule 13G amendment dated January 9, 2017 filed with the SEC by BlackRock, Inc. reporting beneficial ownership as of December 31, 2016. BlackRock, Inc. reports sole voting power over 2,366,951 shares and sole dispositive power over 2,414,831 shares. The Schedule 13G amendment was filed by Blackrock, Inc. as a parent holding company with respect to the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; and BlackRock Investment Management, LLC. The Schedule 13G amendment indicates that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(3)	This information is based on a Schedule 13G amendment dated February 9, 2017 filed with the SEC by The Vanguard Group, Inc. reporting beneficial ownership as of December 31, 2016. The Vanguard Group, Inc. reports sole voting power with respect to 42,902 shares, shared voting power with respect to 3,588 shares, sole dispositive power with respect to 1,771,877 shares and shared dispositive power with respect to 45,378 shares. The Vanguard Group, Inc. also reports that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 41,790 shares as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 4,700 shares as a result of its serving as investment manager of Australian investment offerings.

(4)	This information is based on a Schedule 13G dated December 23, 2016 filed with the SEC by Silver Point Capital, L.P., Edward A. Mulé and Robert J. O’Shea reporting beneficial ownership as of December 13, 2016 with respect to the ownership of shares by Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd. Silver Point Capital, L.P. reports sole voting power with respect to 1,750,000 shares and sole dispositive power with respect to 1,750,00 shares and Mr. Mulé and Mr. O’Shea each report shared voting power with respect to 1,750,000 shares and shared dispositive power with respect to 1,750,00 shares. The Schedule 13G reports that: Silver Point Capital, L.P. is the investment manager of Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd. and by virtue of such status may be deemed to be the beneficial owner of the securities held by such funds; Silver Point Capital Management, LLC is the general partner of Silver Point Capital, L.P. and as a result may be deemed to be the beneficial owner of the securities held by Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd.; and each of Mr. Mulé and Mr. O’Shea is a member of Silver Point Capital Management, LLC and has voting and investment power with respect to the securities held by Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd. and may be deemed to be a beneficial owner of the securities held by Silver Point Capital Fund, L.P. and Silver Point Capital Offshore Fund, Ltd.

(5)	This information is based on a Schedule 13G amendment dated February 9, 2017 filed with the SEC by Hotchkis and Wiley Capital Management, LLC (“HWCM”) reporting beneficial ownership as of December 31, 2016. HWCM reports sole voting power with respect to 1,197,320 shares and sole dispositive power with respect to 1,433,740 shares. HWCM also reports that: such shares are owned of record by clients of HWCM; those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares; no such client is known to have such right or power with respect to more than five percent of the outstanding shares of our common stock; and it disclaims beneficial ownership of such shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended.

Director and executive officer ownership of our common stock

The following table sets forth information as of March 1, 2017 about the shares of our common stock beneficially owned by our directors and the executive officers listed in the summary compensation table included in this proxy statement, as well as the shares of our common stock that our current directors and executive officers own as a group. It also includes information regarding the number of phantom shares payable in cash and deferred stock units held by our directors payable in shares. These phantom shares and deferred stock units are not included in the number of shares beneficially owned, but reflect the economic interests of our directors in our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Shares(1)	Directors’ Phantom Shares(2)	Directors’ Stock Units(3)	Percent of Class(4)
Stephen E. Macadam	278,952	—	—	1.3%
Thomas M. Botts	10,958	—	2,666	*
Felix Brueck	7,187	—	3,960	*
B. Bernard Burns, Jr.	16,004	—	—	*
Diane C. Creel	16,015	—	—	*
Gordon D. Harnett	21,787	15,925	6,683	*
David L. Hauser	18,844	4,172	7,707	*
John Humphrey	5,461	—	—	*
Kees van der Graaf	10,432	—	—	*
J. Milton Childress II	28,499	—	—	*
Marvin A. Riley	8,742	—	—	*
Robert S. McLean	19,182	—	—	*
Former Executive Officers
Kenneth D. Walker(5)	24,408	—	—	*
Jon A. Cox(6)	38,239	—	—	*
20 directors and executive officers as a group	552,905	20,097	21,016	2.6%

*	Less than 1%

(1)	These numbers include the following shares that the individuals may acquire within 60 days after March 1, 2017 pursuant to outstanding phantom share awards payable in shares immediately upon termination of service as a director: Mr. Botts, 8,858 shares; Mr. Brueck, 6,187 shares; Mr. Burns, 9,979 shares; Ms. Creel, 15,015 shares; Mr. Harnett, 18,727 shares; Mr. Hauser, 18,022 shares; Mr. Humphrey, 3,461 shares; Mr. van der Graaf, 9,232 shares; and all directors and executive officers as a group, 89,481 shares. These numbers include the following shares that the individuals may acquire within 60 days after March 1, 2017 through the exercise of stock options: Mr. Macadam, 49,505 option shares and the same number of option shares for all directors and executive officers as a group. The numbers also include 1,095 shares held in our Retirement Savings Plan for Salaried Employees allocated to Mr. Childress, 412 shares allocated to Mr. McLean and 3,913 shares in the aggregate allocated to members of all directors and executive officers as a group. The numbers also include 10,402 shares held in an IRA by Mr. Macadam and 12,407 shares in the aggregate held in IRA accounts by all directors and executive officers as a group. The amounts reported do not include restricted stock units as follows: Mr. Macadam, 46,632 restricted stock units; Mr. Childress, 9,196 restricted stock units; Mr. McLean, 6,311 restricted stock units; Mr. Riley, 13,191 restricted stock units; and all directors and executive officers as a group, 100,680 restricted stock units. The amounts reported include the following restricted stock units that are vested but deferred under our Management Stock Purchase Plan: Mr. Macadam, 4,428 shares; Mr. Childress, 89 shares; Mr. McLean, 118 shares; and all directors and executive officers as a group, 1,540 shares. The amounts reported include the following number of shares pledged as security: 100,000 shares by Mr. Macadam and the same number of shares by all directors and executive officers as a group. Such shares are pledged by Mr. Macadam to secure a managed trading program with respect to a broad securities index that does not include any EnPro securities. This pledge transaction was approved in advance in accordance with our policy regarding the pledging of EnPro shares by executive officers, which requires that an executive not pledge shares up to his or her minimum shareholding requirement.

(2)	These numbers reflect the phantom shares awarded under our Outside Directors’ Phantom Share Plan. When they leave the board, these directors will receive cash in an amount equal to the value of the phantom shares awarded under the Outside Directors’ Phantom Share Plan. See “Corporate Governance Policies and Practices—Director Compensation.” Because the phantom shares are payable in cash, these directors have neither voting nor investment authority in common stock arising from their ownership of these phantom shares and are therefore not deemed to beneficially own shares underlying these awards, though the directors’ economic interests with respect to these awards are equivalent to the economic interests of stock ownership.

(3)	These numbers reflect the number of stock units credited to those non-employee directors who have elected to defer all or a part of the cash portion of their annual retainer and meeting fees pursuant to our Deferred Compensation Plan for Non-Employee Directors. See “Corporate Governance Policies and Practices—Director Compensation.” Because the stock units are not actual shares of our common stock and the directors may not receive the underlying shares within 60 days after March 1, 2017, the directors do not currently beneficially own the underlying shares, though the directors’ investment with respect to these units are equivalent to the economic interests of stock ownership.

(4)	These percentages do not include the directors’ phantom shares or stock units described in Notes 1 and 2. Applicable percentage ownership is based on 21,425,381 shares of our common stock outstanding at March 1, 2017, other than shares held by our subsidiaries.

(5)	Information with respect to Mr. Walker is as of December 31, 2016, the date he ceased to be an employee.

(6)	Information with respect to Mr. Cox is as of October 4, 2016, the date he ceased to be an employee.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires our directors and officers and people who own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. The SEC requires these people to give us copies of all Section 16(a) reports they file.

We have reviewed the copies of all reports furnished to us. Based solely on this review, we believe that no director, officer, or 10% shareholder failed to timely file in 2016 any report required by Section 16(a), other than one Form 5 to report three small acquisitions (each of less than four shares pursuant to the re-investment of dividends) was filed late by David L. Hauser.

Proposal 1 — Election of directors (Item 1 on the proxy card)

At our annual meeting, shareholders are asked to elect eight directors who will hold office until our 2017 annual meeting or until their respective successors are elected and qualified. Our board of directors presently consists of nine directors, all of whom were elected at the 2016 annual meeting of shareholders. All of the nominees are incumbent directors whose terms would otherwise expire upon the election of directors at the meeting. Gordon D. Harnett, a current director, has not been nominated for re-election at the 2017 annual meeting and will retire from the board of directors at that time pursuant to the age provisions of our Corporate Governance Guidelines. The board of directors has adopted a resolution to reduce the size of the board to eight directors effective upon the commencement of the annual meeting.

Since December 2011 and upon Mr. Harnett’s retirement from the board of directors at the annual meeting, five directors will have retired from service and five new directors have joined the board. This has been due in part to the retirement and replacement of directors who had joined our board in 2002 in connection with our spinout from Goodrich Corporation. As a result, the average tenure of the independent directors nominated for election at the annual meeting is 4.6 years.

All nominees have indicated that they are willing to serve as directors if elected. Properly executed proxies that do not contain voting instructions will be voted for the election of each of these nominees. If any nominee should become unable or unwilling to serve, the proxies will be voted for the election of a person designated by the board of directors to replace the nominee. Under our bylaws no person less than 18 years of age is eligible to be elected as a director.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees for director named on the following pages.

Nominees for election

Stephen E. Macadam

Chief Executive Officer and President

Age 56

Director since 2008

Experience:

Mr. Macadam has served as our Chief Executive Officer and President since April 2008. Previously, he was Chief Executive Officer of BlueLinx Holdings Inc. Before joining BlueLinx in October 2005, Mr. Macadam had been the President and Chief Executive Officer of Consolidated Container Company LLC since August 2001.

He served previously with Georgia-Pacific Corp. where he was Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998, culminating in the role of principal in charge of McKinsey’s Charlotte, North Carolina operation.

He received a B.S. in mechanical engineering from the University of Kentucky, an M.S. in finance from Boston College and an M.B.A. from Harvard University, where he was a Baker Scholar.

Mr. Macadam’s employment agreement provides that during the term of his employment with EnPro he will be included in the slate nominated by the board of directors for election as a member of the board.

Current public company directorships:

•	Valvoline Inc.

Public company directorships in the last five years:

•	Axiall Corporation

Qualifications:

•	Nine years as EnPro’s senior executive.

•	Active involvement in and deep understanding of our company’s operations and markets.

•	Specific knowledge of our businesses, our people, our challenges and our prospects for continued growth.

Thomas M. Botts

Age 62

Director since 2012

Experience:

Mr. Botts retired from Royal Dutch Shell on December 31, 2012 as executive vice president, global manufacturing, Shell Downstream Inc. He was responsible for Shell’s global manufacturing business, including all refineries and chemical complexes.

He joined Shell in 1977 as a production engineer and served in a number of corporate and operating roles including executive vice president for exploration and production (E&P) in Europe, leading Shell’s largest E&P unit. He held those responsibilities from 2003 to 2009.

He has been a member of the board of directors of the National Association of Manufacturers, a member of the American Petroleum Institute Downstream Committee, and a member of the council of overseers for the Jones Graduate School of Business at Rice University.

He currently is a non-Executive Director for John Wood Group PLC, an international energy services company based in the United Kingdom, a member of the board of directors of the University of Wyoming Foundation, Chairman of the Governor’s Tier 1 Task Force at the University of Wyoming, a member of the Energy Resources Council, University of Wyoming, and a member of the Society of Petroleum Engineers.

Mr. Botts received a B.S. in Civil Engineering from the University of Wyoming.

Current public company directorships:

•	John Wood Group PLC

Qualifications:

•	Thirty-five years of global business experience in oil and gas exploration and production and refining and petrochemical manufacturing.

•	Extensive experience in our oil, gas and petrochemical markets.

•	Successful leadership in business transformation in large scale, multi-country organizations.

Felix M. Brueck

Age 61

Director since 2014

Experience:

Mr. Brueck is a Director Emeritus of McKinsey & Company, Inc., a global consulting firm. He was a Director at McKinsey prior to his retirement in 2012. During his almost 30-year career with McKinsey, Mr. Brueck specialized in counseling clients in operational and organizational transformations of entire companies, major functions or business units in technologically complex industries. He was based in offices in Munich, Tokyo and Cleveland.

While at McKinsey, Mr. Brueck led the Firm’s Manufacturing Practice in the Americas and its Organizational Effectiveness Practice in the Americas. He was a founder of McKinsey’s Performance Transformation Practice.

Prior to joining McKinsey, Mr. Brueck worked as an engineer for Robert Bosch GmbH.

Mr. Brueck received a Dipl. Ing. (the equivalent of a Master’s Degree in Mechanical Engineering) from RWTH Aachen University in Germany and a Master’s Degree in International Management from Thunderbird School of Global Management.

Qualifications:

•	Expertise and insights developed over 30 years into operational and organizational strategies and structures across a broad range of the industries in which EnPro operates.

•	Skill and experience in leadership development and optimizing productivity.

•	Experience as an advisor to companies around the world regarding global markets, business environments and practices.

B. Bernard Burns, Jr.

Age 68

Director since 2011

Experience:

Mr. Burns’ career has focused on corporate law, industrial manufacturing, mergers and acquisitions, and service on the boards of companies engaged in a variety of businesses.

Mr. Burns is currently counsel to the law firm McGuireWoods LLP, and was a partner of that firm from 2001 to 2011, and of a predecessor firm from 1979 to 1989. He also serves as the Managing Director of McGuireWoods Capital Group, a merger-and-acquisition advisory business, which he co-founded in 2001. Prior to 2001, Mr. Burns served in various executive capacities with United Dominion Industries Limited, a diversified industrial manufacturer. At United Dominion, he was Senior Vice President and General Counsel from 1993 to 1996, and president of several of its operating segments and divisions from 1996 to 2001.

Mr. Burns earned a B.A. from Furman University and a J.D. from the Duke University School of Law and completed the Advanced Management Program at Duke University’s Fuqua School of Business.

Qualifications:

•	Deep experience in legal, corporate governance and operating issues.

•	Extensive experience in mergers and acquisitions, including assessment of the valuation and performance of potential acquisitions.

•	Long tenure as a senior manager in diverse roles at a large diversified manufacturer.

•	Considerable board of director experience at a number of private companies engaged in a broad spectrum of manufacturing and distribution businesses, including service as interim CEO and member of compensation, audit and executive committees.

Diane C. Creel

Age 68

Director since 2009

Experience:

Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation, Inc., a waste-to-energy systems company, from May 2003 until her retirement in September 2008. Before joining Ecovation, Ms. Creel was Chief Executive Officer and President of Earth Tech, Inc., an international consulting engineering firm, a position she held from January 1991 to May 2003. She joined Earth Tech as Vice President in 1984 and served there as Chief Operating Officer from 1987 to 1991.

Ms. Creel was director of business development and communications for CH2M Hill from 1978 to 1984, manager of communications for Caudill Rowlett Scott from 1976 to 1978, and director of public relations for LBC&W, Architects-Engineers-Planners from 1971 to 1976.

Ms. Creel has a B.A. and M.A. from the University of South Carolina.

Current public company directorships:

•	Allegheny Technologies Incorporated (lead director)

•	TimkenSteel Corporation

Public company directorships in the last five years:

•	Goodrich Corporation

•	Timken Corporation

•	URS Corporation

Qualifications:

•	Extensive senior management experience, including 15 years as a CEO.

•	Experience in and knowledge of mergers and acquisitions, environmental matters, corporate governance, strategic planning, finance, and executive compensation and benefits.

David L. Hauser

Age 65

Director since 2007

Experience:

Mr. Hauser was affiliated with FairPoint Communications, Inc., a communications services company, from July 2009 until March 2011. He joined FairPoint as Chairman of the Board and Chief Executive Officer and served as a consultant to the company from August 2010 until March 2011. In October 2009, FairPoint Communications and all of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York. The Nominating and Corporate Governance Committee has evaluated this event with respect to Mr. Hauser’s nomination for reelection to the board of directors. Considering the well-publicized challenges facing FairPoint Communications at the time Mr. Hauser joined the company, his awareness of those challenges and his commitment to FairPoint Communications in the face of those challenges, the committee and the full board support his nomination for re-election to the board in 2017.

Prior to joining FairPoint, Mr. Hauser had a 35-year career with Duke Energy Corporation, one of the largest electric power companies in the United States. He was Group Executive and Chief Financial Officer of Duke Energy from April 2006 until June 30, 2009, and was Chief Financial Officer and Group Vice President from February 2004 to April 2006. He was named acting Chief Financial Officer in November 2003. He was Senior Vice President and Treasurer from June 1998 to November 2003. During his first 20 years with Duke Energy, Mr. Hauser served in various accounting positions, including controller.

Mr. Hauser is a member of the board of trustees of the University of North Carolina at Charlotte and a past member of the board of trustees of Furman University. He has retired as a member of the North Carolina Association of Certified Public Accountants.

Mr. Hauser received a B.A. from Furman University and an M.B.A. from the University of North Carolina at Charlotte.

Current public company directorships:

•	OGE Energy Corp.

Qualifications:

•	Training and experience in various accounting and financial reporting roles.

•	Service as the chief financial officer of a major corporation provides valuable insight into accounting, financial controls and financial reporting.

•	Understanding of public company strategic and corporate planning, including capital allocation.

John Humphrey

Age 51

Director since 2015

Experience

Mr. Humphrey has served, since 2011, as Executive Vice President and Chief Financial Officer of Roper Technologies, Inc., a Fortune 1000 company that designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. Mr. Humphrey has announced his intention to retire from Roper, transitioning from his role as Chief Financial Officer on May 15, 2017 and assisting with the transition of his other responsibilities during the remainder of the year. From 2006 to 2011, he served as Vice President and Chief Financial Officer of Roper. Prior to joining Roper, Mr. Humphrey served as Vice President and Chief Financial Officer of Honeywell Aerospace, the aviation segment of Honeywell International Inc., after serving in several financial positions with Honeywell International and its predecessor AlliedSignal. Mr. Humphrey’s earlier career included 6 years with Detroit Diesel Corporation, a manufacturer of heavy-duty engines, in a variety of engineering and manufacturing management positions.

Mr. Humphrey is a member of the Board of Advisors of the Elon University Love School of Business.

Mr. Humphrey received a B.S. in Industrial Engineering from Purdue University and an M.B.A. in Finance from the University of Michigan.

Qualifications:

•	Service as the chief financial officer of a Fortune 1000 corporation provides insight into accounting and financial issues currently affecting public corporations.

•	Current experience with international markets, business environments and practices.

•	Experience and expertise in capital allocation and strategic planning, including mergers and acquisitions and other business development activities.

•	Experience in management of several manufacturing companies provides insight into manufacturing and operational issues.

Kees van der Graaf

Age 66

Director since 2012

Experience

Mr. van der Graaf is owner and chairman of FSHD Unlimited, a biotechnology company he founded in October 2014. Mr. van der Graaf was an Executive-in-Residence at IMD International, an international business school based in Lausanne, Switzerland between 2008 and 2011 and was Co-director of the IMD Global Center in 2011.

Prior to joining IMD, Mr. van der Graaf enjoyed a 32-year career with Unilever NV and Unilever PLC, which operate the Unilever Group, a multinational supplier of fast-moving consumer goods. At Unilever, Mr. van der Graaf served as President of Ice Cream and Frozen Foods — Europe from 2001 to 2004 and as a member of the Board and Executive Committee of Unilever NV and Unilever PLC from 2004 to 2008. During that period, he had responsibilities for the Global Foods division and later for the European Business group.

Until February 2015, Mr. van der Graaf served as a member of the board of directors of Ben & Jerry’s, a wholly owned subsidiary of Unilever, which is charged with preserving and expanding Ben & Jerry’s social mission, brand integrity and product quality.

He has also served as a member of the supervisory boards of several privately held European-based companies and served as chairman of the supervisory board of the University of Twente in The Netherlands.

Mr. van der Graaf received a degree in mechanical engineering and an M.B.A. from the University of Twente.

Current public company directorships:

•	Carlsberg A/S

•	GrandVision N.V. (Chairman)

Public company directorships in the last five years:

•	OCI N.V

Qualifications:

•	Extensive experience as an executive manager in global public corporations.

•	Geographic knowledge and management experience in European markets, business environments and practices.

Board leadership structure

The primary responsibility of our board of directors is to oversee and direct management in its conduct of our business. Members of the board are kept informed about our business through discussions with the Chairman and our officers, by reviewing materials provided to them, and by participating in board and committee meetings. In addition, non-management directors meet periodically in executive session without members of management present. These sessions are presided over by the Chairman of the Board of Directors, presently Mr. Harnett.

We believe that the positions of Chairman of the Board of Directors and Chief Executive Officer should be held by separate individuals, and they have been since the inception of our company. The role of Chairman is a non-executive position currently filled by Mr. Harnett, an independent director. Mr. Macadam, our Chief Executive Officer and the principal executive officer of our company, is the only member of our board who is employed by the company. This structure continues to be appropriate for our company given the individuals serving in those positions. Mr. Harnett is a former chief executive officer of a publicly held company and an independent director of other public companies. This experience, coupled with his knowledge of and familiarity with our company and its businesses through his service on our board of directors, gives him the ability to serve as a valued sounding board for our Chief Executive Officer.

Committee structure

Our board of directors has four committees:

•	an Executive Committee,

•	an Audit and Risk Management Committee,

•	a Compensation and Human Resources Committee, and

•	a Nominating and Corporate Governance Committee.

To maximize the efficiency of our board, all of our independent directors serve on each committee other than the Executive Committee. For a list of our independent directors, see “Corporate Governance Policies and Practices — Director Independence.”

Each board committee operates under a written charter approved by the board. Copies of these charters are available on our website at www.enproindustries.com. Click on “For Investors” and then “Corporate Governance” and then “Committees” and look under “Committee Charters.” Copies of the charters are also available in print to any shareholder who requests them.

Executive Committee. The committee is chaired by Mr. Macadam and includes Mr. Harnett. Its primary function is to exercise the powers of the board as and when directed by the board or when the board is not in session, excluding powers which may not be delegated to a committee of directors under North Carolina law. The committee did not meet in 2016.

Audit and Risk Management Committee. The Audit and Risk Management Committee assists the board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our management of areas of significant risk (including insurance, pension, asbestos, cybersecurity, environmental and litigation) and the qualifications, independence and performance of our internal auditors and independent registered public accounting firm. This committee has the sole authority to appoint or replace our independent registered public accounting firm and to approve all related fees. It met four times in 2016. Mr. Hauser is the chairman.

Compensation and Human Resources Committee. The Compensation and Human Resources Committee assists the board and management in overseeing the appropriateness and cost of our compensation and benefit programs, particularly for executives. The committee sets the salaries and annual bonus and long-term award opportunities for our senior executives, assesses the performance of our Chief Executive Officer, and oversees succession planning. Responsibility for the design, administration, asset management and funding policies of our qualified and non-qualified benefit plans is delegated to a benefits committee consisting of members of management. However, the Compensation Committee has expressly retained the authority to approve amendments to benefit plans (except those resulting from collective bargaining agreements) that would materially affect the cost, basic nature or financing of these plans. In addition, the committee approves all formal policies established by the benefits committee and reviews the benefits committee’s activities at least once a year. The committee met four times in 2016. Mr. Botts is the chairman.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the board and management in exercising sound corporate governance. This committee identifies and nominates individuals who are qualified to become members of the board, assesses the effectiveness of the board and its committees, and recommends board committee assignments. It also reviews various corporate governance issues, including those items discussed under “Corporate Governance Policies and Practices.” The committee met four times in 2016. Mr. Harnett is the chairman.

Risk oversight

As described above, the Audit and Risk Management Committee assists the board in monitoring our compliance with legal and regulatory requirements and the way we manage areas of significant risk. The company’s internal audit group periodically analyzes risks to our company and reports the results of its analysis to the Audit and Risk Management Committee. The head of the internal audit group reports directly to the Audit and Risk Management Committee and customarily attends meetings of that committee. Our General Counsel also customarily attends the committee’s meetings.

Meetings and attendance

The board met seven times in 2016. Board and committee meetings are typically held on successive days, with meetings typically covering two days. The board conducts periodic visits to our facilities as part of its regularly scheduled meetings. All directors attended at least 75% of the meetings of the full board and of the board committees on which they serve.

All directors are encouraged by policy to attend our annual meeting of shareholders and all of our directors attended our 2016 annual meeting.

Corporate governance policies and practices

Our board of directors and management firmly embrace good and accountable corporate governance. We believe an attentive board operating under the highest standards of corporate governance is a tangible competitive advantage. Our board has undertaken substantial efforts to meet those standards.

Corporate Governance Guidelines and Code of Business Conduct

The board regularly reviews our Corporate Governance Guidelines, taking into account recent trends in corporate governance and any new rules adopted by the NYSE and the SEC. Among other things, these guidelines specify that:

•	normally the Chief Executive Officer should be the only employee who serves as a director;

•	a substantial majority of the members of the board should be independent;

•	the board should hold regularly scheduled executive sessions without management present;

•	board members should attend our annual shareholders’ meeting; and

•	the board should annually evaluate its performance and contributions, and those of its committees.

Our Corporate Governance Guidelines also:

•	require any nominee for director in an uncontested election to tender a resignation if a greater number of votes are “withheld” from his or her election than are voted “for” the nominee; and

•	prohibit directors from using EnPro stock in hedging or monetization transactions, including through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments.

Our Code of Business Conduct (the “Code”) applies to our directors and all EnPro employees, including our principal executive, financial and accounting officers. The Code covers conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, fair dealing, compliance with laws (including insider trading laws), the accuracy and reliability of our books and records, and the reporting of illegal or unethical behavior.

The Code requires all transactions by directors or employees that would create a conflict of interest, including related party transactions that require disclosure in our proxy statement, to be reviewed by a member of our internal Corporate Compliance Committee or an attorney in our legal department. The Code also requires the transaction to be presented to our Chief Executive Officer and the Audit and Risk Management Committee. The Code does not include specific procedures for dealing with these transactions, but allows them to be dealt with case-by-case as they arise. All members of the board and all officers must annually certify their compliance with the Code. Each member of the board and each officer certified compliance without exception in the first quarter of 2017.

Copies of the Code and our Corporate Governance Guidelines are available on our website at www.enproindustries.com. From our home page, click on the “For Investors” tab, then on “Corporate Governance” and then, for the Code, click “Code of Conduct” and, for the Corporate Governance Guidelines, click on “Board of Directors” and then “Corporate Governance Guidelines.”

Director independence

The EnPro board believes a substantial majority of directors should be independent. At its February 2017 meeting, the board considered the independence of each person nominated for election as a director at the 2017 annual meeting and determined that Mr. Botts, Mr. Brueck, Mr. Burns, Ms. Creel, Mr. Hauser, Mr. Humphrey and Mr. van der Graaf are independent. Mr. Macadam, the remaining member of our board, is an employee and is not considered independent.

To determine independence, the board used the definition of an “independent director” in the NYSE listing standards and our Corporate Governance Guidelines, which categorize a director as independent only if the board affirms the director has no outside material relationship with our company (either directly or as a director, partner, shareholder or officer of an organization that has a relationship with us).

Under our Corporate Governance Guidelines, a director may be deemed independent even though we have a relationship with an organization with which the director is affiliated as a director, partner, shareholder or officer. In such situations, the director is deemed independent so long as:

•	the relationship is in the ordinary course of our business and is on substantially the same terms as those generally prevailing at the time for comparable transactions with unaffiliated persons; and

•	if the relationship involves credit being extended to us, all applicable laws have been complied with and no default has occurred.

Under the guidelines, a director cannot be independent if he or she falls into one of the following categories:

•	the director is an EnPro employee, or has been within the past three years, or an immediate family member of the director is an executive officer of EnPro, or has been within the past three years;

•	the director or an immediate family member has received more than $120,000 in direct compensation from us during any 12-month period within the past three years; director and committee fees and pension or other forms of deferred compensation for prior service are excluded, provided the compensation is in no way contingent on continued service;

•	the director or an immediate family member is a current partner of our auditor; the director is a current employee of our auditor; the director has an immediate family member who is a current employee of our auditor and who personally works on our audit; or the director or an immediate family member was a partner or employee of our auditor within the past three years and personally worked on our audit within that time;

•	the director or an immediate family member is, or has been in the past three years, employed by a company whose board includes an executive officer of EnPro who serves on the other board’s compensation committee;

•	the director is a current employee, or an immediate family member is a current executive officer, of a company whose sales to us or purchases from us in any of the past three fiscal years exceeded the greater of $1,000,000 or 2% of the other company’s consolidated annual revenues; or

•	the director or the director’s spouse is an officer, director or trustee of a charitable organization which receives discretionary charitable contributions from us exceeding the greater of $1,000,000 or 2% of the other organization’s annual revenues.

Each director nominated for election at the 2017 annual meeting completed a questionnaire to identify any relationships the director may have with us or with any of our executive officers or other directors. After discussing all relationships disclosed in the responses to these questionnaires, the board determined that no director except Mr. Macadam has a material relationship with the company other than as a director and all except him are independent.

Board, committee and director evaluations

The board of directors and the Audit and Risk Management, Compensation and Human Resources, and Nominating and Corporate Governance committees each assess their performances with yearly self-evaluations. The evaluations are completed by means of a questionnaire submitted to the directors inviting written comments on all aspects of the board’s and each committee’s process. In addition, the evaluations include an individual director assessment component to permit each director to evaluate the contributions of each of the other directors. The evaluations are summarized, reviewed by the Chairman of the Board and become the basis for discussions of board, committee and director performances and recommendations for improvements in the ways the board and committees function and directors perform their duties.

Audit committee financial expert

The board of directors has determined that Mr. Humphrey, a member of the Audit and Risk Management Committee, is an “audit committee financial expert” as defined in Item 401(h) of the SEC’s Regulation S-K. At its February 2017 meeting, the board determined that Mr. Humphrey, through his education and experience, including his experience as the Chief Financial Officer of Roper Technologies, Inc., has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves;
•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that our financial statements can reasonably be expected to raise;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

Director candidate qualifications

When considering candidates for director, the Nominating and Corporate Governance Committee takes into account a number of factors, including whether the candidate is independent from management and the company, whether the candidate has relevant business experience, the composition of the existing board, matters of diversity (including diversity in professional experience and industry background), and the candidate’s existing commitments to other businesses. In addition, all candidates must meet the requirements of our Corporate Governance Guidelines. Those requirements include:

•	broad training and experience at the policy-making level in business, government, education, technology or philanthropy;

•	expertise useful to our company and complementary to the background and experience of other board members, so that we can achieve and maintain an optimum balance in board membership;

•	the high integrity, strength of character and mature judgment essential to effective decision-making;

•	devoting the time required for the work of the board and one or more of its committees. Candidates should be willing to serve on the board over a period of several years in order to develop sound knowledge of our business and principal operations;

•	no significant conflict of interest; and

•	being at least 18 and no more than 72 years old. A candidate who has reached age 72 may be nominated for election or re-election if the Nominating and Corporate Governance Committee and our board of directors determine his or her nomination is in the best interests of our company and our shareholders. The determination will be made by a majority vote of directors not subject to the age limit.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by shareholders. Shareholders who wish to suggest a candidate for nomination should send a written statement addressed to our Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209. See “Shareholder Proposals” on page 67 for a description of the requirements to be followed under our bylaws in submitting a candidate and the content of the required statements.

Nomination process

The Nominating and Corporate Governance Committee annually reviews a matrix, similar to the matrix appearing on page 3, which compares the skills of our current directors with all of the skills we have identified as necessary to maintain an attentive, high-functioning board. When the Nominating and Governance Committee identifies desirable skills that are lacking among incumbent directors, the Committee searches to identify candidates who would add the missing skills. The search includes soliciting suggestions from incumbent directors, management or others and evaluating suggestions submitted by shareholders. The Committee may also engage a third party to identify and evaluate candidates.

The Committee evaluates the candidates and if it agrees on the suitability of a candidate, the candidate is interviewed by each member of the board of directors, generally in separate meetings. The Committee may also ask the candidate to meet with management.

If the Committee concludes a candidate has skills which would add value to the board and if the candidate meets all of the requirements for membership, the Committee will recommend the candidate to the full board for nomination for election or appointment (if the purpose of the search was to fill a vacancy).

Before recommending a sitting director for re-election, the Nominating and Corporate Governance Committee considers whether the director’s re-election would be consistent with the criteria for board membership in our Corporate Governance Guidelines (as described above), the skills identified in the matrix used by the Committee (as described above) and applicable rules and requirements of the SEC and NYSE. This process includes a review by the Nominating and Corporate Governance Committee of the responses to the annual director questionnaires.

Our directors share certain characteristics that we believe are critical to effective board membership. They include sound and mature business judgment essential to intelligent decision-making, experience in policy-making, integrity and honesty, and the ability to collaborate effectively. These characteristics, and the specific experiences and qualifications noted in the biographies found in the section headed “Nominees for Election” support the board’s nomination for election of each of these individuals.

Communications with the board

Shareholders and other interested parties can communicate with our board in various ways. They may write the board at 5605 Carnegie Boulevard, Suite 500, Charlotte, NC 28209; they may contact the board anonymously and confidentially through our EnTegrity Assistance Line; and they may attend our annual shareholders meeting, where they will have the opportunity to talk directly to members of our board.

Letters to the board should be addressed in care of our Secretary, who the board has authorized to receive and process written correspondence. He will direct correspondence about issues within the board’s scope of responsibility directly to the Chairman and to the chairman of any committee to which the correspondence relates. Customer complaints and other correspondence about ordinary business matters are sent directly to the applicable business. Correspondence of other types is not forwarded to the board but held by the Secretary and made available to any director who wishes to see it.

Shareholders and other interested parties who wish to send anonymous and confidential correspondence to the board may do so through our EnTegrity Assistance Line. The line is staffed by an independent third party who is responsible for receiving and forwarding messages on the line. Instructions for using the line are available under the “Corporate Governance” link accessed from the “For Investors” link on our website at www.enproindustries.com. Items addressed to the board of directors are forwarded to the Chairman of the Audit and Risk Management Committee, a non-management director. Items not addressed specifically to the board of directors are forwarded to our Director of Internal Audit, who reports directly to the Audit and Risk Management Committee and is a member of our internal Corporate Compliance Committee. The Director of Internal Audit periodically updates the Audit and Risk Management Committee about the investigation and resolution of all reports alleging financial and other types of misconduct.

Director compensation

In 2016, our non-employee directors received the following compensation:

•	an annual cash retainer of $75,000; and

•	an annual grant of phantom shares equal in value to approximately $90,000.

Additional cash compensation is paid to:

•	the chairman of our Compensation and Human Resources Committee, who receives an annual fee of $12,000;

•	the chairman of our Audit and Risk Management Committee, who receives an annual fee of $15,000;

•	the chairman of our Nominating and Corporate Governance Committee, who receives an annual fee of $7,500; and

•	our Chairman, who receives an additional annual fee of $40,000 for his service in that capacity.

In addition, each director may be granted phantom shares upon his or her initial election to the board. The amount of such an award is determined by the Nominating and Corporate Governance Committee and has generally been based on the number of days remaining in the year that the director is elected.

Employee directors receive no compensation for serving on our board.

Non-employee directors are generally granted phantom shares at the first meeting of the Compensation Committee each year. Phantom shares are fully vested when awarded and are paid in shares of common stock when a director ceases his or her service on the board.

Board members are required to own the company’s stock. Each director has five years from the date he or she joins the board to accumulate EnPro shares equal in value to at least five times the annual cash retainer paid to directors. Phantom shares count toward this requirement. We examine compliance with this policy each February. As of February 13, 2017, all directors who have served on the board for at least five years complied with the requirements.

A Deferred Compensation Plan allows non-employee directors to defer receipt of all or part of the cash portion of their annual retainer fees. The deferred portions of the fees can be directed to a cash account or a stock account. Fees deferred into a cash account are credited with a return based on an investment option chosen by the director from those available under our Retirement Savings Plan for Salaried Employees (excluding our common stock). Fees deferred into a stock account are credited with stock units, each equal in value to the fair market value of one share of our common stock on a given date. All amounts deferred are payable when a director ceases his or her service on the board. As of December 31, 2016, the following directors had deferred compensation balances under the plan: Mr. Botts, 2,666 stock units; Mr. Brueck, 3,960 stock units; Mr. Harnett, $223,266 and 6,683 stock units; and Mr. Hauser, $605,938 and 7,707 stock units.

The following table presents the compensation we paid to all non-employee directors for their service in 2016.

2016 Non-Employee Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2) (c)	All Other Compensation ($) (3) (g)	Total ($) (h)
Thomas M. Botts	87,000	90,010	6,223	183,233
Felix M. Brueck	75,000	90,010	3,942	168,952
B. Bernard Burns, Jr.	75,000	90,010	7,160	172,170
Diane C. Creel	75,000	90,010	11,384	176,394
Gordon D. Harnett	122,500	90,010	28,559	241,069
David L. Hauser	90,000	90,010	17,334	197,344
John Humphrey	75,000	90,010	1,783	166,793
Kees van der Graaf	75,000	90,010	6,560	171,570

(1)	Messrs. Brueck and Hauser deferred $75,000 and $90,000, respectively, of the fees earned in 2016 pursuant to our Deferred Compensation Plan for Non-Employee Directors. Of these amounts, Mr. Brueck elected to defer $75,000 into a stock account and as a result an aggregate of 1,355 stock units were credited to him under our Deferred Compensation Plan for Non-Employee Directors. The grant date fair value of such stock units is equal to the dollar amount of the fees deferred into the stock account. Mr. Hauser elected to defer $90,000 into a cash account.

(2)	On February 23, 2016, each current director then serving as non-employee member of the board received a grant of 2,030 phantom shares to be settled in shares of common stock. The stated value is based on the closing price of our common stock on the preceding date, which was $44.34 per share. As of December 31, 2016, the incumbent non-employee directors held the following numbers of phantom shares, including phantom shares to be settled in cash:

Director	Number of Phantom Shares
Thomas M. Botts	7,459
Felix M. Brueck	4,788
B. Bernard Burns, Jr.	8,580
Diane C. Creel	13,616
Gordon D. Harnett	34,207
David L. Hauser	20,795
John Humphrey	2,062
Kees van der Graaf	7,833

(3)	Such amounts equal the aggregate grant date fair value of phantom shares to be settled in shares of common stock issued pursuant to the dividend equivalent rights provisions of previously granted awards of phantom shares to be settled in shares of common stock with respect to dividends paid on our common stock in 2016. The grant date fair value of each such dividend equivalent issuance is equal (subject to rounding of the number of phantom shares issued) to the cash dividend payable on the number of shares of our common stock equal to such director’s aggregate number of phantom shares to be settled in shares of common stock held as of the record date for the payment of such dividend.

At its February 2017 meeting, the board of directors approved increasing each of the annual cash retainer and annual grant of phantom shares paid to all directors by $5,000, the cash retainer paid to the Chairman of the Board by $10,000, and the annual cash retainers paid to the chairs of the Compensation and Human Resources Committee, Audit and Risk Management Committee and Nominating and Corporate Governance Committee by $3,000, $5,000 and $2,500, respectively.

Audit Committee report

The Audit Committee oversees the quality and integrity of our financial reporting processes and our internal accounting controls. Management prepares our financial statements and establishes and maintains adequate internal control over financial reporting. The independent registered public accounting firm performs an independent integrated audit of those financial statements and the effectiveness of our internal control over financial reporting.

The Audit Committee has met and discussed with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited 2016 consolidated financial statements and our internal control over financial reporting. In meeting with the Audit Committee, management informed the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and that our internal control over financial reporting was effective as of December 31, 2016. The Audit Committee reviewed and discussed the consolidated financial statements and our system of internal control over financial reporting with management and PricewaterhouseCoopers.

In addition, the Audit Committee:

•	discussed with PricewaterhouseCoopers Auditing Standard No.1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board,
•	received the written disclosures and the letter from PricewaterhouseCoopers relating to the firm’s independence required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and

•	confirmed with PricewaterhouseCoopers the firm’s independence from us.

The Audit Committee also discussed with our internal auditors and PricewaterhouseCoopers the overall scope and plans for their respective 2016 audits. With and without the presence of management, the Audit Committee met with the internal auditors and PricewaterhouseCoopers to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

Relying on its discussions with management and PricewaterhouseCoopers and its review of management’s representation and the report of PricewaterhouseCoopers to it, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC.

Audit and Risk Management Committee

Thomas M. Botts

Felix M. Brueck

B. Bernard Burns, Jr.

Diane C. Creel

Gordon D. Harnett

David L. Hauser

John Humphrey

Kees van der Graaf

February 13, 2017

Compensation and Human Resources Committee report on executive compensation

The Compensation and Human Resources Committee develops and oversees the implementation of our compensation philosophy and strategy. The committee assists the board of directors by monitoring the appropriateness and cost of our compensation and benefit programs, particularly for the CEO and the other senior executives.

The section entitled “Compensation Discussion and Analysis” explains the material elements of our compensation program and provides an analysis of the material factors underlying the committee’s compensation policies and decisions. The committee has reviewed and discussed the section with management, and recommended to our board of directors that it be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2016.

Compensation and Human Resources Committee

Thomas M. Botts

Felix M. Brueck

B. Bernard Burns, Jr.

Diane C. Creel

Gordon D. Harnett

David L. Hauser

John Humphrey

Kees van der Graaf

February 13, 2017

Compensation discussion and analysis

This compensation discussion and analysis provides information about our 2016 compensation program for our named executive officers or NEOs. For 2016, those officers are:

•	Stephen E. Macadam, President and Chief Executive Officer (and principal executive officer);

•	J. Milton Childress II, Senior Vice President and Chief Financial Officer (and principal financial officer);

•	Kenneth D. Walker, former Senior Vice President and Chief Operating Officer;

•	Marvin A. Riley, Division President, Fairbanks Morse;

•	Robert S. McLean, Chief Administrative Officer, General Counsel and Secretary; and

•	Jon A. Cox, former Chief Innovation and Information Officer.

The objectives of our executive officer compensation programs are to attract, motivate and retain key executives who will drive our success. Our pay practices reward these executives for superior performance and align their interests with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is tied to business performance. A substantial portion of each executive officer’s total compensation opportunity is based on our financial results, and that portion increases with the officer’s level of responsibility;

•	is significantly stock-based. Stock-based compensation ensures our executives and our shareholders have common interests;

•	enhances retention of our executives. Much of their total compensation vests over several years;

•	links a significant portion of their total pay to the execution of strategies intended to create long-term shareholder value;

•	enables us to compete effectively for talented individuals who will help us successfully execute our business plan; and

•	does not encourage our executives to take unnecessary or excessive risks.

In structuring annual and long-term incentive compensation opportunities, we select performance measures that we believe significantly drive the value of our company. For 2016, we selected a combination of incentive performance measures that focus on driving operating earnings and rewarding the appropriate use of capital, and include a relative shareholder return measure to evaluate our performance relative to a peer group. We set goals against these measures and make little or no payment for poor performance against our goals, though our executives can earn significant payment relative to their salary levels for superior performance against them. We make annual awards of restricted stock units which vest after three years, both to encourage retention and to provide an incentive for performance to increase the value of our shares.

While we generally set measures based on company-wide performance (and for this purpose we include GST in our results as if it were reconsolidated), for annual incentive awards to divisional personnel, 75% of the award is based on the respective division’s performance with the remaining 25% based on company-wide performance. We believe that this weighting toward divisional performance not only improves the line-of-sight for the incentives for employees in our divisions, but appropriately recognizes and rewards collaboration of divisional personnel across the company.

We believe our compensation structure aligns with the interests of our shareholders and results in payment based on our performance.

The following charts show the relative portion of our CEO’s total 2016 target in-service compensation and the average target in-service compensation of the other NEOs serving as executive officers as of the date of this proxy statement. Target in-service compensation consists of base salary paid in 2016, target annual performance-based cash compensation awards made in 2016, target long-term incentive performance-based cash and equity compensation awarded in 2016, other long-term equity compensation in the form of restricted stock units awarded in 2016 and other compensation not related to retirement benefits.

CEO Target In-service Compensation

Other NEOs Average Target

In-service Compensation

In addition to establishing incentives for superior performance, our executive compensation program enables us to retain talented and motivated executive officers and to replace them with other high-caliber individuals should the need arise. A competitive pay package is vitally important to retaining and attracting these individuals, and we establish salaries and benefits, including post-employment benefits, at competitive levels.

Our Compensation and Human Resources Committee (which we refer to in this “Compensation Discussion and Analysis” section as the “Committee”) and our board of directors determine executive compensation based on a comprehensive view of factors designed to produce long-term business success.

Business highlights

In 2016, we achieved significant milestones in the asbestos claims resolution process (the “ACRP”) of our de-consolidated Garlock Sealing Technologies, LLC (“GST”) subsidiary pending in the U.S. Bankruptcy Court for the Western District of North Carolina (the “Bankruptcy Court”), made operational improvements and investments which will support our long-term objectives for profitable growth, and continued to return value to our shareholders through our on-going share repurchases and increase to our quarterly dividend. In 2016 we were challenged by economic headwinds in many of our end markets and the impact of a sustained period of a stronger U.S. dollar. In response to these conditions, we completed a significant restructuring effort in our Engineered Products segments and initiated a company-wide cost reduction program.

Asbestos claims resolution process. In March 2016, we reached a comprehensive settlement to resolve current and future asbestos claims. The settlement contemplates a joint plan of reorganization which would permanently resolve all current and future asbestos claims against GST and our subsidiary then known as Coltec Industries Inc (“Coltec”) and would protect all of EnPro from those claims. This was a major milestone in our efforts to cleanse our company and its subsidiaries of the legacy asbestos claims that have plagued us since our spinoff from Goodrich Corporation in 2002. In November 2016, we announced that we entered into a definitive settlement agreement with the workers’ compensation boards for each of the ten Canadian Provinces (the “Provincial Boards”) to resolve current and future claims against us and certain subsidiaries for recovery of a portion of amounts the Provincial Boards have paid and will pay in the future under asbestos-injury recovery statutes in Canada for claims relating to asbestos-containing products. An agreement for the resolution of these Canadian claims was a condition to our obligations to proceed with the March 2016 comprehensive settlement. In December 2016, we reported that our subsidiaries, GST and Coltec, obtained the asbestos claimant votes necessary for approval of the joint plan of reorganization, which remains subject to approval by the Bankruptcy Court and the U.S. District Court for the Western District of North Carolina. Finally,

as contemplated by the joint plan, in December 2016 we completed the corporate restructuring of Coltec to permit its corporate successor to commence proceedings with the Bankruptcy Court, which it did in January 2017. These significant accomplishments in 2016 have placed us on track to resolve these matters, and formally reconsolidate GST’s financial results with ours, in the third quarter of 2017.

Performance in continued challenging economic conditions. Similar to 2015, activity levels in most of our markets remained depressed in 2016, as we faced economic headwinds and muted demand levels. We also continued to experience the adverse impact of the further strengthening U.S. dollar. While we took a variety of actions to mitigate the negative market trends, including exiting eight facilities, consolidating two facilities into existing sites, moving two facilities from leased to owned locations, and undertaking a company-wide effort to reduce costs by $18 million annually, we were not able to fully offset the pressure on earnings.

The segment profit margin of our Sealing Products segment was 11.6%, a decline of 30 basis points compared to 2015 largely driven by headwinds across nearly all markets. In our Power Systems segment, segment profit margin was 8.2% in 2016, a decline of 500 basis points compared to 2015 driven by lower aftermarket parts and services revenue, losses related to the EDF contract that were primarily related to foreign exchange, and the payment of a legal settlement, partially offset by price increases.

At the GGB division of our Engineered Products segment, we completed the move of our Chicago operations into other existing GGB facilities, moved into and began production in a new, owned facility in China, and moved from a leased facility into a new, owned facility in Thorofare, New Jersey. At our CPI division of the segment, we completed our comprehensive restructuring plan that we initiated in 2015, which included the exit from eight service centers and light manufacturing facilities plus the consolidation of one facility into an existing site that in total resulted in a reduction of about 15% of CPI’s workforce. These restructuring activities, along with the company-wide cost reduction plan initiated in the second quarter of 2016, resulted in segment profit margins of 4.5% in 2016, which represented an increase of 240 basis points compared to 2015. We believe that these efforts position our Engineered Products segment for further improved performance in the future, especially as the industrial markets begin to recover.

Acquisitions. In April 2016, we acquired Rubber Fab Gasket & Molding (“Rubber Fab”), a company that designs, markets and manufactures a full range of high performance sanitary gaskets, hoses and fittings for the hygienic process industries. Rubber Fab supplies critical process consumables for the pharmaceutical, bio-processing and food and beverage sectors. The majority of Rubber Fab’s sales are consumable products that require regular replacement due to scheduled maintenance and cleaning cycles. The acquisition of Rubber Fab expands our presence and scale in the hygienic market space and complements our existing sealing solutions to provide a comprehensive product portfolio. Over the course of 2016, we completed integration activities related to the Rubber Fab acquisition. We continue to pursue acquisition opportunities in a number of markets like the hygienic market space that we have identified as being strategically important.

Dividends and share repurchases. In the first quarter of 2016, we increased our quarterly dividend by 5% to $0.21 per share. Additionally, throughout the course of 2016, we continued our efforts to return capital to our shareholders by repurchasing shares under our $50 million share repurchase program that was authorized by our board of directors in the fourth quarter of 2015. In 2016, we repurchased approximately 600,000 shares for $29.7 million. As we start 2017, we have approximately $14 million remaining of our previously authorized $50 million share repurchase program. We regularly evaluate our capital allocation strategy based on company performance and anticipated capital requirements for growth, and we will continue this practice in 2017.

Shareholder engagement

Throughout the course of each year, we have dialogues with numerous shareholders, including frequent conversations with many of our largest shareholders. These conversations cover a wide range of topics, including our strategic direction, financial performance, future growth opportunities, capital allocation strategy, and management practices. During these conversations in 2016, no shareholder or group of shareholders raised significant concerns about our practices or policies.

As part of our continuing efforts to consider and adopt best compensation governance practices as they evolve, the Committee made several minor adjustments to our compensation program for 2017. These changes are described below in “— Changes to compensation program in 2017.”

At our 2016 annual meeting, we asked our shareholders to support a non-binding resolution to approve the compensation paid to our named executive officers as reported in our proxy statement for that meeting. Of the shares voted “for” or “against” that proposal, 90% of the shares were voted “for” approval of that resolution. The Committee typically establishes incentive compensation opportunities each February. Accordingly, the 2016 compensation program and incentive compensation awards were set in February 2016, before the shareholder advisory vote on compensation at the 2016 annual meeting in May 2016. While the May 2016 shareholder vote occurred after the structure for the 2016 compensation awards had been set by the Committee, the 2016 shareholder vote was considered by the Committee in determining the compensation program for 2017.

Changes to compensation program in 2016

The Committee changed the compensation program for 2016, as follows:

Redesigned our long-term incentive compensation awards. For 2016, we changed the design of our long-term incentive awards. We granted awards using different performance measures for awards that are payable in cash and awards payable in stock. Payments under 2016 awards payable in cash are based on our adjusted return on invested capital over the three-year (2016-2018) performance period against threshold, target and maximum levels established when the awards were granted. In contrast to our use of adjusted return on invested capital under our annual incentive plans, for these awards this return on invested capital measure includes goodwill and other intangible assets to hold management accountable for the quality of acquisitions made.

The number of shares to be issued under the awards payable in stock is based on our total shareholder return (or TSR) over the same three-year period relative to TSR of the S&P SmallCap 600 Capital Goods (Industry Group) Index over that period. EnPro is one of the companies included in this index. Payment at the threshold level of these awards will occur if our TSR relative to the TSR of the index is at the 35th percentile, with target payments at the 50th percentile and maximum payments at the 75th percentile. The awards limit the payout to the target level in the event that absolute TSR is negative and require recipients to hold the net after-tax shares issued at the end of the three-year performance period for an additional year.

Payments on the long-term incentive compensation awards made in the prior three years are based on the company’s calculated growth in equity value per share over the three-year performance period of the plan to a defined target return. The Committee concluded that the absolute measure used for those awards was significantly affected by general economic conditions, which are difficult to predict at the beginning of the three-year measurement cycle. The Committee selected separate measures for the 2016 long-term incentive awards payable in cash and in stock to include one metric (TSR) based on our performance relative to others during the three-year measurement period. The Committee, upon the recommendation of its independent advisor, selected the S&P SmallCap 600 Capital Goods (Industry Group) Index for this comparison after considering several alternative indices and groups because of its belief that the companies included in this index (a total of 57 companies, including EnPro) are of similar size and scope and would likely experience the same overall effects as EnPro from changes in general economic conditions.

The Committee selected adjusted return on invested capital for LTIP awards payable in cash to hold management to an absolute yardstick in measuring return on investment capital. Given the company’s acquisition activity, the Committee believed this measure should reflect as invested capital assets (intangible assets and goodwill) which arise from acquisition activity to hold management accountable for the long-term impact of acquisition decisions (the Committee does not include these assets in measuring the return on invested capital under annual incentive plans, because inclusion of these assets, and the short measurement period to reflect the contributions from the acquisitions giving rise to the assets, could skew incentives for management away from completing otherwise attractive acquisition opportunities).

Reduced the maximum payout on long-term incentive compensation awards. The Committee set the maximum payout for long-term incentive compensation awards made in 2016 at 200% of the target level. The maximum payout for long-term incentive compensation awards granted in the prior three years was 300% of the target level. The Committee believed that, with the change in the measures used to evaluate performance of the awards from the calculated growth in equity value per share used in the past three years, it was more appropriate to set the maximum payout at 200%, which level is consistent with its practice prior to 2013.

Reduced the portion of long-term compensation awarded as restricted stock units from 40% to 33 1/3%. For 2016, the Committee returned to its practice prior to 2015 and split target long-term compensation grants equally among awards of restricted stock units, incentive cash awards and incentive share awards. For long-term compensation awards made in 2015, the Committee’s grants were weighted more heavily toward restricted stock units: 40% of the 2015 grant was payable in restricted stock units, 30% in incentive awards payable in cash and 30% in incentive awards payable in shares.

Provided for “double triggers” for change-in-control vesting for new long-term incentive and equity awards. Our equity and long-term incentive compensation plans had required vesting of certain equity and long-term incentive awards upon a change in control of our company. In contemplation of awards to be made in 2016, and at the recommendation of the Committee, the board of directors amended these plans to permit the Committee the flexibility to require additional events following a change in control to trigger the vesting of new equity and long-term incentive awards. The long-term incentive compensation awards and restricted stock units awards granted to employees in February 2016 provide that, if the resulting entity in the change in control assumes the awards, the awards will vest early in connection with a change in control only if within two years after the change in control the employee is terminated without “cause” or the employee resigns for “good reason,” as such terms are defined in the awards.

Increased the weighting of divisional performance for annual incentive awards to divisional personnel. For 2016, the Committee increased divisional performance measures to 75% of the weighting for annual incentive awards to divisional personnel. The remaining 25% is based on company-wide performance measures. In recent years, awards made to divisional personnel were equally weighted between measures applicable to divisional performance and corporate-wide performance measures. The Committee believes that the increased weighting toward divisional performance will improve the line-of-sight for the incentives for employees in those divisions, as they can most significantly affect the performance of their respective division, but appropriately recognizes and rewards collaboration of divisional personnel across the company.

Compensation practices

All of our non-management directors sit on our Compensation and Human Resources Committee. The primary function delegated to the Committee by our board is overseeing the appropriateness and cost of our compensation programs, particularly the program for executive officers.

The role of the executive officers

The compensation of our CEO and other executive officers is set by the Committee based on the advice of its independent executive compensation consultant and our human resources staff. However, our CEO and other executive officers are involved in certain aspects of our compensation practices. At the request of the Committee, our CEO proposes salary levels and incentive award opportunities for all executive officers other than himself, and the Committee considers his proposals in setting compensation for those officers. The Committee itself sets our CEO’s compensation without regard to the compensation of other executive officers. In this way, any increase in compensation that our CEO proposes for those officers does not form the basis for a corresponding increase in his compensation.

The performance measures and levels for our annual and long-term incentive plans are set by the Committee based on proposals made by our executive officers. The executives’ proposals are based on the forecasts for the performance of each of our operating divisions, key economic indicators affecting our businesses, historical performance of our businesses, recent trends in our industries, and our strategic plans. The executive team presents the Committee with the performance measures it believes to be most important and meaningful to achieving our strategic goals. The team also proposes the weighting it believes appropriate for each factor in the calculation of the overall incentive awards, and the threshold, target and maximum payout levels appropriate for each of the performance measures.

Each December, the Committee reviews the executive team’s proposals and seeks its independent executive compensation consultant’s advice on those proposals. At a meeting during the following February, the Committee reviews and approves threshold, target and maximum payout levels and makes the final determination of performance measures, weightings and payout levels to be used for each incentive award. The Committee often directs members of management to provide information and otherwise help the consultant complete his analyses, but does not delegate any decision-making authority to executive officers or other members of management.

The role of the executive compensation consultant

The Committee has engaged Pearl Meyer & Partners (Pearl Meyer) to serve as its independent executive compensation consultant. At the Committee’s request, Pearl Meyer provides no services to our company other than its assistance to the Committee.

Pearl Meyer reports directly to the Committee on all work assigned by the Committee. Pearl Meyer also interacts with management when necessary and appropriate to carry out its assignments, but only with the Committee’s approval. Specifically, our General Counsel, who is responsible for the human resources function of our company, provided compensation and performance data to Pearl Meyer. In addition, Pearl Meyer, in its discretion, from time to time seeks confirmation from our CEO and our Chief Financial Officer of the accuracy of its presentation of our strategy that it includes in materials presented to the Committee.

Pearl Meyer’s work for the Committee with respect to 2016 compensation decisions included:

•	analyzing the competitiveness of our executive compensation programs in the fall of 2014. This included a benchmarking study comparing the compensation paid to our top executives to the compensation paid to their counterparts at peer companies and review of nationally recognized published executive compensation survey data;

•	providing information about market trends in executive and director pay practices;

•	advising on compensation program design and structure;

•	reviewing the relationship between executive compensation and company performance; and

•	assisting in the preparation of our proxy statement.

The independence of the executive compensation consultant

The Committee has concluded that Pearl Meyer is independent and has no conflict of interest in its engagement by the Committee. In reaching this conclusion, the Committee considered a number of factors, including that Pearl Meyer provides no services to EnPro other than advice to the Committee on executive and director compensation and that, outside of the engagement, no individual on the Pearl Meyer team assigned to the engagement has any business or personal relationship with members of the Committee or with any of our executive officers.

Compensation program design

To design an executive compensation program that is in line with the policies described below, the Committee considered:

•	the executive compensation and market competitiveness studies described below;

•	internal pay fairness;

•	comprehensive compensation histories for each of our executive officers which include each element of compensation and benefits (salary, incentive awards, equity grants, retirement benefits, and possible severance or change in control payments);
•	the impact of tax and accounting rules;

•	whether the structure of our compensation programs creates an incentive for taking excessive risk; and

•	trends affecting the company’s markets.

The following table highlights key features of our executive compensation program. We also identify certain compensation practices that the Committee has not implemented because it does not believe they would serve our shareholders’ long-term interests.

What we do
✓	We make variable, performance-based compensation a significant component of each executive officer’s total compensation and increase the proportion of variable compensation to total compensation as levels of responsibility increase.

✓	We balance short-term and long-term compensation to discourage short-term risk-taking at the expense of improvement in long-term results.

✓	We require meaningful stock ownership and retention at levels that increase with responsibility.

✓	We have implemented a one-year holding requirement for net after-tax shares earned under performance share awards beginning with awards made in 2016.

✓	We use a performance measure relative to the performance for comparable companies for long-term incentive awards payable in stock beginning with awards made in 2016.

✓	The Committee uses an independent executive compensation consultant which reports directly to the Committee and does not provide any other services to our company.

✓	We have a clawback policy for the recovery of performance-based compensation in the event of executive officer misconduct related to our financial results.

What we don’t do
X	We do not permit hedging transactions on our stock.

X	We do not provide special perquisites to any employee.

X	We do not vest time-based equity awards in less than three years.

X	We do not re-price stock options without shareholder approval or permit discounted stock options.

Policies regarding executive compensation

Under the Committee’s policy, a significant component of each executive officer’s total compensation is variable, and that component increases as a percentage of total compensation as an executive’s responsibilities increase. This variable compensation depends on performance —disappointing performance results in little or no variable compensation while superior performance leads to superior payouts. The Committee seeks to design variable compensation programs and establish performance criteria that incentivize continuous improvement in measures important to both our annual and long-term business plans.

Linking a significant portion of our key executives’ total pay to the successful execution of our strategies provides an incentive to achieve our objectives for increasing shareholder value. In addition to achieving operating improvements throughout our businesses, our variable compensation programs are also designed to incentivize achievement of other corporate objectives to increase shareholder value. Over the past several years, the successful resolution of the ACRP has been a key objective for increasing shareholder value.

The Committee believes management’s interests must be aligned with our shareholders’ interests, and it sets policies accordingly. These policies include the systematic grant of equity or potential equity to our executives and a requirement for their personal ownership of our shares. When the shares of our common stock that our executives are required to own and have the potential to own create significant personal value for them, we believe they are more likely to act to maximize long-term shareholder value over short-term gain.

When setting targeted in-service compensation for each of our executive officers, the Committee considers individual performance, experience and tenure. In evaluating the reasonableness and competitiveness of targeted in-service compensation, the Committee reviews compensation data for a broad survey group and for a peer group prepared by its independent executive compensation consultant. These groups are discussed below.

Stock ownership and retention requirements

Each executive officer is required by policy to hold shares of our common stock with a market value at least equal to a specific multiple of the officer’s base salary. The multiple increases with the officer’s level of responsibility. The minimum ownership required for our CEO is 5.0 times base salary; for all other NEOs, the minimum is 2.5 times base salary. Minimum levels for the other executive officers range from 0.75 times to 1.5 times base salary. In light of this policy, the Committee believes it is appropriate to provide officers with an opportunity to earn shares as part of their long-term incentive awards.

Once named an executive officer, an individual has five years to reach the minimum stock ownership requirement for his or her position. Individuals who were officers in 2012, when we increased the multiples, have five years from the increase to reach the new level. An executive officer who fails to maintain the required level of ownership must retain 50% of any shares received under any company equity award plan until he or she satisfies the requirement. Restricted shares of our common stock and restricted stock units count toward minimum ownership only after the restrictions lapse.

We check for compliance with this policy in connection with our board of directors meeting held each February. As of February 13, 2017, the date of the Committee’s February 2017 meeting, all of our current named executive officers who have been executive officers for at least five years held at least the minimum number of shares.

Anti-hedging policy

Our policies prohibit employees, officers and directors from using the company’s securities in any hedging or monetization transactions. The prohibition includes but is not limited to, the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the company’s securities.

Pledging policy

Our policies prohibit executive officers from pledging EnPro shares that they own as collateral, including holding EnPro shares in a margin account, unless the officer holds unpledged shares at least equal to the amount required under our stock ownership and retention policy and receives pre-approval of the pledge from our General Counsel. Under our policies, a pledge may not be approved unless the officer clearly demonstrates the financial capacity to repay the loan or obligation secured by the pledge without resorting to the pledged shares. Mr. Macadam has pledged 100,000 shares to secure a managed trading program with respect to a broad securities index that does not include any EnPro securities. This pledge transaction was approved in advance in accordance with our policy.

Clawback policy

Our clawback policy allows the company to recover performance-based compensation from any executive officer who engages in fraud or willful misconduct that requires us to restate our financial results. Under the policy, we are entitled to recover cash awards made under our annual incentive performance plan and cash or equity-based incentive awards made under our long-term incentive performance plan. If the Committee determines the compensation would have been lower if it had been based on the restated results, it will, to the extent permitted by law, seek to recover from the executive officer all performance-based compensation it deems appropriate after a review of all relevant facts and circumstances.

Market competitiveness analyses

In evaluating target compensation levels, the Committee has requested its independent executive compensation consultant, Pearl Meyer, to prepare benchmarking studies. These studies have been prepared and presented to the Committee every two years. The most recent study presented to the Committee prior to the compensation decisions it made in February 2016 was prepared in October 2014. The study compared our executive officers’ salaries, target annual incentive plan awards and target long-term incentive awards to those granted to officers in the same positions at other similarly sized diversified manufacturing companies. The study used compensation data from a nationally recognized published survey for a broad group of companies and for a peer group consisting of 14 manufacturing companies within the industrials sector. Annual revenues of the peer companies ranged from $850 million to $4.4 billion, with median revenues of $1.5 billion. The market capitalization of the peer companies at the time of the study ranged from $1.2 billion to $6.0 billion, with median market capitalization of $3.2 billion. This peer group is the same as the group used for the previous benchmarking study prepared by Pearl Meyer for the Committee, other than the elimination of two companies that were acquired after the date of the earlier study.

To determine our size relative to the compensation peer group, we include the third-party sales of our deconsolidated subsidiary, GST. Those sales were $195.7 million for the year ended December 31, 2016. GST has been excluded from our consolidated results since June 5, 2010, when it filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code as the initial step in a process to resolve all current and future asbestos claims. However, its oversight has remained and will continue to be a responsibility of our executive officers. For this reason, for relative compensation comparisons we include GST’s net sales to third parties in the calculation of the revenues we use to compare ourselves to the peer group.

The peer group of companies for the 2014 study was as follows:

• Actuant Corporation	• Barnes Group, Inc.

• Circor International, Inc.	• Clarcor, Inc.

• Colfax Corporation	• Crane Co.

• Curtiss Wright Corp.	• Graco Inc.

• IDEX Corporation	• Nordson Corporation

• TriMas Corporation	• Woodward, Inc.

• Mueller Water Products, Inc.	• Watts Water Technologies, Inc.

For executive compensation purposes, we believe a comparison of the relative size and complexity of a company is more important than a comparison of specific products manufactured. These are the types of companies with whom we compete for management personnel and therefore we believe it is appropriate for us to compare our compensation practices with theirs.

Pearl Meyer prepared a new benchmarking study in October 2016. At the direction of the Committee, Pearl Meyer screened and reviewed companies included in Standard & Poor’s Global Industry Classification Standard Capital Goods industry classification, reviewed the peer groups included in the 2016 reports of certain principal proxy advisory firms, and conducted an analysis to identify potential peer companies, evaluating comparability in terms of sales, business mix alignment, and market value. The peer group selected by the Committee for the 2016 study, consistent with Pearl Meyer’s recommendation following its analysis, was the same group of companies included in the 2014 study, other than Colfax Corporation. Based on the recommendation of Pearl Meyer, the Committee approved the exclusion of Colfax Corporation from the peer group based on its significantly larger size compared to EnPro and other members of the peer group. This 2016 study was used by the committee in connection with evaluating target compensation levels set for 2017.

In its benchmarking studies, Pearl Meyer compared the specific compensation elements we awarded to each of our executive officers to those awarded to executive officers with similar responsibilities of each member of the peer group and the broader survey group and to the relevant medians of the peer group and survey group. Based on its analysis, Pearl Meyer advised the Committee on adjustments to base salary, annual incentive award and long-term incentive awards for each named executive officer. Peer and survey compensation data allow the Committee to determine whether our compensation programs and target compensation levels for executive officers are reasonable and competitive.

Evaluation of incentives for excessive risk

To discourage excessive risk, the Committee seeks to balance:

•	fixed and variable compensation,

•	short-term and long-term compensation,

•	the performance measures used to determine incentive compensation, and

•	the level of in-service and post-retirement benefits.

The Committee has specifically evaluated the company’s compensation structure and practices and concluded that they do not establish incentives for unnecessary or excessive risk.

Compensation analysis

The following section discusses and analyzes each element of our executive compensation program, including long-term incentive plan, or LTIP, awards made in 2014 for the 2014-2016 performance cycle, and LTIP awards made in 2016 for which scheduled payouts would not occur until 2019.

Base salary

Base salaries give our officers a relatively secure level of compensation. Adjustments to base salary rates typically are made in February of each year and are effective on April 1, though mid-year adjustments may be made in the event of promotion or other special circumstance. In 2016, the Committee did not adjust Mr. Macadam’s base salary rate. Mr. Macadam’s base salary rate has been increased only once (by 3% in 2014) since he was hired in March 2008. The Committee adjusted the base salary rates of the other named executive officers in 2016 from the levels paid in 2015. For 2016, base salary rates of all NEOs increased by an average of 2.5% over the prior year, with individual increases ranging from 0% to 4%.

Annual performance incentive plan awards

The plans used by the Committee to make annual incentive compensation awards are designed to give executive officers a personal financial incentive to help us reach annual business goals. We refer to these plans as the annual performance plans or annual plans.

Mr. Macadam’s annual performance incentive awards were made under our senior executive annual performance plan, most recently approved by our shareholders in 2012. Mr. Childress, Mr. Walker, Mr. McLean and Mr. Cox received annual performance incentive awards under a plan in which other corporate officers participate. It uses identical measures and target levels but permits adjustments for unusual items which are not permitted under our senior executive annual performance plan.

Mr. Riley received an annual performance incentive award under a similar plan for division personnel. One quarter of his award was based on the same corporate-

wide performance measures and weightings applied to the other NEOs. The remaining three quarters of the award was based on performance measures applicable to the Fairbanks Morse division.

The amount of awards paid under our annual plans is based on performance. We establish threshold, target and maximum performance levels for our company and each of our businesses. When performance falls below the threshold, executives receive no payout. The Committee administers the annual performance plans to provide for payouts at a threshold level of performance at 50% of the target payout, payouts at a target level of performance at 100% of the target payout, and payouts at a maximum level of performance at 200% of the target payout. Performance between any of the established levels yields a proportional payout. Because Mr. Cox ceased to be an employee before December 31, 2016, he was not entitled to a payout with respect to his 2016 annual incentive plan award.

For 2016, the performance measures and weightings for the senior executive annual performance plan were:

Adjusted operating income	50%
Adjusted return on invested capital	50%

For 2016, the performance measures and weighting for the divisional component of the annual performance plan in which Mr. Riley participated were:

Adjusted operating income (division)	50%
Adjusted return on invested capital (division)	50%

Why we use adjusted operating income and adjusted return on invested capital to measure performance

The Committee selected these performance measures because they are the critical measures we use internally in managing our businesses and are measures of our profitability and the performance of our assets relative to our investment. The Committee believes that performance against these measures significantly drive the value of our company. The Committee believes that the adjustments to operating income and return on invested capital permit a more accurate measure of the operating performance of our businesses. In selecting these performance measures, setting the performance goals and awarding the corresponding incentive opportunities, the Committee took into account management’s recommendations.

Because oversight of our GST subsidiary and its financial results continues to be a responsibility of our executive officers, we include its results with ours when we establish and measure our financial performance under the annual plans.

Adjusted operating income eliminates the effect of asbestos expense, LIFO adjustments and certain selected expenses and income that do not reflect normal operating conditions. Adjustments to operating income in 2016 included the exclusion of restructuring expense, acquisition-related costs and certain litigation costs and reserves, as well as the impact of foreign currency translation. An adjustment was also made with respect to the loss incurred on a multi-year, Euro-denominated contract in our Power Systems segment to reflect only the portion of the loss related to the percentage of project completion.

The Committee believes adjusted return on invested capital comprehensively measures the performance of our assets relative to our investment and fairly measures our ability to generate earnings in relation to the investment required to generate those earnings.

Financial goals for 2016

The following table presents the financial goals set for the 2016 senior executive annual performance plan. The table shows goals for threshold, target and maximum performance levels, actual 2016 performance and weighted payout percentages for each goal.

We do not include the specific division financial goals of the annual plan in which Mr. Riley participated or the specific performance of the Fairbanks Morse division in this proxy statement because we believe this information is confidential information and public disclosure would cause competitive harm to that business. At the time the division goals were set, the Committee deemed the target performance levels set for each of the division metrics to be reasonable “stretch” goals, with a maximum payout possible only in the event of superior performance.

	Performance Levels			Actual Performance
(dollars in millions)	Threshold	Target	Maximum	Amount	Weighted Payout %
Adjusted operating income(1)	$113.0	$136.8	$166.0	$129.9	42.7%
Adjusted return on invested capital(1)	14.0%	15.6%	17.4%	14.8%	38.1%

(1)	Adjusted operating income and adjusted return on invested capital are not financial measures under GAAP. Adjusted operating income is calculated by taking each operating division’s operating income and adding back asbestos expense, LIFO adjustments and certain selected expenses that do not reflect normal operating conditions and subtracting certain selected income items that do not reflect normal operating conditions. In addition, adjusted operating income reflects an adjustment for the translation impact of foreign currency exchange, as described above. Adjusted return on invested capital is calculated by taking adjusted operating income multiplied by the difference between 1 minus the tax rate (expressed as a fraction) then adding depreciation and amortization and asbestos expense, with such amount then divided by the sum of average working capital, average gross property, plant and equipment and average gross software investment. For the corporate calculations, corporate administrative expenses are subtracted from the sum of the operating segments’ adjusted operating income.

The plan payouts at the target performance level, as a percentage of base salary, and the actual payout as a percentage of salary for the named executive officers were as follows:

	Target Payout, as Percentage of Salary	Actual Payout, as Percentage of Salary
Macadam	105%	84.5%
Childress	70%	56.6%
Walker	70%	56.6%
Riley	55%	52.6%
McLean	55%	44.4%

Mr. Macadam’s employment agreement sets the target level for his annual incentive award at 100% of his salary. Beginning in 2013, the Committee increased the target award level for his annual incentive to 105% of his salary. Target award levels set by the Committee for the other named executive officers were based on historical award levels, a review of the Pearl Meyer market studies and management recommendations.

To set 2016 performance levels, the Committee reviewed a top-down estimate of our performance for the year based on management’s expectations for each of our markets and a bottom-up review of each division’s strategy and forecast for its performance. The Committee evaluated these internal estimates against external expectations for the performance of our markets and then set our goals for the year. For the past several years, actual corporate performance has been below target-level goals.

When 2016 operating performance goals were set, we anticipated a continuation of economic trends that had adversely affected a number of the markets we serve, particularly oil and gas, trucking and metals and mining. In addition, the goals reflected an anticipated zero-profit impact from the multi-year contractual arrangement with Electricite de France, greater research and development spending and lower after-market sales due to maintenance cycles in the Power Systems segment, and that corporate expenses in 2016 would be greater than 2015 due principally to the non-recurrence of the reversal in 2015 for accruals of long-term incentive compensation, principally for the 2014-2016 performance cycle. The Committee established target corporate performance levels for 2016, which, though slightly below the levels achieved in 2015, it considered aggressive in light of these circumstances. The 2016 target corporate performance levels, after excluding the Power Systems segment and corporate expenses, reflected growth in segment earnings of approximately 5% over 2015.

The extent of the adverse trends during 2016 was greater than we had expected. Nearly all of the markets that we serve saw negative year-over-year trends, and our sales have closely tracked those trends. Commodity prices in general remained depressed, which had a greater than anticipated ripple effect through the oil and gas, metals and mining, and refining markets. In addition to those markets, sales remained depressed in gas turbine equipment and general industrial markets, with heavy duty trucking also showing weakness. Improvements in other markets, principally in the semiconductor and food and pharmaceutical sectors, and significant cost savings arising from restructuring efforts that commenced in 2015 and cost-saving initiatives implemented in 2016 were not sufficient to offset the impact of these negative economic trends.

As a result, the year did not progress as we had expected. Our overall adjusted operating income was $129.9 million (between the threshold and target levels) and our overall adjusted return on invested capital was 14.8% (between the threshold and target levels). The adjusted operating income and adjusted return on invested capital of the division for which Mr. Riley is responsible performed between, respectively, the target and maximum levels and the threshold and target levels.

Accordingly, based on the payout levels established by the Committee for the annual performance plans, Messrs. Macadam, Childress, Walker and McLean received payouts of 80.8% of the target level, and Mr. Riley received a payout of 95.7% of target level. As noted above, because Mr. Cox was not an employee at December 31, 2016, he did not receive a payout with respect to his 2016 annual performance plan award.

The dollar amount of these payouts under the annual performance plans to each of the named executive officers is included in column (g) (see footnote 2) of the summary compensation table.

Long-term compensation

Awards made for 2014-2016 cycle

Long-term compensation grants to our executive officers provide them with personal financial motivation and a stake in our long-term success. The Committee believes these awards also help us retain executives who are committed to achieving our corporate goals.

In 2014, the target level of our long-term compensation awards was split equally among long-term incentive compensation awards payable in shares (or, “performance shares”), long-term incentive cash compensation awards and restricted stock units with time-based vesting. The performance shares and long-term incentive cash compensation awards were granted under our long-term incentive plan (or LTIP) most recently approved by our shareholders in 2012. In addition, in 2014, the Committee authorized special grants of restricted stock units awarded to executive officers and other key personnel in recognition of their efforts related to the strategy, planning and management of the ACRP which resulted in the favorable estimation order issued by the bankruptcy court in January 2014. In addition, restricted stock unit awards were made to executive officers who elected to participate in our management stock purchase deferral plan described below (see “— Retirement and other post-termination compensation — Deferred compensation and management stock plans”).

The Committee believes that both LTIP awards payable in cash and performance shares serve to align our officers’ long-term interests with those of our shareholders. The award of a substantial portion of long-term compensation in the form of time-vested restricted stock units helps to ensure retention of these executives.

The LTIP awards made by the Committee in 2014 were based on a long-term performance measure that the Committee first used in 2013 and which we refer to as the Equity Value Plan. That plan compares the company’s calculated growth in equity value per share over the three-year performance period to a defined target return. It was designed to align management’s interests with those of shareholders by rewarding performance that correlates over time with factors that should affect share price appreciation. The Equity Value Plan was designed to hold management accountable not only for earnings growth, but also for the quality of investments.

The Equity Value Plan focused on calculated growth in equity value (based on a multiple of adjusted EBITDA) per fully diluted share and is in some ways similar to a total shareholder return measure. Unlike a formula based solely on total shareholder return, payouts under the Equity Value Plan are not subject to broader movements in the stock market, which are outside of management’s control.

The calculated equity value is based in part on a multiple (8x for awards made in 2014) of the company’s adjusted earnings before interest, depreciation, amortization and asbestos-related expenses less adjusted net debt. The calculation includes GST on a pro forma basis for all relevant periods as if that subsidiary were included in our consolidated financial results, but such pro forma calculation does not include effects arising from a resolution of the ACRP. The target return for these awards is determined by adding a 5.5% risk premium to the average 10-year Treasury bond yield for the three-year period. The Committee set the premium for the target return at the same rate used for awards made in 2013.

Adjustments to earnings before interest, depreciation, amortization and asbestos-related expenses include restructuring charges; asset impairments; all expenses and charges related to discontinued operations, including environmental reserve adjustments; fair value adjustments to inventory related to acquisitions and other non-recurring items in connection with acquisitions and dispositions; extraordinary items; and pension expense.

The calculated equity value is subject to adjustments for acquisitions and dispositions that occur during the performance period based on when the acquisition or disposition is completed. It is also based on equitable adjustments where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for changes in accounting principles that were not anticipated at the time the awards were made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to account for restructurings, discontinued operations, and any other items deemed by the Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time the awards were made, and (v) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing, in each case as determined in good faith by the Committee consistent with the principles set forth in section 162(m) of the Internal Revenue Code and the regulations thereunder.

Adjusted net debt subtracts cash and marketable securities and the amount of any cash dividends paid during the three-year period from the sum of third-party debt and pension liabilities. Because the calculations for the LTIP awards made in 2014 include GST on a pro forma basis for all relevant periods as if GST’s plan of reorganization had been consummated, adjusted net debt excludes any asbestos-related assets and liabilities.

The growth in equity value per share is measured over the period by comparing (a) the quotient of (i) the difference between the multiple of the company’s adjusted earnings before interest, depreciation, amortization and asbestos-related expenses for the year ended December 31, 2013 minus adjusted net debt as of December 31, 2013 (ii) divided by the fully diluted common shares at December 31, 2013 (b) to the quotient determined for those same items for the year ending December 31, 2016.

The target return is determined by adding a risk premium (5.5%) to the average 10-year Treasury bond yield for the three-year period.

The compound annual growth rate (or “CAGR”) of the growth in the calculated equity value over the three-year period divided by the target return determines the amount of the LTIP payout, as shown in the following chart:

Calculated equity value CAGR / target return	LTIP payout (% of target award)
0.50	50%
1.00	100%
1.70	300%

Actual performance that falls between the established levels yields a proportional payout. No payment is made if the ratio of the CAGR of the calculated equity value to the target return is less than 0.50.

The following graphical presentation illustrates the calculation under the Equity Value Plan for the 2014 LTIP awards:

Target return of 5.5% + average 10-year treasury yield

The following table sets forth for each named executive officer (except Mr. Cox who, because of his departure, was not entitled to receive a payout of the LTIP awards granted in 2014), the payout amount at target performance level for the LTIP award payable in cash and the LTIP award made in the form of performance shares:

	Target Payout
	Cash LTIP	Performance Shares
Macadam	$566,667	7,874
Childress	$59,410	825
Walker	$95,200	1,323
Riley	$68,533	952
McLean	$90,383	1,256

The ratio of the CAGR of the calculated equity value to the target return for the 2014 LTIP awards was (0.4)%, resulting in no payout with respect to these awards. Under the Equity Value Plan, growth in adjusted EBITDA over the three-year plan period is a primary determinant of calculated equity value. Our ability to grow EBITDA over the three-year period ended December 31, 2016 was affected by the economic conditions in the markets we serve, which, with limited exceptions, were sluggish over this period. Principally as a result of these economic conditions, we were unable to achieve earnings growth sufficient to trigger any payout for the 2014 LTIP awards.

The dollar amount of the cash LTIP payout to each of the named executive officers is included in column (g) (see footnote 2) of the summary compensation table for the respective year. As noted above, the amount of the cash LTIP payout for 2016 was $0. The value at

December 31, 2016 of the restricted stock units that were awarded in 2014 and vested in 2016 is included in the table in “Executive compensation — Outstanding equity awards at fiscal year end.”

Awards granted in 2016

The target level of our long-term compensation awards made in 2016 was split equally among LTIP awards payable in shares, LTIP awards payable in cash and restricted stock units with time-based vesting. The Committee believes that both LTIP awards payable in cash and LTIP awards payable in shares align officers’ long-term interests with those of our shareholders. The award of a substantial portion of long-term compensation in the form of time-vested restricted stock units helps to ensure retention of these executives.

The amount of cash for a cash LTIP award payable, and the number of shares for an LTIP award of performance shares deliverable, are based on our performance against selected financial goals over a three-year period. For our LTIP award opportunities, the Committee set threshold, target and maximum levels. Performance below the threshold level results in no payout, performance at the threshold level results in a payout at one-half of the amount at the target level, and performance at the maximum level or above results in a payout of twice the amount set for the target level. We extrapolate to determine the payout for performance between these levels. Pursuant to our long-term incentive compensation plan, performance levels are adjusted to account for dispositions, acquisitions and other corporate restructuring transactions.

In 2016, the Committee decided to use different performance measures for LTIP awards that are payable in cash and awards payable in stock. Payments under 2016 awards payable in cash are based on our adjusted return on invested capital over the three-year (2016-2018) performance period against threshold, target and maximum levels established when the awards were granted. In contrast to our use of adjusted return on invested capital under our annual plans, for these awards this return on invested capital measure includes goodwill and other intangible assets to hold management accountable for the quality of acquisitions made.

The number of shares to be issued under the LTIP awards payable in stock is based on our total shareholder return (or TSR) over the same three-year period relative to TSR of the S&P SmallCap 600 Capital Goods (Industry Group) Index over that period. EnPro is one of the companies included in this index. Payment at the threshold level of these awards will occur if our TSR relative to the TSR of the index is at the 35th percentile, with target payments at the 50th percentile and maximum payments at the 75th percentile. The LTIP awards limit the payout to the target level in the event that absolute TSR is negative and require recipients to hold the net after-tax shares issued at the end of the three-year performance period for an additional year.

Restricted stock units further our goals of aligning officers’ long-term interests with those of our shareholders and increasing management’s ownership stake in our company. They vest three years after the date of grant subject to the executive’s continued employment during that period. In the event of death, disability or a change in control of the company, they vest earlier. In the event of an executive’s retirement, the restricted stock units vest pro rata based on the number of months he or she was employed after the grant date through the retirement date compared to the scheduled 36-month period.

In contemplation of awards to be made in 2016, and at the recommendation of the Committee, the board of directors amended the plans governing equity and LTIP awards to permit the Committee the flexibility to require additional events following a change in control to trigger the vesting of new equity and long-term incentive awards. The LTIP awards and restricted stock units awards granted to employees in February 2016 provide that, if the resulting entity in the change in control assumes the awards, the awards will vest early in connection with a change in control only if within two years after the change in control the employee is terminated without “cause” or the employee resigns for “good reason,” as such terms are defined in the awards.

The following table sets forth for each named executive officer, the payout amount at target level of performance for the LTIP award payable in cash and the LTIP award made in the form of performance shares, along with the number of restricted stock units awarded in 2016. The restricted stock units listed in the table below include awards made in connection with our management stock purchase deferral plan described below (see “— Retirement and other post-termination compensation — Deferred compensation and management stock plans”):

	Target Payout		Restricted Stock Units*
	Cash LTIP	Performance Shares
Macadam	$700,000	15,787	17,479
Childress	$156,024	3,518	3,706
Walker	$211,155	4,761	4,761
Riley	$87,825	1,981	1,981
McLean	$101,637	2,293	2,610
Cox	$100,698	2,271	2,271

*	Includes restricted stock unit awards made in connection with our management stock purchase deferral plan described in “— Retirement and other post-termination compensation — Deferred compensation and management stock plans” as follows: Mr. Macadam, 1,692 restricted stock units; Mr. Childress, 188 restricted stock units; and Mr. McLean, 317 restricted stock units.

The grant date fair value of the target level payout of performance shares for LTIP share opportunities awarded in 2016 and the grant date fair value of the restricted stock units awarded in 2016, in each case as determined under FASB ASC Topic 718, are included in column (e) (see footnote 1) of the summary compensation table and in column (l) of the table in “Executive compensation — Grants of plan-based awards.”

Perquisites

Since February 2006, we have provided only minimal perks, which include an umbrella liability policy, to our executive officers.

Other in-service benefits

Our executive officers also receive the following benefits, which we provide to all salaried employees as compensation for their services to us:

•	group health, dental and life insurance, part of the cost of which we pay;

•	optional term life, accidental death and disability insurance and long-term disability insurance, the cost of which the employee pays; and

•	travel and accident insurance, for which we pay.

We provide these insurance benefits because we believe they are standard parts of the compensation package available to salaried employees at companies of our size.

Retirement and other post-termination compensation

401(k) Plan

Our executive officers participate in our 401(k) plan on the same basis as other salaried employees. Under this plan, a portion of each participant’s compensation eligible for the plan (generally base-salary and annual incentive compensation) can be deferred into a 401(k) account, up to the annual limit set by the IRS. Each participant directs investments in the account. We match 100% of deferrals under this plan (other than catch-up contributions) up to the first 6% of the aggregate of annual salary and annual incentive compensation contributed by the participant. Our matching contributions are fully vested.

Deferred compensation and management stock plans

Our non-qualified, deferred compensation plan permits our executive officers to save for retirement on a tax-deferred basis beyond what is permitted under the 401(k) plan because of either federal tax code limits or the design of the 401(k) plan. In addition, the deferred compensation plan allows for matching contributions that cannot be made in the 401(k) plan because of federal tax code limits. These contributions are made at the same rate and are subject to the same aggregate limit as the 401(k) plan. The Committee believes this type of additional deferral and matching opportunity is an appropriate and customary component of a competitive compensation package for public company executive officers.

In 2012, we adopted a management stock purchase deferral plan which permits officers and other senior personnel to defer, for five years or more, up to 50% of annual incentive compensation. Deferred amounts are credited to these individual’s accounts based on the value of our common stock. Participants are eligible to receive awards of restricted stock units equal to 25% of the amount of compensation deferred. The units have a three-year vesting period and are payable in shares of common stock at the same time the related annual incentive deferrals are payable. For deferrals of annual incentive compensation earned for performance in 2015, restricted stock unit awards were granted in 2016. The amount of annual incentive compensation deferred under this plan is included in Non-Equity Incentive Plan Compensation in column (g) (see footnote 2) of the summary compensation table. The grant date fair value of the restricted stock units awarded for incentive compensation deferrals, as determined under FASB ASC Topic 718, is included in column (e) (see footnote 1) of the summary compensation table and in column (l) of the table in “Executive compensation — Grants of plan-based awards.”

The officers who participate in these plans have voluntarily placed their deferred compensation at risk because the plans are unsecured and amounts in them would be available to satisfy our creditors in the event of our insolvency. In addition, amounts deferred into the stock purchase plan are subject to the risk posed by changes in the value of our common stock.

Pension and defined benefit restoration plans

In 2006, we closed our defined benefit pension plan to new participants and froze the benefits of employees who had not reached 40 years of age. Employees who were age 40 or older were eligible to continue to accrue benefits under the defined benefit plan, which provides them a retirement benefit based on their years of service with the company and their final average compensation (base salary plus annual incentive compensation). Of the named executive officers, only Mr. Childress continues to accrue benefits under the defined benefit pension plan. Mr. Walker’s benefits under this plan were frozen in 2006 since he was not age 40 at that time, and accordingly after that date he ceased to accrue further benefits under the defined benefit pension plan. The other NEOs were hired after 2006. For salaried employees, including Messrs. Macadam, Walker, Riley and McLean, who are not eligible to accrue benefits under the defined benefit plan either because they were hired after 2006 or they were too young when the plan was frozen, we make a contribution equal to 2% of salary and annual incentive compensation to the employee’s account in our 401(k) plan. Any amount exceeding permitted 401(k) contributions is made to the deferred compensation plan.

We also provide our executive officers and others who participate in the defined benefit pension plan with a defined benefit restoration plan. The restoration plan gives them the benefits they would have received under our pension plan were it not for limitations under the pension plan. The federal tax code caps both the amount of annual compensation that the pension plan can take into account and the amount of annual benefits that the pension plan can provide. We include these caps in our pension plan in order to maintain its tax-qualified status. In addition, the pension plan does not take into account amounts deferred under our non-qualified deferred compensation plan. The defined benefit restoration plan permits participants to receive retirement pension benefits that take into account their full salaries and annual incentive compensation. Of the named executive officers, only Mr. Childress participates in the defined benefit restoration plan.

Management continuity agreements

In a situation involving a change in control of our company, our executive officers would face a far greater risk of termination than other salaried employees. To attract qualified executives who might find other job opportunities with less risk to continued employment, we have entered into a management continuity agreement with each of our executive officers. These agreements incentivize our executives to stay with us in the event of an actual or potential change in control, and are an important part of a competitive executive compensation package.

In establishing the terms of these agreements, we looked at similar arrangements established by peer companies with whom we believe we compete for talent and by our former corporate parent. Particular terms in these agreements, including the applicable continuation period and provisions increasing the amount payable to account for excise taxes for agreements entered into prior to 2009, reflect our subjective judgment regarding the terms offered in comparable agreements by peer companies and our desire to offer competitive arrangements for executive employment.

Each continuity agreement provides for continued employment of the individual for a specified period after a change in control, with the same responsibilities and authorities and generally the same benefits and compensation as the individual had immediately prior to the change in control (including average annual increases). The period covered by the agreement is based on the relative responsibilities of the executive officer. For Mr. Macadam, the period is three years; for other executive officers, the period is two years. Under the agreements, the employee would be entitled to certain payments and other benefits if, during the continued employment period, we or our successor were to terminate the individual’s employment for reasons other than “cause,” or the individual voluntarily terminated his employment for a “good reason.” These terms are defined in the agreements.

For an executive to receive payments and benefits under these agreements, two events, or triggers, must occur. First, there must be a change in control of the company, and second, the executive’s employment must be terminated, either by the company, other than for “cause”, or by the executive for “good reason.” The second trigger incentivizes the executive to stay with the company and perform at a high level in the event of a change in control.

For more information about these payments and other benefits, see “Executive compensation — Potential payments upon termination or change in control.” The Committee has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable.

Severance policy

Our severance policies provide benefits to all full-time employees at our corporate office, including our executive officers. Under these policies, an executive officer whom we terminate without cause is entitled to continue receiving his or her base salary for a specific period. The terminated officer is also entitled to receive a pro rata portion of the annual incentive compensation payable for the year in which the officer is terminated, along with a pro rata payout of all LTIP awards based on the number of months the officer was employed in each performance cycle.

The period for which an executive officer is entitled to continue receiving his or her base salary depends on the officer’s level of responsibility. The CEO is entitled to a period of 24 months. Other executive officers are entitled to 12 months. An executive officer who is entitled to receive payments under the change-in-control continuity agreements described above is not entitled to severance benefits.

We believe that our severance policy is consistent with compensation packages for executive officers at other companies similar to ours and therefore is an important component of a competitive compensation package.

Section 162(m) considerations

Under Section 162(m) of the Internal Revenue Code, a public company is limited to a $1 million deduction for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer) who are employed at year-end. This limitation does not apply to compensation that qualifies under Section 162(m) as “performance-based compensation.” Some compensation received by our named executive officers may exceed the applicable Section 162(m) deduction limit and not otherwise qualify as “performance-based compensation.” While the Committee retains discretion to make compensation decisions in light of a variety of considerations, compensation decisions for our named executive officers are made after consideration of Section 162(m) implications. The Committee administers the senior executive annual performance plan in a manner designed to permit compensation paid under that plan to qualify as performance-based compensation under Section 162(m), by establishing a formulaic maximum award equal to 200% of the target award if the threshold level of performance is achieved. The actual award payout, however, is determined based on the threshold, target and maximum performance goals, and the degree of actual achievement relative to those goals, as described under “Annual performance incentive plan awards” above, which in no event may exceed the formulaic maximum award. The Committee believes that this approach to addressing Section 162(m) serves our shareholders by preserving the tax deductibility of annual incentive awards that might otherwise be limited by Section 162(m).

Changes to compensation program in 2017

The Committee granted awards under our annual plan for 2017 with performance measures and weightings similar to awards granted in 2016, except that it replaced the relevant adjusted operating income performance measure with a performance measure based on adjusted EBITDA. The difference between these two performance measures is the exclusion of the impact of depreciation and amortization expense from adjusted EBITDA. For the 2017 annual plan awards, the Committee selected adjusted EBITDA as a performance measure instead of adjusted operating income because it felt that adjusted EBITDA was an earnings metric of primary interest to our investors and that the exclusion of depreciation and amortization expense from the measure eliminated variability due to these expenses, which are not as reflective of the annual operating performance of our businesses, and was consistent with the methodology used in the adjusted return on invested capital performance measures for 2016 and 2017 annual plan awards and 2016 and 2017 LTIP awards payable in cash.

In addition, the Committee amended the management stock purchase deferral plan to terminate any further participation in that plan. This plan permitted officers and other senior personnel to defer up to 50% of annual incentive compensation, with deferred amounts credited to these individual’s accounts based on the value of our common stock and participants being eligible to receive awards of restricted stock units equal to 25% of the amount of compensation deferred. The Committee decided to terminate this plan going forward based on the cost and complexity of administering this plan, coupled with lower than anticipated participation rates. Although further participation in the plan has been terminated, participants who elected in 2015 to defer a portion of their payouts under 2016 annual plan awards continued to participate in the plan with respect to such deferrals and in February 2017 received awards of restricted stock units as contemplated by the plan.

Executive compensation

The following information relates to compensation paid or payable for 2016 to:

•	our CEO;

•	our CFO;

•	the three other most highly compensated of our executive officers who were serving as executive officers as of December 31, 2016; and
•	a former executive officer who was not serving as an executive officer as of December 31, 2016.

We have also included information relating to compensation for 2015 and 2014 for the named executive officers who were also named executive officers in those years.

Summary compensation table

The following table sets forth for the named executive officers:

•	their names and positions held in 2016 (column (a));

•	year covered (column (b));

•	salaries (column (c));

•	other annual and long-term compensation (columns (d), (e), (f), (g) and (i));
•	the change for 2016 in the actuarial present value of their benefits under the defined benefit plans in which they participate (column (h)); and

•	their total compensation (column (j)), which is the sum of the amounts in columns (c) through (i).

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus($) (d)	Stock Awards ($)(1) (e)	Stock Options ($) (f)	Non-Equity Incentive Plan Comp.($)(2) (g)	Change in Pension Value and Nonqualified Deferred Comp. Earnings($)(3) (h)	All Other Comp.($) (4) (i)	Total($) (j)
Stephen E. Macadam	2016	850,000	—	1,568,114	—	721,140	—	150,692	3,289,946
President and Chief Executive Officer	2015	850,000	—	1,559,899	—	1,689,206	—	94,095	4,193,200
	2014	843,269	—	2,342,951	—	1,202,039	—	173,281	4,561,540

J. Milton Childress II	2016	385,962	—	341,059	—	218,300	166,890	40,587	1,152,798
Senior Vice President and Chief Financial Officer	2015	354,014	—	322,496	—	280,858	68,840	24,527	1,050,735

Kenneth D. Walker(5)	2016	432,276	—	450,282	—	244,495	11,598	1,145,445	2,284,096
Former Senior Vice President and Chief Operating Officer	2015	420,000	—	426,315	—	357,600	—	48,182	1,252,097
	2014	341,384	—	380,124	—	197,348	28,696	41,777	989,329

Marvin A. Riley	2016	310,000	—	187,357	—	163,169	—	33,130	693,656
Division President, Fairbanks Morse	2015	278,199	—	498,986	—	317,854	—	33,877	1,128,916

Robert S. McLean	2016	355,085	—	230,921	—	157,800	—	37,238	781,044
Chief Administrative Officer, General Counsel and Secretary	2015	338,000	—	266,087	—	286,083	—	49,933	940,103
	2014	311,192	—	369,709	—	173,725	—	31,705	886,331

Jon A. Cox(6)	2016	293,822	—	214,785	—	—	56,979	503,371	1,068,957
Former Chief Innovation and	2015	340,369	—	205,277	—	325,766	—	31,995	903,407
Information Officer	2014	334,646	—	376,605	—	246,821	324,990	37,195	1,320,256

(1)	The annual long-term compensation awards made in 2016 were, in general, subdivided as follows: one-third of the target long-term compensation in an LTIP award payable in cash, one-third in an LTIP award of performance shares and one-third in an award of time-vested restricted stock units. The awards of performance shares and restricted stock units are reflected in this column. These equity awards are reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC, equal to the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. For awards of restricted stock units, the only assumption we used in determining these amounts was the grant date share price, which in each case was the closing price of our common stock on the day prior to the grant date. The restricted stock units are scheduled to vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units would vest earlier in the event of death, disability or retirement. For awards of performance shares, we assumed the number of shares based on the target level of performance, with the grant date fair value determined by a Monte Carlo simulation methodology. Assuming maximum payouts under the performance shares, which are 200% of the target levels, the amounts reported above for the restricted stock units and performance shares for 2016 would be as follows: Mr. Macadam, $2,361,209; Mr. Childress, $517,793; Mr. Walker, $689,462; Mr. Riley, $286,877; Mr. McLean, $346,115; and Mr. Cox, $328,874. See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2016 for a discussion of the assumptions made in determining the grant date fair values in this column. The reported amounts for any award do not reflect any adjustments for restrictions on transferability.

(2)	For 2016, these amounts consist of amounts earned under our annual performance incentive plans and cash awards earned under our LTIP for the three-year performance cycle ending in 2016. Here is the breakdown for each named executive officer:

	Annual Plan	Cash LTIP Award	Total
Macadam	$721,140	—	$721,140
Childress	218,300	—	218,300
Walker	244,495	—	244,495
Riley	163,169	—	163,169
McLean	157,800	—	157,800
Cox	—	—	—

Pursuant to our management stock purchase deferral plan, the following named executive officers deferred receipt of the following amounts payable to them under our annual performance incentive plans: Mr. Macadam, $300,137; Mr. Childress, $33,299; and Mr. McLean, $56,223.

(3)	For 2016, these amounts consist of the following (total amounts that are negative are included as $0 in the Summary Compensation Table):

	Increase (Decrease) in Actuarial Present Value Under
	Pension Plan	Restoration Plan	Total
Macadam	—	—	—
Childress	$79,863	$87,027	$166,890
Walker	11,598	—	11,598
Riley	—	—	—
McLean	—	—	—
Cox	82,207	(25,228)	56,979

(4)	For 2016, these amounts consist of the following:

	401(k) plan*	Amounts paid for umbrella liability insurance	Non-qualified deferred compensation plan match	Other**	Total
Macadam	$21,200	$763	$128,729	—	$150,692
Childress	15,900	431	24,256	—	40,587
Walker	21,200	431	7,300	$1,116,514	1,145,445
Riley	21,200	431	11,499	—	33,130
McLean	21,200	431	15,607	—	37,238
Cox	15,900	431	27,840	459,200	503,371

*	For Mr. Macadam, includes a matching 401(k) contribution of $15,900 and an employer 401(k) contribution of $5,300. For Mr. Childress, includes a matching 401(k) contribution of $15,900. For Mr. Walker, includes a matching 401(k) contribution of $15,900 and an employer 401(k) contribution of $5,300. For Mr. Riley, includes a matching 401(k) contribution of $15,900 and an employer 401(k) contribution of $5,300. For Mr. McLean, includes a matching 401(k) contribution of $15,900 and an employer 401(k) contribution of $5,300. For Mr. Cox, includes a matching 401(k) contribution of $15,900.

**	For Mr. Walker, the amount includes payment, pursuant to a Transition Agreement and Release entered into with Mr. Walker to set forth the terms relating to the transition of his employment, of $106,000 in lieu of reimbursement of COBRA premiums, 401(k) matching benefits and outplacement benefits, $2,500 for legal expenses associated with the review of such agreement, a transition benefit of $109,200, and $898,814 in consideration of the forfeiture of restricted stock unit awards and in lieu of certain other awards. Mr. Walker also received the laptop computer that had been used by him to conduct company business, which we have estimated to be of de minimus value. For a more detailed description of the terms of the Transition Agreement and Release with Mr. Walker, see footnote 2 to table of severance benefits appearing on page 53 of this proxy statement. For Mr. Cox, the amount includes payment pursuant to an Enhanced Early Retirement Agreement and Release entered into in connection with his early retirement, of a pro rata cash payment of $130,574 with respect his annual incentive plan award for 2016 paid following certification of performance of similar awards made to other recipients, an aggregate of $291,301 in consideration of the forfeiture of all outstanding restricted share and restricted stock unit awards, payment of $14,500 for accrued but unused vacation and payment of a lump sum of $22,825 in lieu of providing reimbursement for COBRA continuation coverage premiums, standard outplacement benefits and reimbursement for legal expenses in reviewing the agreement. For a more detailed description of the terms of this agreement with Mr. Cox, see footnote 3 to table of severance benefits appearing on page 53 of this proxy statement.

(5)	Mr. Walker service as an officer and employee continued through the end of December 31, 2016. He entered into a consulting agreement effective as of January 1, 2017 to assist with the transition of his responsibilities.

(6)	Mr. Cox ceased service as Chief Innovation and Information Officer on October 4, 2016.

The “Stock Awards” values shown in column (e) of this table include grants of performance shares for three-year long-term incentive cycles. These shares are earned only if we achieve a specified threshold level of performance. The number of shares the officers actually earn will be based on the level of performance. For the purposes of this table, the values shown assume our performance will reach the target level. For more information about our long-term incentive plan, or LTIP, under which we granted these performance share awards, see below under “— Grants of plan-based awards — LTIP awards.”

In February 2017, the Compensation Committee certified performance levels achieved under long-term incentive plan awards (comprised of LTIP awards payable in cash and performance shares) for cycles ending in 2016. These awards were based on grants made in February 2014 for the 2014-2016 performance cycle. Payment for each award was conditioned upon achievement of threshold performance goals the Compensation Committee set in early 2014. Participants in this LTIP cycle, including the named executive officers, earned the right to any payment under the awards as of December 31, 2016. No payment of these LTIP awards was made as the performance achieved for 2014-2016 performance cycle was below the threshold level. For LTIP awards that were payable in cash, this $0 payout is reflected in footnote 2 to column (g) of the summary compensation table. For such performance shares, the amounts for 2014 in column (e) reflect the fair value on the date these awards were granted, along with the fair value of awards of restricted stock units on the date such awards were granted. The fair value was determined in accordance with the rules and regulations of the SEC. The summary compensation table does not reflect the actual payout of such performance shares.

For more information about payouts under our annual performance plan, which are included in the amounts shown in column (g) above (see footnote 2), see the section below entitled “— Grants of Plan-Based Awards — Annual Performance Plan Awards.”

Employment agreement

Our recruitment of Mr. Macadam as our President and Chief Executive Officer included an agreement establishing the terms of his employment. We entered into this agreement on March 10, 2008. It provides for a minimum annual salary of $825,000. It also provided initial awards of stock options and restricted stock upon commencement of his employment. It does not provide for any subsequent equity awards.

The employment agreement makes Mr. Macadam eligible to participate in our annual incentive plan and in our LTIP. His target opportunity in our annual incentive plan is equal to 100% of his annual base salary with a maximum opportunity of 200% of annual base salary. His compensation under our LTIP is set at the discretion of our board of directors at levels that:

•	are comparable to and competitive with the long-term incentive awards granted to the CEOs of similarly sized diversified manufacturing companies,

•	meet standards of internal and external pay fairness,

•	comply with existing legal and regulatory requirements,

•	are consistent with our compensation objectives,
•	meet the approval of our independent compensation consultant, and

•	appropriately reward performance that enhances the value of our shares and furthers our strategic and financial objectives.

The employment agreement will end upon Mr. Macadam’s death, resignation or termination of employment by EnPro. We may terminate Mr. Macadam’s employment for any reason, and Mr. Macadam may resign his employment for any reason. The employment agreement requires Mr. Macadam to maintain confidential information and includes a covenant against certain activities in competition against EnPro for two years following termination of employment.

Pursuant to the employment agreement, we entered into a management continuity agreement with Mr. Macadam. The management continuity agreement and the provisions for severance in the event of the termination of Mr. Macadam’s employment are described below in “— Potential payments upon termination or change in control.”

Grants of plan-based awards

The following table provides additional information about awards we granted in 2016 to the named executive officers under our annual performance plans, awards payable in cash under our LTIP and awards of performance shares and awards of restricted stock units under our Amended and Restated 2002 Equity Compensation Plan.

									All Other Stock Awards: Number of Shares or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(2) (l)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Plan	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Stephen E. Macadam	Annual Plan(1)	2/23/2016	446,250	892,500	1,785,000	—	—	—	—	—	—	—
	LTIP	2/23/2016	350,000	700,000	1,400,000	—	—	—	—	—	—	—
	Equity Plan	2/23/2016	—	—	—	7,894	15,787	31,574	—	—	—	793,095
	Equity Plan	2/23/2016	—	—	—	—	—	—	17,479	—	—	775,019

J. Milton Childress II	Annual Plan(1)	2/23/2016	136,500	273,000	546,000	—	—	—	—	—	—	—
	LTIP	2/23/2016	78,000	156,000	312,000	—	—	—	—	—	—	—
	Equity Plan	2/23/2016	—	—	—	1,759	3,518	7,036	—	—	—	176,735
	Equity Plan	2/23/2016	—	—	—	—	—	—	3,706	—	—	164,324

Kenneth D. Walker	Annual Plan(1)	2/23/2016	152,880	305,760	611,520	—	—	—	—	—	—	—
	LTIP	2/23/2016	105,560	211,120	422,240	—	—	—	—	—	—	—
	Equity Plan	2/23/2016	—	—	—	2,381	4,761	9,522	—	—	—	239,179
	Equity Plan	2/23/2016	—	—	—	—	—	—	4,761	—	—	211,103

Marvin A. Riley	Annual Plan(1)	2/23/2016	85,250	170,500	341,000	—	—	—	—	—	—	—
	LTIP	2/23/2016	43,917	87,833	175,666	—	—	—	—	—	—	—
	Equity Plan	2/23/2016	—	—	—	991	1,981	3,962	—	—	—	99,520
	Equity Plan	2/23/2016	—	—	—	—	—	—	1,981	—	—	87,838

Robert S. McLean	Annual Plan(1)	2/23/2016	98,760	197,340	394,680	—	—	—	—	—	—	—
	LTIP	2/23/2016	50,830	101,660	203,320	—	—	—	—	—	—	—
	Equity Plan	2/23/2016	—	—	—	1,147	2,293	4,586	—	—	—	115,194
	Equity Plan	2/23/2016	—	—	—	—	—	—	2,610	—	—	115,727

Jon A. Cox	Annual Plan(1)	2/23/2016	93,602	187,203	374,406	—	—	—	—	—	—	—
	LTIP	2/23/2016	50,349	100,697	201,394	—	—	—	—	—	—	—
	Equity Plan	2/23/2016	—	—	—	1,136	2,271	4,542	—	—	—	114,089
	Equity Plan	2/23/2016	—	—	—	—	—	—	2,271	—	—	100,696

(1)	For 2016 awards under our annual performance incentive plans, payouts are based on relevant performance results against specified threshold, target and maximum performance levels. The committee administers the annual performance plans to provide for payouts at a threshold level of performance at 50% of the target payout, payouts at a target level of performance at 100% of the target payout, and payouts at a maximum level of performance at 200% of the target payout. Performance between any of the established levels yields a proportional payout.

(2)	The amounts in this column reflect the grant date fair value under FASB ASC Topic 718 of respective awards in 2016 of performance share opportunities at target payout and restricted stock units.

Annual performance plan awards

In February 2016, the Compensation Committee granted each named executive officer an opportunity for an award in 2016 under our annual performance plans. Information about these award opportunities is reported in the Annual Plan line beside each officer’s name in the table above under the section, Grants of plan-based awards. The 2016 payout amounts are included in column (g) of the summary compensation table and broken out in footnote 2 to the summary compensation table.

Mr. Macadam participates in our senior executive annual performance plan. Annual performance incentive awards for Mr. Childress, Mr. Walker, Mr. McLean and Mr. Cox were made under a similar plan for other corporate officers that permits adjustments for unusual items. Such adjustments are not permitted under our senior executive annual performance plan. The annual performance incentive award to Mr. Riley was made under our management annual performance plan. This plan operates identically in all material respects with the plan under which Mr. Childress, Mr. Walker, Mr. McLean and Mr. Cox received awards, except that one-quarter of the awards under the management annual performance plan is based on the same corporate-wide performance measures and weightings applicable to the other NEOs, and the remaining three-quarters is based on performance measures applicable to the Fairbanks Morse division for which Mr. Riley has responsibility.

These plans and the awards made under these plans to the NEOs in 2016 are described in “Compensation discussion and analysis — Compensation analysis — Annual performance incentive plan awards.”

LTIP awards

Our long-term compensation awards made in 2016 combined restricted stock units and LTIP awards payable in cash and performance shares. Under our LTIP, the

Committee may provide an opportunity for long-term incentive compensation to plan participants in any year. Each opportunity sets a target award based on corporate performance over a three-year cycle. The Committee establishes the performance required for payouts at the time it grants the awards, which is generally in the first part of the first year in the cycle. For each award, there is a threshold performance level below which the participants will earn no award and a maximum performance level at which the participants will earn the maximum award. If performance shares are earned, they will be paid in an equal number of shares of our common stock. However, the recipients will not actually own any of these shares unless our corporate performance through the end of the three-year performance cycle reaches at least the threshold level.

The LTIP and the awards made under the LTIP to the NEOs in 2016 are described in “Compensation discussion and analysis — Compensation analysis — Long-term compensation — Awards granted in 2016.”

Restricted stock unit awards

For 2016, the Committee determined that, in general, one-third of the target long-term compensation would be payable in the form of restricted stock units. In 2016, we granted additional restricted stock units to named executive officers who elected to participate in our management stock purchase deferral plan. This plan permitted officers and other senior personnel to defer, for five years or more, up to 50% of annual incentive compensation. The deferred amounts credited to their accounts are based on the value of our common stock. Participants in that plan are eligible to receive restricted stock unit awards equal to 25% of the amount deferred.

All 2016 awards of restricted stock units to the named executive officers were made under our Amended and Restated 2002 Equity Compensation Plan. The units vest three years after the date of grant subject to the executive’s continued employment during that period. The restricted stock units would vest earlier in the event of death, disability or a change in control of the company. In the event of an executive’s retirement, the restricted stock units vest pro rata based on the number of months he or she was employed after the grant date through the retirement date compared to the scheduled 36-month period.

Recipients of restricted stock units are not entitled to receive dividends (if dividends are paid) before the units vest. However, when the units vest, the recipient is entitled to receive one share of common stock for each restricted stock unit vesting plus a cash payment equal to the aggregate amount of any cash dividends paid on the shares from the date of the award through the date the units vest. Recipients have no right to vote any restricted stock units on any matter presented to a vote of the company’s shareholders.

Outstanding equity awards at fiscal year-end

The following table is a snapshot as of the end of 2016 of equity awards to our named executive officers who were employed at December 31, 2016. These officers have not yet realized the benefits of these rewards. Other than the option awards in column (b), the awards either have not vested or the officers have not yet earned them.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Stephen E. Macadam	61,318	—	34.55	4/13/2018	—		—	—		—
	18,187	—	42.24	2/10/2021	—		—	—		—
	—	—	—	—	24,744	(2)	1,666,756	—		—
	—	—	—	—	14,573	(3)	981,637	—		—
	—	—	—	—	17,479	(4)	1,177,385	—		—
	—	—	—	—	—		—	9,873	(5)	665,045
	—	—	—	—	—		—	31,574	(6)	2,126,825
J. Milton Childress II	—	—	—	—	2,568	(2)	172,980	—		—
	—	—	—	—	2,938	(3)	197,904	—		—
	—	—	—	—	3,706	(4)	249,636	—		—
	—	—	—	—	—		—	2,116	(5)	142,534
	—	—	—	—	—		—	7,036	(6)	473,945
Kenneth D. Walker(7)	—	—	—	—	3,969	(2)	267,352	—		—
	—	—	—	—	3,818	(3)	257,180	—		—
	—	—	—	—	4,761	(4)	320,701	—		—
	—	—	—	—	—		—	2,863	(5)	192,852
	—	—	—	—	—		—	9,522	(6)	641,402
Marvin A. Riley	—	—	—	—	2,856	(2)	192,380	—		—
	—	—	—	—	4,385	(3)	295,374	—		—
	—	—	—	—	3,000	(8)	202,080	—		—
	—	—	—	—	1,981	(4)	133,440	—		—
	—	—	—	—	—		—	1,039	(5)	69,987
	—	—	—	—	—		—	3,962	(6)	266,880
Robert S. McLean	—	—	—	—	3,891	(2)	262,098	—		—
	—	—	—	—	2,029	(3)	136,673	—		—
	—	—	—	—	2,610	(4)	175,810	—		—
	—	—	—	—	—		—	1,379	(5)	92,889
	—	—	—	—	—		—	4,586	(6)	308,913

(1)	We calculated these values using a price of $67.36, the closing price per share of our common stock on the NYSE on December 30, 2016, the last trading day of 2016.

(2)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vested on February 5, 2017, except that such restricted stock units awarded to Mr. Walker did not vest. See footnote (7) to this table, below.

(3)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 18, 2018.

(4)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest on February 23, 2019.

(5)	The amounts for these outstanding performance share awards for the 2015–2017 LTIP cycle are presented at the target performance level. The awards for the 2015–2017 LTIP cycle generally will vest December 31, 2017.

(6)	The amounts for these outstanding performance share awards for the 2016–2018 LTIP cycle are presented at the maximum performance level. The awards for the 2016–2018 LTIP cycle generally will vest December 31, 2018.

(7)	In connection with the termination of Mr. Walker’s employment prior to the vesting of the restricted stock units and performance share awards reflected in the table, such restricted stock units and performance share awards have been cancelled.

(8)	Such restricted stock units awarded to Mr. Riley vest on July 27, 2018.

Option exercises and stock vested

This table provides information about amounts the named executive officers realized in 2016 from equity awards.

	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Stephen E. Macadam	2,367	28,144	(1)	—	—
	30,000	745,200	(2)	—	—
	—	—		14,998	634,865	(3)
	—	—		24,202	1,061,258	(4)
J. Milton Childress II	—	—		1,295	54,817	(3)
	—	—		2,538	111,291	(4)
Kenneth D. Walker	—	—		1,813	76,744	(3)
	—	—		3,553	155,799	(4)
	—	—		5,000	284,100	(5)
Marvin A. Riley	—	—		1,431	60,574	(3)
	—	—		2,805	122,999	(4)
Robert S. McLean	—	—		1,845	78,099	(3)
	—	—		3,616	158,562	(4)
Jon A. Cox	—	—		1,813	76,744	(3)
	—	—		3,553	155,799	(4)

(1)	Value realized based on $54.13 per share, the closing price of our common stock on March 10, 2016, the day the options were exercised.

(2)	Value realized based on $59.39 per share, the closing price of our common stock on November 10, 2016, the day the options were exercised.

(3)	Value realized based on $42.33 per share, the closing price of our common stock on February 5, 2016, the day the stock award vested.

(4)	Value realized based on $43.85 per share, the closing price of our common stock on February 23, 2016, the day the performance levels for the 2013-2015 performance period were certified and the performance shares for that period vested.

(5)	Value realized based on $56.82 per share, the closing price of our common stock on September 30, 2016, the trading day immediately preceding the day (October 2, 2016) the stock award vested.

Pension benefits

The following table shows information about the named executive officers’ accumulated benefits under our defined benefit pension plans. The information includes the present value of each officer’s accumulated benefit under each plan. The values are lump sums of the annual benefit earned as of December 31, 2016. The sums would be payable under each plan at the officer’s retirement, assuming he retired at the earliest age at which his benefits would not be reduced. The present value of accumulated benefit is an estimate only. Each officer’s actual benefit under these plans will depend on his compensation and years of service at retirement or termination, and on other data used in the benefit calculations. The assumptions used to estimate these benefits are the same as those assumptions used in Note 14 to our Consolidated Financial Statements in our 2016 annual report.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)
Stephen E. Macadam(1)	Pension	—	—
	Restoration	—	—
J. Milton Childress II	Pension	11.1	428,949
	Restoration	11.1	435,845
Kenneth D. Walker(1)	Pension	5.5	99,191
	Restoration	—	—
Marvin A. Riley(1)	Pension	—	—
	Restoration	—	—
Robert S. McLean(1)	Pension	—	—
	Restoration	—	—
Jon A. Cox	Pension	20.8	565,854
	Restoration	20.8	537,536

(1)	Mr. Macadam, Mr. Riley and Mr. McLean do not participate in any of our defined benefit plans. All existing defined benefit plans were closed to new participants prior to the date that each of them joined EnPro. Mr. Walker participated only in the pension plan, but his participation in that plan was frozen in 2006, when continued participation in that plan was frozen for participants not then 40 years of age.

We currently maintain two defined benefit plans. One, which we refer to as our pension plan, is a broad-based plan that provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The other provides unfunded, non-qualified benefits in excess of the limits that apply to the pension plan. We call this one the restoration plan.

Pension plan

Benefits under our pension plan are paid monthly as a life annuity. Benefit amounts for salaried employees depend on a participant’s pay and credited service with our company. If a participant chooses to receive payments before age 62, benefits accrued due to service with the company through December 31, 2006 will be reduced by 4% per year of age below age 62. Payments of these benefits will not be reduced if the participant waits until after age 62. If a participant chooses to receive payments before age 65, benefits accrued due to service after December 31, 2006 will be reduced by 5% per year of age below age 65.

A salaried participant’s benefit is determined by the greater of the participant’s average compensation over the final 60 months of employment or the highest consecutive 60 months of the participant’s compensation during the final 120 months of the participant’s employment. For purposes of the plan, “compensation” means base pay plus annual incentive plan awards. However, compensation for the pension plan is limited under the federal tax code. The limit was $265,000 in 2016. In addition, benefits provided under the pension plan may not exceed a benefit limit under the federal tax code. In 2016, this limit was $210,000, payable as a single life annuity beginning at normal retirement age.

We established the pension plan to provide tax-qualified retirement benefits for most of our full-time employees. In 2006, we began to phase out participation in this plan for salaried employees, replacing it with an additional benefit under our 401(k) plan. The pension plan was closed to new participants at that time. Salaried employees who were hired prior to January 1, 2006 and who were at least age 40 on December 31, 2006 could choose either to accept the additional benefit under our 401(k) plan or continue to accrue benefits under the pension plan. Each of the named executive officers then employed by us and aged 40 or older chose to continue to accrue future benefits under the pension plan rather than to receive the additional benefit under our 401(k) plan. Of the named executive officers, only Mr. Childress continues to accrue benefits under the pension plan. Mr. Walker’s benefits under the pension plan were frozen in 2006.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

Restoration plan

The restoration plan is designed to create a benefit equal to what a participant would receive under the pension plan if the federal tax code compensation and benefit limits did not exist. To achieve this total, the restoration plan pays an amount additional to the amount provided under the pension plan. The restoration plan also provides benefits on compensation that is deferred and not taken into account under the pension plan.

Compensation is defined the same way as in the pension plan, except that it includes compensation deferred under our non-qualified deferred compensation plan.

Vested benefits are generally payable in an actuarially equivalent single cash payment following termination of employment. Of the named executive officers, only Mr. Childress and Mr. Cox have participated in this plan.

Because this is a non-qualified plan, benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

Non-qualified deferred compensation

Our deferred compensation plan allows our executive officers to defer compensation each year beyond the limits that apply to deferrals under our tax-qualified 401(k) plan for salaried employees. We also make contributions to the officers’ plan accounts to match some of their contributions.

In 2012, we adopted a management stock purchase deferral plan to permit officers and other senior personnel to defer up to 50% of annual incentive compensation for five years or more. The deferred amounts are credited to accounts based on the value of our common stock. Participants in the stock purchase deferral plan are eligible to receive restricted stock units equal to 25% of the amount deferred. The units have a three-year vesting period and are payable in shares of common stock at the same time the related annual incentive deferrals are payable.

The following tables provide information about amounts we and the executives contributed to these plans in 2016 and about earnings and withdrawals under these plans. The last column shows each officer’s total account balance as of the end of the year for these plans.

Deferred compensation plan

Name (a)	Executive Contributions in Last FY ($) (1) (b)	Registrant Contributions in Last FY ($) (2) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Stephen E. Macadam	105,025	128,729	312,815	—	3,096,383
J. Milton Childress II	31,039	24,256	12,598	—	214,440
Kenneth D. Walker	—	7,300	7,146	—	118,436
Marvin A. Riley	81,639	11,499	6,989	—	118,197
Robert S. McLean	23,997	15,607	35,545	—	282,266
Jon A. Cox	53,384	27,840	58,896	—	615,510

(1)	Each officer’s contributions during 2016 were deferred from his salary or annual incentive compensation. Accordingly, all amounts in this column are included in the summary compensation table, either as “Salary” (column (c)) or as “Non-Equity Incentive Plan Compensation” (column (g)).

(2)	These amounts appear in the “All Other Compensation” column, column (i), of the summary compensation table (see footnote 4 to that table).

Management stock purchase deferral plan

Name (a)	Executive Contributions in Last FY ($) (1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Stephen E. Macadam	300,137	—	155,196	—	1,138,047
J. Milton Childress II	33,299	—	17,243	—	107,170
Kenneth D. Walker	—	—	—	—	—
Marvin A. Riley	—	—	—	—	—
Robert S. McLean	56,223	—	29,636	—	169,747
Jon A. Cox	—	—	(1,531)	—	22,364

(1)	Each officer’s contributions during 2016 were deferred from his annual incentive compensation. Accordingly, all amounts in this column are included in the summary compensation table as “Non-Equity Incentive Plan Compensation” (column (g)).

Under the deferred compensation plan, each officer can defer up to 25% of his salary each year and up to 50% of his annual incentive plan compensation and any cash LTIP payout. We match dollar for dollar the first 6% of salary and annual incentive plan compensation an officer defers under the plan, provided that the officer receives the maximum match permitted under our 401(k) plan. The same matching contribution rate applies under our 401(k) plan. Any officer hired after our pension plan was closed to new participants in 2006 receives an additional contribution from the company equal to 2% of the amount of the officer’s salary and annual incentive compensation that exceeds the IRS compensation limit for the year ($265,000 for 2016).

The executive officers who participate in the plan direct their investments. Investment options are the same as those available under the 401(k) plan (excluding our common stock). All participants’ accounts are credited with their actual investment earnings or losses. We do not guarantee any investment return on the accounts. The investment options currently available under the plan and the 2016 gain or loss for each option are listed in the following table.

Investment Option	2016 Return (%)
Dodge & Cox Stock	21.27
T. Rowe Price Mid-Cap Growth	6.30
BlackRock Global Allocation Instl	4.08
Columbia Small Cap Value Fund II Z	23.64
PIMCO Total Return Instl	2.60
Invesco Equity and Income Y	15.13
American Funds Europacific Growth R6	1.01
Nuveen Winslow Large-Cap Growth I	(2.07)
Virtus Emerging Markets Opportunities I	1.46
American Beacon Stephens Sm Cp Gr Instl	10.05
Vanguard Selected Value Inv	16.34
Vanguard Total Bond Market Index Adm	2.60
Vanguard Extended Market Idx Adm	16.13
Vanguard Total Intl Stock Index Admiral	4.67
Vanguard Institutional Index I	11.93
Vanguard Federal Money Market Investor	0.30

When a participant is first eligible for the deferred compensation plan, he or she may elect to receive payment of their account balances upon leaving the company in one of the following ways:

•	a single lump sum cash payment as soon as practicable after termination (generally within 75 days);

•	a single lump sum cash payment in a year specified by the participant (but not later than the year in which the participant turns 65);

•	either five or ten annual installments with the first installment paid as soon as practicable after termination; or

•	either five or ten annual installments with the first installment paid in a year specified by the participant (but not later than the year in which the participant attains age 65).

A participant who does not elect a method of payment will be paid a single lump sum in cash as soon as practicable after termination (generally within 75 days but subject to a delay of up to six months if required by certain federal tax rules). A payment election can be changed only in accordance with federal tax laws that apply to non-qualified plans. In limited circumstances, withdrawals due to an unforeseeable emergency are permitted.

Amounts deferred under the management stock purchase deferral plan are credited to an account denominated in stock units. The number of units is based on the fair market value of our common stock on the date of deferral. Additional stock units will be credited to deferral accounts for any cash dividends paid on our common stock during the deferral period. The additional units will be based on the number of stock units in the participating employee’s account and will be paid in whole and fractional units. Payments of amounts under the management stock purchase deferral plan are to be made in cash, based on the fair market value of our common stock at the time of payment. At the election of the participating employee, payments can be made either:

•	upon the termination of the employee’s service or

•	upon the earlier of the employee’s termination date or a date specified by the employee at the time the deferral is elected (the date specified must be within the fifth calendar following the year of deferral or later).

The management stock purchase deferral plan permits participants to adjust the deferral periods they elect, subject to specified restrictions, and to receive early payments of deferred amounts in the event of unforeseen emergencies. Early payments are subject to the conditions specified in the management stock purchase deferral plan. A six-month delay applies to payments to certain participants upon termination of service.

In connection with the deferral of annual incentive compensation under the management stock purchase deferral plan, participants are eligible to receive restricted share units under our Amended and Restated 2002 Equity Compensation Plan. These units are awarded at the time of the deferral and subject to the determination of the Committee. To determine the number of restricted share units a participant is eligible to receive, the whole number of stock units then credited to the participant’s account under the management stock purchase deferral plan is divided by four and rounded up to the next whole share.

The Committee may determine either to proportionately reduce the number of restricted share units being awarded to all participants receiving such awards as of a given grant date or to make no such awards at all.

The restricted share units would vest three years after the grant date, with earlier vesting upon death, disability or retirement after the first anniversary of the date of grant. In the case of retirement, proportionate incremental amounts of the restricted share units vest based on the date of retirement. Unvested restricted share units are forfeited upon the participant’s termination of service. Vested restricted share units are payable upon payment of the associated amount deferred under the management stock purchase deferral plan. A vested restricted share unit is payable in one share of our common stock plus cash equal to the aggregate amount of cash dividends paid on one share of our common stock from the grant date up to and including the applicable payment date. Such awards of restricted share units are to be made in accordance with the terms of the Equity Plan and are to be evidenced by separate award agreements under the Equity Plan.

Because the deferred compensation plan and the management stock purchase deferral plan are non-qualified plans, benefits are unsecured. This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential payments upon termination or change in control

Double-trigger management continuity agreements

We have agreements with each of our current executive officers designed to encourage them to carry out their duties in the event of a change in control of our company. The management continuity agreements are not ordinary employment agreements. They do not provide any assurance of continued employment, or any severance beyond what we provide under the terms of our severance policy, unless there is a change in control of our company.

Under these agreements, any of the following events would be a “change in control”:

•	any person, entity or group becoming the beneficial owner of 20% or more of our common stock, or of the combined voting power of our securities (subject to certain exceptions);
•	a change in the majority of our directors that our directors have not approved;

•	a corporate transaction, such as a merger, after which our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	our liquidation or dissolution, or the sale of substantially all of our assets (other than to a company in which our existing shareholders own more than 70% of the outstanding common stock and combined voting power in substantially the same proportions as their holdings of our securities prior to the sale).

Each continuity agreement generally provides for the officer’s employment to continue, in the same position and with the same responsibilities and authority, for a period of time following the change in control. It also provides for the officer to maintain the same benefits and level of compensation, including average annual increases. The continuation periods for our named executive officers who were employees as of December 31, 2016 are as follows:

Macadam	3 years
Childress	2 years
Walker	2 years
Riley	2 years
McLean	2 years

If we or our successor terminate an executive officer’s employment during his continuation period, other than for “cause,” or he voluntarily terminates his employment for a “good reason” (in each case as defined in the agreement), he would be entitled to the following payments and benefits:

•	A lump sum cash payment of his annual base salary for a specified payment period. The payment periods for our named executive officers are:

Macadam	3 years
Childress	2 years
Walker	2 years
Riley	2 years
McLean	2 years

•	A lump sum cash payment of his pro rata target annual incentive plan compensation for the year of termination.

•	A lump-sum cash payment equal to the market value (as defined in the agreement) of the performance shares awarded to the individual under the LTIP for each incomplete performance period. The number of shares would be based on a specified mix of actual and targeted performance.

•	A lump-sum cash payment intended to approximate continuation of annual incentive plan compensation for the rest of the payment period. This payment will be equal to the number of years in the individual’s payment period, multiplied by the greatest of (1) his or her most recent annual incentive plan payout, (2) his or her target annual incentive plan compensation for the year of termination, or (3) his or her target annual incentive plan compensation for the year in which the change in control occurs.

•	A lump-sum cash payment intended to approximate the value of foregone performance share and phantom performance share LTIP awards for the rest of the payment period (based on the market value of our common stock, as defined in the agreement). This payment will be equal to a number specified for each individual multiplied by the greatest of (1) 1/12 of the number of performance shares actually awarded the officer for the most recently completed cycle, (2) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the termination of employment and (3) 1/12 of the target number of phantom performance shares awarded him for the most recent cycle that began before the change in control. The specified numbers for the named executive officers are:

Macadam	24
Childress	16
Walker	16
Riley	16
McLean	16

•	If the officer is under age 55, or over age 55 and not eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period, as well as the ability to exercise any vested options during his payment period.

•	If the officer is at least age 55 and is eligible to retire, a lump sum payment equal to the present value of the health and welfare plans and programs to which the officer would be entitled under the company’s general retirement policies if the officer retired, and all fringe benefit programs, perquisites and similar arrangements the officer would be entitled to during his payment period, as well as the ability to exercise any vested options during his payment period.

•	In addition to the benefits to which he was entitled under our retirement plans, a lump-sum cash payment equal to the actuarial equivalent of the additional retirement pension to which he would have been entitled under the terms of these plans had he continued to work for us through the end of the payment period.

•	For Mr. Macadam and for Mr. Childress (who entered into his continuity agreement in 2006), a tax gross-up payment for any excise tax due under the federal tax code as a result of these payments and benefits. We have not included a provision for such a payment in any continuity agreement that we have entered into since 2008. Instead, the agreements with Mr. Walker included provisions, and the agreements with Mr. Riley and Mr. McLean include provisions, to scale back payments under the agreement in the event that the payments otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and such reduction would result in the officer retaining a larger amount on an after-tax basis.

In addition, each officer is entitled to reimbursement of attorneys’ fees and expenses incurred to successfully, in whole or in part, enforce the terms of his agreement with us.

Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger”—the first trigger is the change in control, and the second trigger is the termination, either by the company other than for “cause” or by the executive for “good reason.”

The following table estimates the total amounts we would owe the named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2016. The table also includes the value at that date of restricted stock awards and restricted stock units that would vest under those circumstances. See, “—Options, restricted share and restricted stock unit awards.” The table does not include a pro rata annual incentive plan compensation for the year of termination because even without these agreements, the officers would be entitled to their full 2016 annual incentive plan compensation if they had been terminated without cause on December 31.

Name	Salary and Annual Incentive Plan Compensation Continuation ($)	Foregone LTIP Awards ($)	Pro Rata LTIP Awards ($)	Restricted Shares and Restricted Stock Units ($)	Continuation of Benefits ($)	Additional Pension Payment ($)	Estimated Tax Gross-up ($)	Scale-back Adjustment ($)	Total ($)
Macadam	5,227,500	3,544,190	1,457,682	3,825,778	59,936	—	—	N/A	14,115,087
Childress	1,326,000	526,543	317,434	620,520	34,847	248,866	1,114,317	N/A	4,188,528
Walker	1,485,120	712,586	429,554	845,233	41,854	—	N/A	(354,300)	3,160,047
Riley	961,000	296,484	165,360	823,274	13,838	—	N/A	(424,222)	1,853,733
McLean	1,112,280	343,170	206,874	574,581	30,344	—	N/A	(169,689)	2,097,560

Options, restricted share and restricted stock unit awards

Upon a change in control, restrictions under the restricted share awards to our executive officers lapse, and unvested stock options and restricted stock unit awards vest, except for awards made in 2016 which provide that if the resulting entity in the change in control assumes the awards, the awards will vest early in connection with a change in control only if within two years after the change in control the employee is terminated without “cause” or the employee resigns for “good reason,” as such terms are defined in the awards. The following table sets forth the value at December 31, 2016 of restricted share awards and restricted stock unit awards granted to the named executive officers that either would have vested or restrictions would have lapsed if a change in control had occurred on December 31, 2016 and the resulting entity did not assume outstanding these awards. At December 31, 2016, none of the named executive officers held any options that had not yet vested. The value is based on the $67.36 per share closing price of our common stock on the NYSE on December 30, 2016, the last trading day in 2016.

Name	Value of Restricted Shares and Restricted Stock Units ($)
Macadam	3,825,778
Childress	620,520
Walker	845,233
Riley	823,274
McLean	574,581

Severance benefits

Our written policies provide severance benefits to all of the full-time employees at our corporate office, including the named executive officers. Under these policies, each covered employee whom we terminate without cause is entitled to receive his or her base salary for a specified period of time, which we refer to as the “severance period”. However, if an officer’s total severance pay exceeds two times the maximum amount eligible for a qualified retirement plan under Section 401(a)(17) of the federal tax code ($265,000 in 2016), it will be paid to the officer in a lump sum no later than March 15 of the year following termination of the officer’s employment. Each employee is also entitled to continue receiving certain benefits during his or her severance period, including a pro rata payment of any annual incentive plan compensation and outstanding LTIP awards through the date of termination. The length of the severance period increases with the employee’s level of responsibility. Our executive officers generally receive the same severance benefits as all of our other full-time corporate office employees, except that our executive officers’ severance periods are longer.

The severance periods for our named executive officers are:

Macadam	24 months
Childress	12 months
Walker	12 months
Riley	12 months
McLean	12 months

Our severance policies are superseded by the management continuity agreements described above in the event of any termination following a change in control.

The following table estimates the severance benefits we would owe the named executive officers under these policies, or for Mr. Cox under the terms of the agreement we entered into with him in connection with his departure, if they had been terminated on December 31, 2016 (assuming no prior change in control). A footnote to the table also presents the payments to Mr. Walker under the terms of the transition agreement and consulting agreement entered into in connection with his departure. The table does not include pro rata annual performance plan compensation for the year of termination because even without this severance policy, the officers employed on December 31, 2016 would be entitled to their full 2016 annual performance plan compensation if they were terminated without cause on December 31.

Name	Salary Continuation ($)	Continuation of Benefits ($)	Pro Rata LTIP Awards ($)(1)	Outplacement ($)	Other ($)	Total ($)
Macadam	1,700,000	39,957	1,457,682	85,000	—	3,282,639
Childress	390,000	17,423	317,434	39,000	—	763,857
Walker(2)	436,800	20,926	429,554	43,680	—	930,960
Riley	310,000	6,919	165,359	31,000	—	513,278
McLean	358,800	15,171	206,874	35,880	—	616,725
Cox(3)	355,400	—	(3)	—	459,200	814,600

(1)	Pro rata LTIP award calculations reflect an assumed value of $67.36 per share, the closing price per share of our common stock on the NYSE on December 30, 2016, the last trading day of 2016.

(2)	On December 12, 2016, we entered into a Transition Agreement and Release (the “Transition Agreement”) with Kenneth D. Walker, our former Senior Vice President and Chief Operating Officer, to set forth the terms relating to the transition of his employment. Pursuant to the Transition Agreement, Mr. Walker resigned from all positions with us and our subsidiaries effective as of the end of December 31, 2016. The Transition Agreement provides for the following transition benefits to Mr. Walker: (i) payment, starting July 1, 2017, of transition benefits equal to 52 weeks of Mr. Walker’s current base salary payable ratably over 52 weeks on our normal payroll schedule; (ii) because his employment continued through the end of December 31, 2016 and such awards then vested, payment with respect to Mr. Walker’s 2016 annual performance plan award and long-term incentive plan awards for the 2014-2016 performance cycle as soon as practicable following certification of performance attained for the relevant performance periods; (iii) payment in cash with respect to long-term incentive plan awards for the 2015-2017 and 2016-2018 performance cycles, prorated by factors of 24/36 and 12/36, respectively, up to the amount payable upon achievement of the target level of performance, in each case as soon as practicable following certification of performance attained for the relevant performance periods; (iv) payment of a $109,200 transition benefit; (v) payment of $898,814 in lieu of a pro rata amount Mr. Walker would otherwise have been entitled to receive, as if his employment had been involuntarily terminated without cause as of June 30, 2017, with respect to his restricted stock unit awards and long-term incentive plan awards not otherwise addressed above and including long-term incentive awards that he would have otherwise received in 2017 and with respect to an annual performance plan award he would have otherwise received for 2017; (vi) payment of $106,000 in lieu of reimbursement of COBRA premiums, 401(k) matching benefits and outplacement benefits and $2,500 for legal expenses associated with the review of the Transition Agreement; (vi) payment of tax costs associated with certain overseas residency in accordance with our company policy, including payment of related accounting services expenses; and (vii) transfer to Mr. Walker of the laptop computer which had been used by him to conduct company business, which we estimate to be of de minimus value). The Transition Agreement includes provisions with respect to confidentiality, non-disparagement and noncompetition obligations of Mr. Walker and conditions his right to receive payment under the Transition Agreement to his compliance with these obligations. In addition, on December 12, 2016, we entered into a consulting agreement with Mr. Walker dated as of January 1, 2017, pursuant to which we agreed to pay Mr. Walker a $18,200 monthly retainer for six months.

(3)	On October 4, 2016, Mr. Cox, former Chief Innovation and Information Officer, retired early. In connection with Mr. Cox’s early retirement, we entered into an agreement with him pursuant to which we agreed to the continuation of his base salary for a 52-week period, to make pro rata cash payments with respect to all outstanding LTIP awards to be made when performance and amounts are determined for other recipients of similar awards for those performance cycles up to the target level of performance. We also agreed to make a pro rata cash payment with respect his outstanding annual incentive plan award for 2016 when performance and amounts were determined for other recipients of similar awards ($130,574), to pay an amount based on the closing price per share of our common stock on the New York Stock Exchange on October 4, 2016 in connection with the forfeiture of all outstanding restricted share and restricted stock unit awards (an aggregate of $291,301), to pay for accrued but unused vacation ($14,500) and to pay a lump sum of $22,825 in lieu of providing reimbursement for COBRA continuation coverage premiums, standard outplacement benefits and reimbursement for legal expenses in reviewing the agreement, which payments are included in the table under “Other.” The agreement includes provisions with respect to confidentiality, non-disparagement and noncompetition obligations of Mr. Cox and conditions his right to receive payment under the agreement to his compliance with these obligations.

Proposal 2 — Advisory vote approving executive compensation

(Item 2 on the proxy card)

The EnPro board of directors provides our shareholders with the opportunity to cast an annual advisory vote on the compensation paid to our named executive officers. Their compensation is reported in our proxy statement for the annual meeting of shareholders. To provide this opportunity to our shareholders, we will present the following resolution to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the Company’s proxy statement for the 2017 annual meeting of shareholders.”

This vote does not bind the company. However, the board of directors and the Compensation and Human Resources Committee, which is composed only of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions.

As we describe in detail under “Compensation discussion and analysis,” we design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Our objective is to establish pay practices that reward them for superior performance and align their interests as managers of our company with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is tied to business performance. A substantial portion of each executive officer’s total compensation opportunity is based on our financial results, and that portion increases with the officer’s level of responsibility.

•	is significantly stock-based. Stock-based compensation ensures our executives and our shareholders have common interests.

•	enhances retention of our executives. Much of their total compensation vests over several years.

•	links a significant portion of their total pay to the execution of strategies intended to create long-term shareholder value.

•	enables us to compete effectively for talented individuals who will help us successfully execute our business plan.

•	does not encourage our executives to take unnecessary or excessive risks.

In structuring annual and long-term incentive compensation opportunities, we select performance measures that we believe significantly drive the value of our company. For 2016, we selected a combination of incentive performance measures that focus on driving operating earnings and rewarding the appropriate use of capital, and include a relative shareholder return measure to evaluate our performance relative to a peer group. We set goals against these measures and make little or no payment for poor performance against our goals, though our executives can earn significant payment relative to their salary levels for superior performance against them. We make annual awards of restricted stock units which vest after three years, both to encourage retention and to provide an incentive for performance to increase the value of our shares.

While we generally set measures based on company-wide performance (and for this purpose we include GST in our results as if it were reconsolidated), for annual incentive awards to divisional personnel, 75% of the award is based on the respective division’s performance with the remaining 25% is based on company-wide performance. We believe that this weighting toward divisional performance not only improves the line-of-sight for the incentives for employees in our divisions, but appropriately recognizes and rewards collaboration of divisional personnel across the company.

We believe our compensation structure aligns with the interests of our shareholders and results in payment based on our performance.

Compensation analysis

Our compensation program ties pay to the achievement of both annual and long-term goals for the performance of our company. We set these goals each year and tie both annual and three-year incentive awards to achieving them. We make little or no payment for poor performance against our goals, but our executives can earn significant payment relative to their salary levels for superior performance against them.

When 2016 annual operating performance goals were set, we anticipated a continuation of economic trends that had adversely affected a number of the markets we serve, particularly oil and gas, trucking and metals and mining. The Committee established target corporate performance levels for 2016 that it considered aggressive in light of the circumstances. The extent of the adverse trends during 2016 was greater than we had expected. Nearly all of the markets that we serve saw negative year-over-year trends, and our sales have closely tracked those trends. As a result, the year did not progress as we had expected and payouts for corporate-level annual performance awards were only 80.8% of the target amount.

For the long-term incentive compensation awards for the 2014-2016 performance cycle, we established absolute goals for growth of equity value above targeted returns and calculated equity value based on a multiple of adjusted EBITDA. Our ability to grow adjusted EBITDA is dependent in part on economic conditions in the markets we serve, which, with limited exceptions, have been sluggish during the three-year measurement period for these awards. Principally as a result of these economic conditions, we were unable to achieve growth in adjusted EBITDA at a rate sufficient to trigger any payout for these awards.

As a result, the incentive award payouts to our CEO were 74% lower for 2016 than for 2015, and his total compensation, as reported in the Summary Compensation Table included on page 41, was 21% lower for 2016 compared to 2015.

For a more complete discussion of our accomplishments in 2016, please see “Compensation discussion and analysis—Business Highlights” on page 27.

We routinely engage with our shareholders and have adopted changes to address their concerns

Through the course of each year, we have dialogues with numerous shareholders, including regular conversations with many of our largest shareholders. We cover a wide-range of topics in these discussions, including executive compensation. In our conversations with them, our shareholders generally support our pay practices and strategic direction. We take their views into account as we seek to align our policies and practices with their interests.

We employ best practices in executive compensation

•	We balance short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results.

•	We align the interests of our executive officers with the interests of our shareholders. We require our officers to own and retain meaningful amounts of stock and to increase their ownership as their levels of responsibility increase.
•	Our Compensation and Human Resources Committee relies on an independent executive compensation consultant to evaluate our compensation plans. The consultant reports directly to the committee and provides no other services to our company.

•	No employee receives special perquisites.

•	Our policies prohibit executives from hedging ownership of EnPro stock and restrict executives from pledging of EnPro stock.

•	Our clawback policy entitles us to recover performance-based compensation from any executive officer whose fraud or willful misconduct requires a material restatement of our financial results.

We encourage our shareholders to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

The board of directors unanimously recommends that you vote FOR the adoption of the resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement.

Proposal 3 — Advisory vote on the frequency of future shareholder advisory votes to approve the compensation of our named executive officers

(Item 3 on the proxy card)

Under the Dodd-Frank Act, we are required to provide shareholders with the opportunity at least once every six years to cast an advisory vote on whether future advisory votes on executive compensation should be held every one year, every two years or every three years. We last held such an advisory vote at our annual meeting held in 2011. At that meeting, more votes were cast favoring every “1 Year” as the frequency for holding shareholder advisory votes on executive compensation (or “say-on-pay votes”) than were cast in favor of any of the other alternatives. Following the 2011 annual meeting, our board of directors adopted a policy to hold shareholder “say-on-pay” votes at each annual meeting (every one year) until the next required advisory vote of the shareholders to select the frequency of future advisory votes on executive compensation.

The board of directors continues to believe that a frequency of every one year for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote to permit the shareholders to express their view on this matter at each annual meeting.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every “1 Year,” “2 Years” or “3 Years,” or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the board’s recommendation.

This advisory vote on the frequency of the “say on pay” vote is nonbinding. However, the board of directors and the Compensation Committee plan to take into account the outcome of the advisory vote when considering the frequency of future advisory votes on executive compensation.

The board of directors unanimously recommends that you vote for the option of every “1 Year” for the frequency of future advisory votes on executive compensation.

Proposal 4 — Approval of our amended and restated Senior Executive Annual Performance Plan

(Item 4 on the proxy card)

At the annual meeting, shareholders will be asked to consider and approve our amended and restated Senior Executive Annual Performance Plan (in this section of the proxy statement, such plan is referred to as the “Annual Plan”). The Annual Plan has been established by the board of directors for certain executive officers. Under Section 162(m) of the Internal Revenue Code, shareholder approval of the Annual Plan is required to enable us to obtain a deduction for awards paid under the Annual Plan to certain of our executive officers whose compensation for the taxable year is in excess of $1 million. Our shareholders last approved a version of the Annual Plan in 2012. The provisions of Section 162(m) require that the Annual Plan be reapproved by shareholders at least every five years in order for us to continue excluding the amounts paid under the Annual Plan from the $1 million deductibility limit. Therefore, shareholders are being requested to again approve the Annual Plan.

The board of directors believes that the Annual Plan is an important factor in rewarding senior executives for their contributions and for strong company performance. See “Compensation discussion and analysis — Compensation analysis — Annual performance incentive plan awards.”

A summary of the Annual Plan appears below. This summary is qualified in its entirety by reference to the text of the amended and restated Annual Plan, which is included as Annex A to this proxy statement.

General provisions of the Annual Plan

Plan administration

The annual plan is administered by the Compensation Committee or, if at any time that committee includes members who are not “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, a subcommittee of only “outside directors.” Currently, eight independent directors serve on the Compensation Committee, all of whom are “outside directors.” For the purposes of the following discussion of the Annual Plan, references to the Compensation Committee are intended to refer to any subcommittee as appropriate.

The Compensation Committee may adopt rules and regulations for administering the Annual Plan. The Compensation Committee also has the authority to interpret the Annual Plan and to decide factual issues that arise under it. All interpretations, decisions and other action by the Compensation Committee under the Annual Plan are conclusive and binding.

Participants

Only senior executives whose compensation may become subject to the non-deductibility provisions of Section 162(m) are eligible to participate in the annual plan. The Compensation Committee selects the participants for each fiscal year within 90 days after the beginning of the year. For 2017, only Mr. Macadam will participate in the Annual Plan. As noted above in “Compensation discussion and analysis — Compensation analysis — Annual performance incentive plan awards,” other officers participate in annual incentive plans similar to the Annual Plan, but which permit adjustments that would not be not permitted under Section 162(m).

Incentive categories; maximum and threshold awards

When the Compensation Committee selects a participant for participation in the Annual Plan for a fiscal year, the

Compensation Committee assigns that participant to an incentive category based on his or her organizational level and potential impact on important company or division results. The incentive category into which a participant is placed determines the target award, expressed as a percentage of his or her base salary, that the participant will receive if we meet the target performance levels set by the Compensation Committee for that year.

At the same time as it designates the participant’s target award for the year, the Compensation Committee assigns maximum and threshold award levels for each performance measure. The threshold award level represents the minimum award that the participant may receive based on performance that, while below target performance levels, still meets a threshold performance level that the Compensation Committee also sets. If our performance falls below the threshold performance level for a particular performance measure, the participant will earn no payment under the annual plan for that measure. Each participant’s threshold award level is 50% of his or her total target award. The maximum award level represents the maximum award that may be paid to the participant under the Annual Plan for a particular performance measure for that year. Each participant’s maximum award level is 200% of his or her total target award. In addition, the Annual Plan sets a $2,500,000 ceiling on the total award that any participant can receive in a single year.

Performance goals

Within 90 days after the beginning of each fiscal year, the Compensation Committee designates the following:

•	The incentive category and percentage of base salary for each participant that will determine his or her target award;

•	The performance measures and calculation methods to be used for the year;

•	A schedule for each performance measure relating achievement levels for the performance measure to award levels — i.e., threshold, target and maximum — as a percentage of the participants’ target awards; and

•	The relative weightings of the performance measures for that year.

To the degree consistent with Section 162(m) of the Internal Revenue Code, or any successor section thereto, the Compensation Committee may adjust, modify or amend the performance measure criteria, either in establishing any performance measure or in determining the extent to which any performance measure has been achieved. The Compensation Committee has the authority to make equitable adjustments in the criteria where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for items of gain, loss, or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated at the time an award was made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to remove the effect of charges for asbestos, (v) to account for restructurings, discontinued operations, and any other items deemed by the Compensation Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time an award was made, and (vi) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing as determined in good faith by the Compensation Committee consistent with the principles set forth in section 162(m) of the Internal Revenue Code and the regulations thereunder. Such adjustments may be made with respect to the performance of any subsidiary, division, or operating unit, as applicable, shall be made in a consistent manner from year to year, and shall be made in accordance with the objectives of the Annual Plan and the requirements of Section 162(m) of the Internal Revenue Code.

Performance measures

The performance measures that the Compensation Committee may use under the Annual Plan include but are not limited to those listed below. These metrics may be used individually, alternatively or in any combination, and are measured and applied as specified by the committee. In addition, each performance measure may be considered on a pre-tax or after tax basis, as specified by the Compensation Committee.

Revenue-related measures:

•	Total sales

•	Sales growth

•	Sales growth excluding acquisitions

•	Other specific revenue-based measures for particular products, product lines or product groups

Income-based measures:

•	Net income

•	Earnings per share

•	EPS before or after asbestos and/or other selected items

•	Net income before or after asbestos charges and/or other selected items
•	Pretax income before or after asbestos charges and/or other selected items

•	Consolidated operating income before or after asbestos charges and/or other selected items

•	Pretax consolidated operating income before or after asbestos charges and/or other selected items

•	Segment operating income before or after asbestos charges and/or other selected items

•	Pretax segment operating income before or after asbestos charges and/or other selected items

•	Earnings before interest and taxes (EBIT) before or after asbestos charges and/or other selected items

•	EBITDA before or after asbestos charges and/or other selected items

Cash flow-based measures:

•	Free cash flow before or after asbestos charges and/or other selected items

•	Pretax free cash flow before or after asbestos charges and/or other selected items

•	Asbestos-related cash outflow (or changes in asbestos-related cash outflow)

•	Pretax asbestos-related cash outflow (or pretax changes in asbestos-related cash outflow)

•	New asbestos commitments (or changes in new asbestos commitments)

Return-based measures:

•	Return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Total shareholder return

•	Pretax return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Share price increase

•	Total business return before or after asbestos charges and/or selected items

•	Economic value added or similar “after cost of capital” measures

•	Return on sales or margin rate, in total or for a particular product, product line or product group

•	Cash flow return on investment

Other measures:

•	Working capital (or any of its components or related metrics, e.g., DSO, DSI, DWC, working capital to sales ratio)

•	Working capital improvement

•	Market share

•	Measures of customer satisfaction (including survey results or other measures of satisfaction)

•	Safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures)

•	Measures of operating efficiency, e.g., productivity, cost of non-conformance or cost of quality, on-time delivery, efficiency ratio (controllable expenses divided by operating income or other efficiency metric)

•	Strategic objectives with specifically identified areas of emphasis, e.g., cost reduction, acquisition assimilation synergies, acquisitions, organization restructuring

Award calculation and payment

Soon after the end of each year, the Compensation Committee certifies our performance with respect to each performance measure used for that year. Following certification, we calculate and pay individual awards under the Annual Plan to each participant who is still employed with us on the last day of the year (subject to the special provisions below for employees who terminate employment due to death, disability or retirement). The amount of each participant’s award for each individual performance measure is calculated according to the following formula:

participant’s total gross base salary	×	participant’s incentive category base salary percentage	×	percentage of target award to be paid based on performance measure results	×	relative weighting of performance measure	=	amount of award based on performance measure results

The amounts to be paid to the participant based on each performance measure are added together to arrive at the participant’s total award payment under the Annual Plan for the year. The Compensation Committee has the authority to reduce the amount payable to a participant under this formula, but not to increase it.

Payments under the Annual Plan are made in cash, minus any amount necessary to satisfy applicable withholding taxes.

For information about awards under the Annual Plan for 2016, see “New plan benefits.”

Termination of employment

If a participant dies or becomes totally disabled under our long-term disability plan or retires (or is deemed to retire) under our pension plan during a fiscal year, he or she will receive a pro rata award after the end of the year, based upon the time portion of the year during which he or she was employed. Our financial performance for the entire year will be used to determine the amount of the award.

If a participant’s employment terminates prior to the end of the year for any reason (whether voluntary or involuntary) other than death, disability or retirement, the Annual Plan provides that the participant will not receive any payment for the award for that year unless the Compensation Committee determines otherwise.

Change in control

Within five days after any change in control that occurs prior to the end of a fiscal year, each participant will receive a pro rata cash payout of his or her award under the Annual Plan for that year based upon the time portion of the year completed through the date of the change in control. The amount of this interim payment will be equal to the product of (1) the number of months (including fractional months) in the year that elapsed prior to the change in control, multiplied by (2) 1/12 of the participant’s target award for that year or, if greater, 1/12 of the amount most recently paid to the participant under the plan for a completed year.

A participant will also remain entitled to a final payout upon completion of the year based on our (or any successor’s) performance results for the entire year, but that payout will be offset by the amount of the interim payment (if any). However, if the amount of the interim payout exceeds the amount of the payout upon completion of the year, no participant will be required to refund the excess to us, or to have it offset against any other payment due to the participant from or on behalf of us.

A change in control generally is deemed to have occurred if:

•	any person, entity or group becomes the beneficial owner of 20% or more of our common stock or combined voting power of our outstanding securities (subject to certain exceptions),

•	there has been a change in the majority of our directors that has not otherwise been approved by the directors,

•	a corporate reorganization occurs where the existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership, or

•	the company is liquidated or dissolved, or substantially all of its assets are sold (other than to a company more than 70% of the outstanding common stock and combined voting power of which is held by our shareholders in substantially the same proportions as their holdings of our securities prior to the sale).

Modification and termination of the Annual Plan

The board of directors may modify or terminate the Annual Plan at any time, except that no amendment or termination can reduce the amount otherwise payable to a participant under the Annual Plan as of the date of the amendment or termination. Moreover, effectiveness of the Annual Plan after any material amendment will be subject to shareholder approval of the Annual Plan as amended.

Deductibility of awards under the Plan

As described above, shareholders must approve the Annual Plan in order for plan awards that we pay in the future to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. We intend to comply with the other requirements of the performance-based compensation exclusion under

Section 162(m) of the Internal Revenue Code, including requirements governing plan administration and shareholder approval of material amendments. We expect that compensation paid to executives under the Annual Plan will be deductible if our shareholders approve the Annual Plan.

Vote required

The Annual Plan will be approved if more votes are cast “For” approval than are cast “Against” it at the annual meeting. Abstentions and broker non-votes will not be cast “For” or “Against” approval of the Annual Plan.

The board of directors unanimously recommends that you vote “FOR” approval of the Annual Plan.

Proposal 5 — Approval of our amended and restated Long-Term Incentive Plan

(Item 5 on the proxy card)

At the annual meeting, shareholders will be asked to consider and approve our amended and restated Long-Term Incentive Plan (or, the “LTIP”) established by the board of directors for certain executive officers. Under Section 162(m) of the Internal Revenue Code, shareholder approval of the LTIP is required to enable us to obtain a deduction for awards paid under the LTIP to certain of our executive officers whose compensation for the taxable year is in excess of $1 million. Our shareholders last approved a version of the LTIP in 2012. The provisions of Section 162(m) of the Internal Revenue Code require that the LTIP be reapproved by shareholders at least every five years in order for us to continue excluding the amounts paid under the LTIP from the $1 million deductibility limit. Therefore, shareholders are being requested to again approve the LTIP.

The LTIP has been amended and restated (i) to permit the Compensation Committee the flexibility to require additional events following a change in control to trigger the vesting of awards and (ii) to more precisely define the term “retirement.”

The board of directors believes that the LTIP is an important factor in rewarding senior executives for their contributions and for strong company performance. These awards provide key employees with a long-term stake in our success and a financial motivation to help us reach our longer term goals. See “Compensation discussion and analysis — Compensation analysis — Long-term compensation.”

A summary of the LTIP appears below. This summary is qualified in its entirety by reference to the text of the LTIP, which is included as Annex B to this proxy statement.

General provisions of the LTIP

Plan administration

The LTIP is administered by the Compensation Committee or, if at any time that committee includes members who are not “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, a subcommittee of only “outside directors.” Currently, eight independent directors serve on the Compensation Committee, all of whom are “outside directors.” For the purposes of the following discussion of the LTIP, references to the Compensation Committee are intended to refer to any subcommittee as appropriate.

The Compensation Committee may adopt rules and regulations for administering the LTIP. The Compensation Committee also has the authority to interpret the LTIP and to decide factual issues that arise under it. All interpretations, decisions and other action by the Compensation Committee under the LTIP are conclusive and binding.

Participants and performance periods

Key employees of the company who are in a position to influence our performance, and thereby enhance shareholder value over time, are eligible to participate in the LTIP. The Compensation Committee selects the participants for each performance period within 90 days after the period begins. Selection as a participant for one performance period does not guarantee selection in any other performance period.

Unless the Compensation Committee determines otherwise, a new performance period will begin on January 1 of each year. The Compensation Committee sets the length of each performance period, which will be at least two years. Generally, performance cycles have been for three year periods, and the board of directors expects future performance periods to generally be three years.

An employee who first becomes eligible for participation (as a new hire, or by reason of a promotion) may not become a participant at his or her new position level until the performance period that begins on January 1 immediately following the hire or promotion date. There will be no new performance awards or adjustments to awards for performance periods that began prior to a participant’s hire or promotion date. For the 2017-2019 performance cycle, 85 key employees were selected to participate in the LTIP.

Awards

When a participant is selected for participation in the LTIP for a performance period, the Compensation Committee assigns him or her a target award for each performance measure. The participant will earn this award if we meet the target performance level set by the Compensation Committee for that performance measure in that performance period. The target award may be expressed as a dollar amount, a number of shares of common stock to be issued as performance shares under our current equity compensation plan, or a combination of a dollar amount and a number of performance shares.

Any portion of the target award made in the form of performance shares is to be made under our Amended and Restated 2002 Equity Compensation Plan and evidenced by a performance shares award agreement consistent with the provisions of our Amended and Restated 2002 Equity Compensation Plan.

At the same time as it designates the participant’s target awards for the performance period, the Compensation Committee assigns maximum and threshold award levels that are expressed as a percentage of the target award. The maximum award level represents the maximum percentage of the target award that the participant may receive for a performance period based on performance at or above the highest or maximum performance level that the Compensation Committee set. The threshold award level represents the minimum percentage of the target award that the participant may receive for a performance period based on performance below target performance levels. If our performance falls below a threshold performance award level (which the Compensation Committee also sets) for a particular performance measure, the participant will earn no payment under the LTIP for that measure.

The LTIP sets a $2,500,000 ceiling on the total award expressed in dollars that any participant can receive in a single year. Our Amended and Restated 2002 Equity Compensation Plan includes a separate share-based individual award limit of 500,000 shares for any performance shares included in an LTIP target award.

Awards under the LTIP are not considered eligible earnings for pension plans, savings plans, profit sharing plans or any other benefit plans that we sponsor.

Performance goals

Within 90 days after the beginning of each performance period, the Compensation Committee designates the following:

•	The performance measures and calculation methods to be used for the performance period;

•	A schedule for each performance measure relating achievement levels for the performance measure to award levels — i.e., threshold, target and maximum — as a percentage of the participants’ target awards; and

•	The relative weightings of the performance measures for that performance period.

The performance goals established by the Compensation Committee for a Performance Period are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2). To the degree consistent with Section 162(m) of the Internal Revenue Code, or any successor section thereto, the Compensation Committee may adjust, modify or amend the performance measure criteria, either in establishing any performance measure or in determining the extent to which any performance measure has been achieved. The Compensation Committee has the authority to make equitable adjustments in the criteria where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for items of gain, loss, or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated at the time an award was made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to remove the effect of charges for asbestos, (v) to account for restructurings, discontinued operations, and any other items deemed by the

Compensation Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time an award was made, and (vi) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing as determined in good faith by the Compensation Committee consistent with the principles set forth in section 162(m) of the Internal Revenue Code and the regulations thereunder. Such adjustments may be made with respect to the performance of any subsidiary, division, or operating unit, as applicable, shall be made in a consistent manner from year to year, and shall be made in accordance with the objectives of the LTIP and the requirements of Section 162(m) of the Internal Revenue Code.

Performance measures

The performance measures that the Compensation Committee may use under the LTIP, as amended, include but are not limited to those listed below. These metrics are considered “qualifying performance measures” for purposes of Section 162(m) and may be used individually, alternatively or in any combination, and are measured and applied as specified by the Compensation Committee. In addition, each performance measure may be considered on a pre-tax or after-tax basis, as specified by the Compensation Committee.

Revenue-related measures:

•	Total sales

•	Sales growth

•	Sales growth excluding acquisitions

•	Other specific revenue-based measures for particular products, product lines or product groups

Income-based measures:

•	Net income

•	Earnings per share

•	EPS before or after asbestos and/or other selected items

•	Net income before or after asbestos charges and/or other selected items

•	Pretax income before or after asbestos charges and/or other selected items

•	Consolidated operating income before or after asbestos charges and/or other selected items

•	Pretax consolidated operating income before or after asbestos charges and/or other selected items

•	Segment operating income before or after asbestos charges and/or other selected items

•	Pretax segment operating income before or after asbestos charges and/or other selected items

•	Earnings before interest and taxes (EBIT) before or after asbestos charges and/or other selected items

•	EBITDA before or after asbestos charges and/or other selected items

Cash flow-based measures:

•	Free cash flow before or after asbestos charges and/or other selected items

•	Pretax free cash flow before or after asbestos charges and/or other selected items

•	Asbestos-related cash outflow (or changes in asbestos-related cash outflow)

•	Pretax asbestos-related cash outflow (or pretax changes in asbestos-related cash outflow)

•	New asbestos commitments (or changes in new asbestos commitments)

Return-based measures:

•	Return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Pretax return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Total shareholder return

•	Share price increase

•	Total business return before or after asbestos charges and/or selected items

•	Economic value added or similar “after cost of capital” measures

•	Return on sales or margin rate, in total or for a particular product, product line or product group

•	Cash flow return on investment

Other measures:

•	Working capital (or any of its components or related metrics, e.g., DSO, DSI, DWC, working capital to sales ratio)

•	Working capital improvement

•	Market share

•	Measures of customer satisfaction (including survey results or other measures of satisfaction)

•	Safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures)

•	Measures of operating efficiency, e.g., productivity, cost of non-conformance or cost of quality, on-time delivery, efficiency ratio (controllable expenses divided by operating income or other efficiency metric)

•	Strategic objectives with specifically identified areas of emphasis, e.g., cost reduction, acquisition assimilation synergies, acquisitions, organization restructuring

Award calculation and payment

Soon after the end of each performance period, the Compensation Committee certifies our performance with respect to each performance measure used for that performance period. Following certification, we calculate and pay individual awards under the LTIP to each participant who is still employed with us on the last day of the performance period (subject to the special provisions below for employees who terminate employment due to death, disability or retirement). The amount of each participant’s award for each individual performance measure is calculated according to the following formula:

participant’s target award	×	percentage of target award to be paid based on performance measure results	×	relative weighting of performance measure	=	amount of award based on performance measure results

The incentive amounts to be paid to the participant based on each performance measure are added together to arrive at the participant’s total award payment under the LTIP for the performance period. The Compensation Committee has the authority to reduce the amount payable to a participant under this formula, but not to increase it.

Any payments to a participant under the LTIP will be made in cash (less any amount necessary to satisfy applicable withholding taxes), except that if any portion of the award is in the form of performance shares awarded under the Equity Plan, the applicable award agreement will specify whether that portion will be settled in cash, shares of our common stock or a combination of cash and stock. In addition, each participant may elect to defer all or part of any award under the terms of any applicable deferred compensation plan.

For information about awards under the LTIP for the performance period that began January 1, 2017, see “New plan benefits.”

Termination of employment

If a participant dies or becomes totally disabled under our long-term disability plan, or retires (or is deemed to retire) under our pension plan during a performance period, he or she will receive a pro rata award after the end of the performance period, based upon the time portion of the performance period during which he or she was employed. If the participant has become disabled or has retired, our financial performance for the entire performance period will be used to determine the amount of the award. If the participant has died, the award will be calculated using our financial performance for the portion of the performance period through the end of the fiscal quarter following his or her death.

The actual award payout for an employee who has died, retired or become disabled will not occur until after the end of the performance period.

If a participant’s employment terminates prior to the end of a performance period for any reason (whether voluntary or involuntary) other than death, disability or retirement, the participant will forfeit all rights to compensation under the LTIP unless the Compensation Committee determines otherwise.

Change in control

Unless the Compensation Committee requires additional events following a change in control to trigger the vesting of LTIP awards, within five days after any change in control that occurs prior to the end of a performance period, each participant will receive a pro rata payout of his or her award under the LTIP for that performance period based upon the time portion of the performance period completed through the date of the change in control and our financial performance calculated for that period. The participant will also remain entitled to a final payout upon completion of the performance period based on our (or any successor’s) performance results for the entire performance period, but that payout will be offset by the amount of the interim payment (if any). However, if the amount of the interim payout exceeds the amount of the payout upon completion of the performance period, no participant will be required to refund the excess to us, or to have it offset against any other payment due to the participant from or on behalf of us. The LTIP awards granted to employees in February 2016 provide that, if the resulting entity in the change in control assumes the awards, the awards will vest early in connection with a change in control only if within two years after the change in control the employee is terminated without “cause” or the employee resigns for “good reason,” as such terms are defined in the awards.

A change in control generally is deemed to have occurred if:

•	any person, entity or group becomes the beneficial owner of 20% or more of our common stock or combined voting power of our outstanding securities (subject to certain exceptions),

•	there has been a change in the majority of our directors that has not otherwise been approved by the directors,

•	a corporate reorganization occurs where the existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership, or

•	the company is liquidated or dissolved, or substantially all of its assets are sold (other than to a company more than 70% of the outstanding common stock and combined voting power of which is held by our shareholders in substantially the same proportions as their holdings of our securities prior to the sale).

Modification and termination of the plan

The board of directors may modify or terminate the LTIP at any time, except that no amendment or termination can reduce the amount otherwise payable to a participant under the LTIP as of the date of the amendment or termination. Moreover, effectiveness of the LTIP after any material amendment is subject to shareholder approval of the LTIP as amended.

Deductibility of awards under the plan

As described above, our shareholders must approve the LTIP in order for plan awards that we pay in the future using the new performance measures to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. We intend to comply with the other requirements of the performance-based compensation exclusion under Section 162(m) of the Internal Revenue Code, including requirements governing plan administration and shareholder approval of material amendments. We expect that compensation paid to executives under the LTIP will be deductible if our shareholders approve the LTIP.

Vote required

The LTIP will be approved if more votes are cast “For” approval than are cast “Against” it at the annual meeting. Abstentions and broker non-votes will not be cast “For” or “Against” approval of the LTIP.

The board of directors unanimously recommends that you vote “FOR” approval of our amended and restated Long-Term Incentive Plan.

New plan benefits

This table provides information about awards made in 2017 under the Annual Plan and the LTIP (including performance shares awarded under both the LTIP and our Amended and Restated 2002 Equity Compensation

Plan). For more information about these plans, see “Proposal 4 — Approval of amended and restated Senior Executive Annual Performance Plan” and “Proposal 5 — Approval of amended and restated Long-Term Incentive Plan.”

	Senior Executive Annual Performance Plan(1)		Long- Term Incentive Plan
Name and Principal Position	Dollar Value ($)	Number of Units	Dollar Value ($)(2)	Number of Units(3)
Stephen E. Macadam
President and Chief Executive Officer	918,750	—	900,000	13,253

J. Milton Childress II
Senior Vice President and Chief Financial Officer	—	—	162,400	2,391

Kenneth D. Walker
Former Senior Vice President and Chief Operating Officer	—	—	—	—

Marvin A. Riley
Division President, Fairbanks Morse	—	—	89,958	1,325

Robert S. McLean
Chief Administrative Officer, General Counsel and Secretary	—	—	105,683	1,556

Jon A. Cox
Former Chief Innovation and Information Officer	—	—	—	—

All current executive officers as a group	918,750	—	1,751,962	25,798

All current directors who are not executive officers, as a group	—	—	—	—

All employees, including current officers who are not executive officers, as a group	—	—	1,108,472	16,384

(1)	Amounts shown are target awards for meeting 100% of pre-established performance goals for the performance period of January 1, 2017 to December 31, 2017, and will be adjusted up or down based on our actual performance. See “Proposal 4 — Approval of amended and restated Senior Executive Annual Performance Plan” for more information regarding the annual performance period and award adjustment. Other executive officers participate in similar annual incentive plans. For a description of these plans, see “Compensation discussion and analysis — Compensation analysis — Annual performance incentive plan awards.”

(2)	Amounts shown are cash target awards under the LTIP for meeting 100% of pre-established performance goals over the performance period of January 1, 2017 to December 31, 2019, and will be adjusted up or down based on our actual performance. The amounts do not include any awards made as performance shares under the Equity Plan, which are shown in separate columns of this table. See “Proposal 5 — Approval of amended and restated Long-Term Incentive Plan” for more information regarding the long-term performance period and award adjustment.

(3)	Amounts shown are with respect the target number of shares of our common stock payable under performance shares awarded under the LTIP and our Amended and Restated 2002 Equity Compensation Plan for meeting 100% of pre-established performance goals over the performance period of January 1, 2017 to December 31, 2019. If earned, the performance shares vest on December 31, 2019. See “Proposal 5 — Approval of amended and restated Long-Term Incentive Plan” for more information regarding the LTIP and performance shares.

Proposal 6 — Ratification of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for 2017

(Item 6 on the proxy card)

On February 13, 2017, the Audit Committee reappointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. The board of directors agrees with this decision. If the shareholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms.

The board of directors unanimously recommends that you vote FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

Independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2017. We refer herein to PricewaterhouseCoopers as our “external auditors.” We understand that representatives of PricewaterhouseCoopers will be present at the annual meeting on April 26, 2017. They will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

An Audit Committee policy outlines procedures intended to ensure that it approves all audit and non-audit services prior to those services being provided to us by our external auditors. The policy requires the Audit Committee’s prior approval of a budget setting fees for all audit services to be performed during the upcoming fiscal year. It mandates the committee’s prior approval of amounts for separate non-audit and tax compliance, planning and advisory services for the year, as well as proposed services exceeding approved cost levels. The policy allows the Audit Committee to delegate approval authority to one or more of its members (except for certain internal control-related services). A copy of the approval policy is available on our website at

www.enproindustries.com; click on “For Investors,” then “Corporate Governance,” then “Committees” and then “Audit and Risk Management Committee Pre-Approval Policy.”

Before approving services proposed to be performed by the external auditors, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the external auditors may be best positioned to provide the most effective and efficient service. Factors considered include familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The Audit Committee considers these factors as a whole. No single factor is necessarily determinative. The Audit Committee approved all audit, audit-related and non-audit services that PricewaterhouseCoopers performed in 2016 and 2015 in accordance with our policy.

Fees paid to external auditors

The following table sets forth the total fees and expenses from PricewaterhouseCoopers for each of the past two years:

	2016	2015
Audit Fees	$2,204,500	$1,901,600
Audit-Related Fees(1)	10,600	10,600
Tax Fees(2)	—	18,375
All Other Fees(3)	2,000	2,000

Total Fees	$2,217,100	$1,932,575

(1)	Audit-Related Fees in 2016 and 2015 were incurred in connection with work performed in the review of compiled published financial information prepared to fulfill statutory audit requirements.

(2)	Tax fees in 2015 were incurred in connection with research of applicable tax regulation in foreign jurisdictions.

(3)	All Other Fees in 2016 and 2015 consisted of a license fee for use of an online financial reporting research library.

Other matters

The board knows of no other matters that may properly be presented at the annual shareholders’ meeting. If other matters do properly come before the meeting, we will ask the persons named in the proxy to vote according to their best judgment.

Shareholder proposals

Under our bylaws, any shareholder entitled to vote at our annual shareholders’ meeting may nominate a person for election to our board of directors or bring other business before the meeting if the shareholder provides written notice to, and such notice is received by, our corporate Secretary generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

We have not been timely notified of any additional business to be presented at this meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders may ask appropriate questions at the meeting without having to comply with the notice provisions.

Any shareholder who intends to present a proposal for consideration at our 2018 annual shareholders’ meeting must ensure that our Secretary receives the proposal between December 27, 2017 and January 26, 2018 (unless we move the meeting up by more than 30 days or delay it by more than 60 days from April 26, 2018). Each notice must include:

•	a brief description of each proposed matter of business and the reasons for conducting that business at the annual meeting;

•	the name and address of the shareholder proposing the matter, and of any other shareholders believed to be supporting the proposal;
•	the number of shares of each class of our common stock that these shareholders own; and

•	any material interest that these shareholders have in the proposal.

If the notice contains a nomination to the board of directors, it must also contain the following information:

•	the name and address of the person or persons to be nominated;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings to make the nomination between the shareholder and each nominee and any other person or persons (naming such person or persons);

•	all other information regarding each nominee that would be required to be included in a proxy statement if the board had nominated the nominee; and

•	the written consent of each nominee to serve as a director if elected.

In addition, we must receive any shareholder proposal intended to be included in our proxy statement for the 2018 annual shareholders’ meeting at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before November 23, 2017. Applicable rules of the SEC govern the submission of shareholder proposals and our consideration of them for inclusion in the proxy statement and form of proxy for the 2018 annual shareholders’ meeting.

We suggest that notice of all shareholder proposals be sent by certified mail, return receipt requested.

By Order of the Board of Directors

Robert S. McLean

Secretary

March 23, 2017

PLEASE VOTE YOUR SHARES BY TELEPHONE, INTERNET OR USING THE ENCLOSED PROXY CARD

ANNEX A

ENPRO INDUSTRIES, INC.

SENIOR EXECUTIVE ANNUAL PERFORMANCE PLAN

(2012 AMENDMENT AND RESTATEMENT)

PURPOSE

The EnPro Industries, Inc. Senior Executive Annual Performance Plan (the “Plan”) was established effective May 31, 2002 (the “Effective Date”) to provide opportunities to certain senior executives to receive incentive compensation as a reward for high levels of personal performance above the ordinary performance standards compensated by base salary, and for their contributions to the strong performance of the Company. The Plan, together with base compensation, is designed to provide above average total cash compensation when all relevant performance objectives are achieved and below average total cash compensation when such objectives are not achieved.

ELIGIBILITY

Participation in the Plan will be limited to those senior executives whose compensation may become subject to the non-deductibility provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any similar successor provision (the “Code”). Participants will be selected prior to or within 90 days of the beginning of each Plan Year by the Compensation and Human Resources Committee of the Company’s Board of Directors or a subcommittee of the committee consisting only of those members of that committee who are “outside” Directors as defined in regulations under the Code if any members of the committee are not “outside” Directors as so defined (the “Committee”).

INCENTIVE CATEGORIES

Each year the Committee will assign each Participant to an incentive category based on organizational level and potential impact on important Company or division results. The incentive categories define the target level of incentive opportunity, stated as a percentage of base salary as determined by the Committee, that will be available to the Participant if the Company’s target performance levels are met for the Plan Year (the “Target Incentive Amount”).

MAXIMUM AND THRESHOLD AWARDS

Each Participant will be assigned maximum and threshold award levels. Maximum award level represents the maximum amount of incentive award that may be paid to a Participant for a Plan Year. Threshold award level represents the level above which an incentive award will be paid to a Participant. Performance below the threshold level will earn no incentive payments. Each Participant’s maximum award level will be 200% of his or her Target Incentive Amount. Under no circumstances will any Participant be paid an award exceeding $2,500,000.

PERFORMANCE MEASURES

The Committee may use any quantitative or qualitative performance measure or measures that it determines to use to measure the level of performance of the Company or any individual participant during a Plan Year.

Performance measures that may be used under the Plan include, but are not limited to, the following, which shall be considered “qualifying performance measures” under Section 162(m) of the Code and which may be used individually, alternatively, or in any combination, applied to the Company as a whole or to a division or business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the award. Each performance measure may be determined on a pre-tax or after tax basis, as specified by the Committee at the time of the award:

Revenue-related measures:

•	Total sales

•	Sales growth

•	Sales growth excluding acquisitions

•	Other specific revenue-based measures for particular products, product lines or product groups

Income-based measures:

•	Net income

•	Earnings per share

•	EPS before or after asbestos and/or other selected items

•	Net income before or after asbestos charges and/or other selected items

•	Pretax income before or after asbestos charges and/or other selected items

•	Consolidated operating income before or after asbestos charges and/or other selected items

•	Pretax consolidated operating income before or after asbestos charges and/or other selected items

•	Segment operating income before or after asbestos charges and/or other selected items

•	Pretax segment operating income before or after asbestos charges and/or other selected items

•	Earnings before interest and taxes (EBIT) before or after asbestos charges and/or other selected items

•	EBITDA before or after asbestos charges and/or other selected items

Cash flow-based measures:

•	Free cash flow before or after asbestos charges and/or other selected items

•	Pretax free cash flow before or after asbestos charges and/or other selected items

•	Asbestos-related cash outflow (or changes in asbestos-related cash outflow)

•	Pretax asbestos-related cash outflow (or pretax changes in asbestos-related cash outflow)

•	New asbestos commitments (or changes in new asbestos commitments)

Return-based measures:

•	Return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Total shareholder return

•	Pretax return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Share price increase

•	Total business return before or after asbestos charges and/or selected items

•	Economic value added or similar “after cost of capital” measures

•	Return on sales or margin rate, in total or for a particular product, product line or product group

•	Cash flow return on investment

Other measures:

•	Working capital (or any of its components or related metrics, e.g., DSO, DSI, DWC, working capital to sales ratio)

•	Working capital improvement

•	Market share

•	Measures of customer satisfaction (including survey results or other measures of satisfaction)

•	Safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures)

•	Measures of operating efficiency, e.g., productivity, cost of non-conformance or cost of quality, on-time delivery, efficiency ratio (controllable expenses divided by operating income or other efficiency metric)

•	Strategic objectives with specifically identified areas of emphasis, e.g., cost reduction, acquisition assimilation synergies, acquisitions, organization restructuring

PARTIAL PLAN YEAR PARTICIPATION

Subject to the Change in Control provisions described below, incentive awards to Participants who terminate during the Plan Year for reasons of death, disability (under the Company’s Long-Term Disability Plan), or retirement (under the Company’s Salaried Retirement Plan) will be calculated as specified above and will be paid pro rata based on a fraction, the numerator of which is the number of full and partial months of the Plan Year during which the Participant was employed by the Company, and the denominator of which is the total number of months in the Plan Year. Subject to the Change in Control provisions described below, Participants who terminate during a Plan Year for reasons other than death, disability, or retirement will receive no incentive award payments for such Plan Year, unless the Committee determines otherwise.

PERFORMANCE GOALS

•	The Committee will designate, prior to or within 90 days of the beginning of each Plan Year:

•	The incentive category and percentage of base salary for each Participant to determine his or her Target Incentive Amount;

•	The performance measures and calculation methods to be used for the Plan Year;

•	A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants’ Target Incentive Amounts; and

•	The relative weightings of the performance measures for the Plan Year.

To the degree consistent with Section 162(m) of the Code, the Committee may adjust, modify or amend the above criteria, either in establishing any performance measure or in determining the extent to which any performance measure has been achieved. In particular, the Committee shall have the authority to make equitable adjustments in the criteria where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for items of gain, loss, or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated at the time an award was made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to remove the effect of charges for asbestos, (v) to account for restructurings, discontinued operations, and any other items deemed by the Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time an award was made, and (vi) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing as determined in good faith by the Committee consistent with the principles set forth in section 162(m) of the Code and the regulations thereunder. Such adjustments may be made with respect to the performance of any subsidiary, division, or operating unit, as applicable, shall be made in a consistent manner from year to year, and shall be made in accordance with the objectives of the Plan and the requirements of Section 162(m) of the Code.

PERFORMANCE CERTIFICATION

As soon as practicable following the end of each Plan Year, the Committee will certify the Company’s performance with respect to each performance measure used for that Plan Year.

AWARD CALCULATION AND PAYMENT

Individual incentive awards will be calculated and paid as soon as practicable following the Committee’s certification of performance for each Plan Year. The amount of a Participant’s incentive award to be paid based on each individual performance measure will be calculated based on the following formula (the “Formula”).

Participant’s total gross base salary	×	Participant’s incentive category percentage for achievement against performance measure	×	Percentage of target award to be paid	×	Relative weighting of performance measure	=	Amount of incentive award based on performance measure

The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant’s total incentive award payment for the Plan Year.

PAYMENT UPON CHANGE IN CONTROL

Anything to the contrary notwithstanding, within five days following the occurrence of a Change in Control, the Company shall pay to each Participant an interim lump-sum cash payment (the “Interim Payment”) with respect to his or her participation in the Plan. The amount of the Interim Payment shall equal the product of (x) the number of months in the Plan Year in which the Change in Control occurs, including fractional months, that elapsed before the occurrence of the Change in Control and (y) one-twelfth of the greater of (i) the amount most recently paid to each Participant for a full Plan Year under the Plan or (ii) the Target Incentive Amount for each Participant in effect prior to the Change in Control for the Plan Year in which the Change in Control occurs. The Interim Payment shall not reduce the obligation of the Company to make a final payment under the terms of the Plan, but any Interim Payment made shall be offset against any later payment required under the terms of the Plan for the Plan Year in which a Change in Control occurs. Notwithstanding the foregoing, in no event shall any Participant be required to refund to the Company, or have offset against any other payment due any Participant from or on behalf of the Company, all or any portion of the Interim Payment.

For purposes of the Plan, a Change in Control shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(ii) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or

(iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the

Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

PLAN YEAR

The Plan Year shall be the fiscal year of the Company.

PLAN ADMINISTRATION

The Plan will be administered by the Committee. In administering the Plan, the Committee shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee is empowered to set preestablished performance targets, measure the results and determine the amounts payable according to the Formula. While the Committee may not increase the amounts payable under the Formula, it retains discretionary authority to reduce the amount of compensation that would otherwise be payable to the Participants if the goals are attained. The Committee may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.

MISCELLANEOUS

(i) Amendment and Termination. The Board of Directors of the Company may amend, modify, or terminate the Plan at any time, provided that no amendment, modification or termination of the Plan shall reduce the amount payable to a Participant under the Plan as of the date of such amendment, modification or termination.

(ii) Shareholder Approval. No amounts shall be payable hereunder on or after the first annual shareholders meeting that occurs after the Effective Date unless the terms of the Plan are approved by the shareholders of the Company on or before such annual shareholders meeting consistent with the requirements of Section 162(m) of the Code. In accordance with Section 162(m)(4)(C)(ii) of the Code, the continued effectiveness of the Plan is subject to its approval by the shareholders of the Company at such other times as required by Section 162(m)(4)(C)(ii) of the Code.

(iii) Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.

ANNEX B

ENPRO INDUSTRIES, INC.

LONG-TERM INCENTIVE PLAN

(2016 AMENDMENT AND RESTATEMENT)

PURPOSE

The EnPro Industries, Inc. Long-Term Incentive Plan (the “Plan”) was established effective as of January 1, 2003 (the “Effective Date”) to provide long-term incentive compensation to key employees who are in a position to influence the performance of EnPro Industries, Inc. (the “Company”), and thereby enhance shareholder value over time. The Plan provides a significant additional financial opportunity and complements other parts of the Company’s total compensation program for key employees.

ELIGIBILITY AND PERFORMANCE PERIODS

The Committee (as defined in the “Plan Administration” section of the Plan) will determine which employees of the Company are eligible to participate in the Plan from time to time. Participants will be selected within 90 days after the beginning of each multi-year performance cycle (“Performance Period”). Each Performance Period will be of two or more years duration as determined by the Committee and will commence on January 1 of the first year of the Performance Period. A new Performance Period will commence each year unless the Committee determines otherwise.

TARGET AWARDS

At the time a Participant is selected for participation in the Plan for a Performance Period, the Committee will assign the Participant a Target LTIP Award to be earned if the Company’s target performance levels are met for the Performance Period (the “Target LTIP Award”). The Target LTIP Award may be expressed as a dollar amount, a number of Performance Shares under the Company’s Equity Compensation Plan, or a combination of a dollar amount and a number of Performance Shares. Any portion of the Target LTIP Award made in the form of Performance Shares will be evidenced by a Performance Shares award agreement consistent with the provisions of the Equity Compensation Plan.

MAXIMUM AND THRESHOLD AWARDS

At the time a Participant is selected for participation in the Plan for a Performance Period, the Participant will be assigned maximum and threshold award levels, expressed as a percentage of the Target LTIP Award. Maximum award level represents the maximum percentage of the Target LTIP Award that may be paid to a Participant for a Performance Period based on performance above target performance levels. Threshold award level represents the minimum percentage of the Target LTIP Award that may be paid to a Participant for a Performance Period based on performance below target performance levels. Performance below the threshold performance award level will earn no incentive payments.

Under no circumstances will any Participant earn an award for a Performance Period expressed in dollars exceeding $2,500,000. In addition, any award of Performance Shares hereunder shall be subject to the individual award limit applicable under the Equity Compensation Plan.

PERFORMANCE MEASURES

The Committee may use any quantitative or qualitative performance measure or measures that it determines to use to measure the level of performance of the Company or any individual participant during a Performance Period.

Performance measures that may be used under the Plan include, but are not limited to, the following, which shall be considered “qualifying performance measures” and which may be used individually, alternatively, or in any combination, applied to the Company as a whole or to a division or business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the award. Each performance measure may be determined on a pre-tax or after tax basis, as specified by the Committee at the time of the award:

Revenue-related measures:

•	Total sales

•	Sales growth

•	Sales growth excluding acquisitions

•	Other specific revenue-based measures for particular products, product lines or product groups

Income-based measures:

•	Net income

•	Earnings per share

•	EPS before or after asbestos and/or other selected items

•	Net income before or after asbestos charges and/or other selected items

•	Pretax income before or after asbestos charges and/or other selected items

•	Consolidated operating income before or after asbestos charges and/or other selected items

•	Pretax consolidated operating income before or after asbestos charges and/or other selected items

•	Segment operating income before or after asbestos charges and/or other selected items

•	Pretax segment operating income before or after asbestos charges and/or other selected items

•	Earnings before interest and taxes (EBIT) before or after asbestos charges and/or other selected items

•	EBITDA before or after asbestos charges and/or other selected items

Cash flow-based measures:

•	Free cash flow before or after asbestos charges and/or other selected items

•	Pretax free cash flow before or after asbestos charges and/or other selected items

•	Asbestos-related cash outflow (or changes in asbestos-related cash outflow)

•	Pretax asbestos-related cash outflow (or pretax changes in asbestos-related cash outflow)

•	New asbestos commitments (or changes in new asbestos commitments)

Return-based measures:

•	Return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Pretax return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Total shareholder return

•	Share price increase

•	Total business return before or after asbestos charges and/or selected items

•	Economic value added or similar “after cost of capital” measures

•	Return on sales or margin rate, in total or for a particular product, product line or product group

•	Cash flow return on investment

Other measures:

•	Working capital (or any of its components or related metrics, e.g. DSO, DSI, DWC, working capital to sales ratio)

•	Working capital improvement

•	Market share

•	Measures of customer satisfaction (including survey results or other measures of satisfaction)

•	Safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures)

•	Measures of operating efficiency, e.g. productivity, cost of non-conformance or cost of quality, on time delivery, efficiency ratio (controllable expenses divided by operating income or other efficiency metric)

•	Strategic objectives with specifically identified areas of emphasis, e.g. cost reduction, acquisition assimilation synergies, acquisitions, organization restructuring

PERFORMANCE GOALS

The Committee will designate, within 90 days of the beginning of each Performance Period:

•	The performance measures and calculation methods to be used for the Performance Period;

•	A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants’ Target LTIP Awards; and

•	The relative weightings of the performance measures for the Performance Period.

The performance goals established by the Committee for a Performance Period are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2). To the degree consistent with Section 162(m) of the Internal Revenue Code, or any successor section thereto (the “Code”), the Committee may adjust, modify or amend the above criteria, either in establishing any performance measure or in determining the extent to which any performance measure has been achieved. In particular, the Committee shall have the authority to make equitable adjustments in the criteria where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for items of gain, loss, or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated at the time an award was made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to remove the effect of charges for asbestos, (v) to account for restructurings, discontinued operations, and any other items deemed by the Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time an award was made, and (vi) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing as determined in good faith by the Committee consistent with the principles set forth in section 162(m) of the Code and the regulations thereunder. Such adjustments may be made with respect to the performance of any subsidiary, division, or operating unit, as applicable, shall be made in a consistent manner from year to year, and shall be made in accordance with the objectives of the Plan and the requirements of Section 162(m) of the Code.

PERFORMANCE CERTIFICATION

As soon as practicable following the end of each Performance Period and prior to any award payments for the Performance Period, the Committee will certify the Company’s performance with respect to each performance measure used for that Performance Period.

AWARD CALCULATION AND PAYMENT

For each Performance Period, individual incentive awards will be calculated and paid to each Participant who is still employed with the Company (subject to the special provisions below for employees who terminate employment due to death, disability or retirement) as soon as practicable following the Committee’s certification of performance for the Performance Period. The amount of a Participant’s incentive award to be paid based on each individual performance measure will be calculated based on the following formula:

Participant’s Target LTIP Award	×	Percentage of target award to be paid based on performance measure results	×	Relative weighting of performance measure	=	Amount of incentive award based on performance measure results

The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant’s total incentive award payment for the Performance Period.

Payments from the Plan to a Participant, if any, will be made in cash (less any amount necessary to satisfy applicable withholding taxes); provided, however, that (i) if any portion of the award is in the form of Performance Shares, the applicable Performance Shares award agreement will specify whether the award will be settled in cash, shares of the Company’s common stock or a combination of cash and stock; and (ii) at the Participant’s election, receipt of all or part of an award may be deferred under the terms of the EnPro Industries, Inc. Deferred Compensation Plan (or other deferred compensation plan of the Company).

TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT

If a Participant becomes totally disabled under the Company’s Long-Term Disability Plan, or retires (or is deemed to retire) during a Performance Period defined as either (i) attainment of age 65, or (ii) attainment of age 55 with at least five years of service with the Company and its subsidiaries (based on years of service determined under any applicable benefit plan of the Company in which the participant participates or such other means as determined by the Company), other than a termination due to the participant’s death, total disability under the Company’s Long-Term Disability Plan, or Cause (“Retirement”), the Participant will receive a pro rata payout at the end of the Performance Period, based upon the time portion of the Performance Period during which he or she was employed. The actual payout will not occur until after the end of the Performance Period, at which time the financial performance for the entire Performance Period will be used to determine the amount of the award prior to proration.

If a Participant dies during a Performance Period, the Participant will receive a pro rata payout based upon financial results calculated for the portion of the Performance Period through the end of the fiscal quarter following the Participant’s death.

OTHER TERMINATION OF EMPLOYMENT

If a Participant’s employment terminates prior to the end of a Performance Period for any reason (whether voluntary or involuntary) other than death, disability or retirement, the Participant will forfeit all rights to compensation under the Plan, unless the Committee determines otherwise.

NEW HIRES OR PROMOTIONS INTO ELIGIBLE POSITIONS

Participants will become eligible for participation in the Plan at their new position level beginning with the Performance Period which begins on the January 1 immediately following their hire or promotion date. No new performance awards or adjustments to awards for Performance Periods that commenced prior to a Participant’s hire or promotion date will be made.

PAYMENT UPON CHANGE IN CONTROL

Anything to the contrary notwithstanding,

(a) with respect to a Target LTIP Award awarded prior to December 2, 2015, if a Change in Control occurs prior to the end of a Performance Period, within five days following the occurrence of the Change in Control each Participant will receive a pro rata payout of the Participant’s award for that Performance Period based upon the portion of the Performance Period completed through the date of the Change in Control and the performance results calculated for that period (the “Interim LTIP Payment”). The Participant shall also remain entitled to a payout upon completion of the Performance Period based on performance results for the entire Performance Period, such payout to be offset by the amount of the Interim LTIP Payment (if any); provided, however, that the Participant will not be required to refund to the Company, or have offset against any other payment due to the Participant from or on behalf of the Company, in the event the amount of the Interim LTIP Payment exceeds the amount of the payout upon completion of the Performance Period; and

(b) with respect to any other Target LTIP Award under this Plan, in the event of a Change in Control, the Committee may make such provision with respect to awards under this Plan as it deems appropriate in its discretion, provided that no such provision may cause this Plan or any award hereunder to fail to meet the requirements of Internal Revenue Code § 409A(a)(2), (3) or (4) or to violate § 409A(b), to the extent applicable.

For purposes of the Plan, a “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(ii) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or

(iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

PLAN ADMINISTRATION

The Plan will be administered by the Compensation and Human Resources Committee of the Company’s Board of Directors (or a subcommittee of that committee consisting only of those members of that committee who are “outside directors” within the meaning of Section 162(m) of the Internal revenue Code if any members of the committee are not “outside directors”) (the “Committee”). In administering the Plan, the Committee shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee is empowered to set preestablished performance targets, measure the results and determine the amounts payable according to the Formula. While the Committee may not increase the amounts payable under the Plan formula for a Performance Period, it retains discretionary authority to reduce the amount of compensation that would otherwise be payable to the Participants if the goals are attained. The Committee may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.

MISCELLANEOUS

(i) Amendment and Termination. The Board of Directors of the Company may amend, modify, or terminate the Plan at any time, provided that no amendment, modification or termination of the Plan shall reduce the amount payable to a Participant under the Plan as of the date of such amendment, modification or termination.

(ii) Shareholder Approval. No amounts shall be payable hereunder unless the material terms of the Plan are first approved by the shareholders of the Company consistent with the requirements of Section 162(m) of the Internal Revenue Code. In accordance with

Section 162(m)(4)(C)(ii) of the Internal Revenue Code, the continued effectiveness of the Plan is subject to its approval by the shareholders of the Company at such other times as required by Section 162(m)(4)(C)(ii).

(iii) Coordination With Other Company Benefit Plans. Any income participants derive from Plan payouts will not be considered eligible earnings for Company or subsidiary pension plans, savings plans, profit sharing plans or any other benefit plans.

(iv) Participant’s Rights. A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. To the extent the Participant acquires a right to receive payments from the

Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and the Participant. Designation as a Participant in the Plan for a Performance Period shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent Performance Periods or to continued employment with the Company.

(v) Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.

2017 Annual Meeting Notice

and Proxy Statement

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees
01 Stephen E. Macadam 02 Thomas M. Botts 03 Felix M. Brueck 04 B. Bernard Burns, Jr. 05 Diane C. Creel
06 David L. Hauser 07 John Humphrey 08 Kees van der Graaf
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2	On an advisory basis, to approve the compensation to our named executive officers as disclosed in the proxy statement.					☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 year	2 years	3 years	Abstain
3	On an advisory basis, whether future advisory votes to approve executive compensation should be held every:				☐	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 4, 5 and 6.						For	Against	Abstain
4	To approve our amended and restated Senior Executive Annual Performance Plan.					☐	☐	☐
5	To approve our amended and restated Long-Term Incentive Plan.					☐	☐	☐
6	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 10-K Wrap, Notice & Proxy Statement is/are available at www.proxyvote.com

ENPRO INDUSTRIES, INC. Annual Meeting of Shareholders April 26, 2017 11:30 am This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen E. Macadam, J. Milton Childress II and Robert S. McLean, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of EnPro Industries, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held at The Sanctuary at Kiawah Island Golf Resort, One Sanctuary Beach Drive, Kiawah Island, SC 29455, on Wednesday, April 26, 2017, at 11:30 am or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The materials for the Annual Meeting can also be viewed at http://2017annualmeeting.enproindustries.com

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side